Exhibit 10.1
Execution Copy
MASTER SERVICES AGREEMENT
between
GRAPHIC PACKAGING INTERNATIONAL, INC.
and
PEROT SYSTEMS CORPORATION
November 29, 2007

GPI/Perot Systems Confidential

TABLE OF CONTENTS

ARTICLE I — CONTRACTING PARTIES, TERM AND EXTENSION		1

1.1	Contracting Parties	1
1.2	Term	2
1.3	Extension	2

ARTICLE II — DESIGNATED SERVICES		2

2.1	Designated Services	2
2.2	Statement of Work; In-Flight Projects	3
2.3	Responsibilities	3
2.4	Transition	4
2.5	Critical Milestones and Milestone Credits	4
2.6	New Services	5
2.7	Projects	6
2.8	Third Party Services	6
2.9	Financial Commitments/Alternative Sourcing	7
2.10	Service Levels	7
2.11	Inherent Services	8
2.12	Evolution of Designated Services	8
2.13	Reports	8

ARTICLE III — RELATIONSHIP MANAGEMENT; GOVERNANCE		8

3.1	Account Managers	8
3.2	Account Governance	9
3.3	Procedures Manual	9
3.4	Satisfaction Surveys	9
3.5	Change Control Procedures	10

ARTICLE IV — CHARGES AND INVOICING		11

4.1	Charges	11
4.2	Invoicing and Payment	11
4.3	Disputed Invoices	12
4.4	Expenses	13
4.5	Rights of Set-Off	13
4.6	Unpaid Amounts	13
4.7	Refunds and Credits	13
4.8	Payment For Re-Runs	14

ARTICLE V — ADJUSTMENTS TO CHARGES		14

5.1	Benchmarking	14
5.2	Charges Renegotiation	15

ARTICLE VI — TAXES		17

6.1	Allocation of Responsibility	17
6.2	Exemptions	17
6.3	Property and Ad Valorem Taxes	17
6.4	Withholding Taxes	17
6.5	Assessments	18
6.6	Refunds and Rebates	18
6.7	Cooperation	18

ARTICLE VII — RESERVED		19

ARTICLE VIII — TECHNOLOGY		19

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8.1	Planning	19
8.2	Assets and Financial Responsibilities	20
8.3	Equipment Refresh	20
8.4	Software Currency	20
8.5	Procurement and Maintenance	21
8.6	Third Party Software	21
8.7	Intellectual Property	21
8.8	GPI Equipment and Software	24

ARTICLE IX — MANAGEMENT OF RESOURCES		24

9.1	Transition of Personnel	24
9.2	Personnel Resources	24
9.2	Subcontracting	26

ARTICLE X — FACILITIES, CONSENTS, REGULATORY REQUIREMENTS		28

10.1	Access to Facilities and Related Services	28
10.2	Location Changes	29
10.3	Assistance, Consents and Governmental Approvals	29
10.4	Export Controls	30
10.5	Regulatory Compliance	30
10.6	Privacy Policy	31
10.7	Security Requirements	31
10.8	Required Changes to Designated Services	31

ARTICLE XI — DIVESTITURES, MERGERS AND ACQUISITIONS		32

11.1	Effect of Divestitures, Mergers and Acquisitions	32

ARTICLE XII — BUSINESS CONTINGENCIES		35

12.1	Disaster Recovery	35
12.2	Disaster Recovery Plan Testing	35
12.3	Effects of Disasters	35
12.2	Force Majeure	36
12.5	Other Business Contingencies	37

ARTICLE XIII — DATA AND CONFIDENTIALITY		37

13.1	Data	37
13.2	Confidentiality	38
13.3	Irreparable Harm	40

ARTICLE XIV — AUDIT RIGHTS		41

14.1	Operational Audits	41
14.2	Regulatory Audits	41
14.3	Operational Audit Results	41
14.4	Financial Audits	41
14.5	Perot Systems Records	42
14.6	Access to Third Parties	42
14.7	Cooperation and Assistance	42
14.8	No Unreasonable Disruption	42
14.9	SAS 70 Reviews	42

ARTICLE XV — TERMINATION		43

15.1	Termination for Convenience	43
15.3	Termination for Change in Control of Perot Systems	43
15.4	Termination for Cause	44
15.5	Perot Systems Right to Terminate	44
15.6	Service Level Termination Event	45

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15.7	Termination for Force Majeure Event	45
15.8	Termination for Disaster	45
15.9	Termination for Insolvency	46
15.10	Termination for Transition Failure	46
15.11	Effect of Termination	46
15.12	Termination Assistance	47

ARTICLE XVI — REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS		50

16.1	Representations, Warranties and Additional Covenants of Perot Systems	50
16.2	Representations, Warranties and Additional Covenants of GPI	52

ARTICLE XVII — INDEMNITIES		53

17.1	Indemnification by Perot Systems	53
17.2	Indemnification by GPI	55
17.3	Indemnification Procedures	57

ARTICLE XVIII — LIABILITY		58

18.1	Limitation on Consequential Damages	58
18.2	Limitation on Direct Damages	58
18.3	Cumulative Remedies	59
18.4	Mitigation of Damages	59
18.5	Acknowledgment	59

ARTICLE XIX — INSURANCE		60

19.1	Insurance	60

ARTICLE XX — DISPUTES		60

20.1	Disputes In General	60
20.2	Continued Performance	60
20.3	Parties’ Agreement	60

ARTICLE XXI — MISCELLANEOUS		60

21.1	Right to Engage in Other Activities	60
21.2	Independent Parties	60
21.3	Entire Agreement; Survival	60
21.4	Amendments; Waiver	61
21.5	Binding Nature; Assignment	61
21.6	Third Party Beneficiaries	61
21.7	Approvals and Similar Actions	61
21.8	Notices	62
21.10	Press Releases	63
21.11	Construction Rules	63
21.12	Further Assurances	63
21.13	Governing Law; Venue; Jurisdiction	63

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MASTER SERVICES AGREEMENT
     THIS MASTER SERVICES AGREEMENT, consisting of the terms and conditions set forth below and the attached schedules (this “Agreement”) is made and entered into as of November 29, 2007 (the “Effective Date”), by and between Graphic Packaging International, Inc., a corporation formed in accordance with the laws of Delaware (“GPI”), and Perot Systems Corporation, a corporation formed in accordance with the laws of Delaware (“Perot Systems”).
BACKGROUND
     GPI desires that a third party experienced and expert in performing and managing information technology and related services and functions perform for GPI certain such services and functions currently performed by GPI for itself. GPI believes that by engaging such a qualified third party to perform such services and functions, GPI can achieve certain economic efficiencies, performance improvements and operational advantages. Perot Systems offers the types of services and functions required by GPI, and Perot Systems desires to provide such services to GPI. This Agreement documents the terms and conditions pursuant to which GPI will purchase, and Perot Systems will provide, such services and functions.
     For ease of reference, capitalized terms used in this Agreement are defined, and Rules of Interpretation are set forth, in Schedule A hereto.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GPI and Perot Systems agree as follows:
AGREEMENT
ARTICLE I — CONTRACTING PARTIES, TERM AND EXTENSION
1.1	Contracting Parties.
(a)	In addition to receiving Designated Services under this Agreement, GPI will act as purchasing agent on behalf of and will be responsible for all obligations of the Affiliates of GPI receiving services under the terms of this Agreement (the “Service Recipients”). The Service Recipients as of the Effective Date are set forth in Schedule 1.1(a). GPI may unilaterally amend Schedule 1.1(a) from time to time to add additional Service Recipients, provided that such entities are Affiliates of GPI. The Parties will agree upon any Changes required to the Designated Services as a result of, and any one-time charges associated with, the addition of a Service Recipient in accordance with the Change Control Procedures. The Parties may elect, in the case of the addition of Service Recipients located outside of the United States, to enter into local country agreements pursuant to which such Service Recipients would receive Designated Services and in which the allocation of responsibility for taxes shall be negotiated separately and shall not be governed by Article VI of this Agreement. Unless otherwise agreed by the Parties, the volume of Designated Services for additional Service Recipients will be included in the calculation of overall volumes for Designated Services for purposes of calculating Charges, renegotiation triggers and other relevant aspects of this Agreement.

(b)	GPI will have a written agreement with each of the Service Recipients prior to Perot Systems’ provision of Designated Services to such Service Recipients that provides, for the benefit of Perot Systems, that the Service Recipients will not make any claim or be a party to any action or lawsuit, directly or indirectly, against Perot Systems or its

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Affiliates or their employees, officers, or directors arising under this Agreement. GPI is fully responsible for the performance of GPI’s obligations under this Agreement with respect to the Designated Services provided to such Service Recipients. Subject to Section 11.1(f) (Effect of Divestitures, Mergers and Acquisitions), in the event a Service Recipient makes a claim or brings an action against Perot Systems, GPI will cause such Service Recipient to end the claim or action, or GPI will bring the claim or action in GPI’s name.
1.2	Term. The term of this Agreement (the “Term”) will begin on the Effective Date and, unless terminated earlier pursuant to Article XV (Termination) or extended pursuant to Section 1.3 (Extension), will continue until 11:59 p.m. Atlanta, Georgia time on the day preceding the fifth (5th) anniversary of the Commencement Date (the “Term Expiration Date”).

1.3	Extension.
(a)	Upon request by GPI made no less than eighteen (18) months prior to the Term Expiration Date, Perot Systems will promptly prepare and deliver to GPI, within thirty (30) days after receipt of GPI’s request, a proposal for the extension of the Term (the “Renewal Proposal”). The Renewal Proposal will provide GPI with sufficient detail to allow GPI to make an informed decision as to whether to extend the Term. GPI will provide Perot Systems Notice at least six (6) months prior to the Term Expiration Date as to whether GPI desires to negotiate to extend the Term. If GPI indicates in such Notice that it desires to extend the Term, the Parties will negotiate the terms and conditions applicable to, and the duration of, such extension. Subject to Section 1.3(b), if the Parties are unable to agree upon the applicable terms and conditions with respect to such extension by the date three (3) months prior to the Term Expiration Date or any agreed upon extension thereof, this Agreement will expire on the Term Expiration Date (subject to Section 21.3 (Entire Agreement; Survival)).

(b)	Notwithstanding Section 1.3(a), GPI shall have two (2) options to extend the Term for a period of up to twelve (12) months each (each such twelve (12) month period, an “Option Period”), resulting in aggregate Option Periods of up to twenty-four (24) months. If GPI elects to exercise its right to extend the Term for the Option Periods, it will do so by providing Perot Systems with Notice of such election no less than ninety (90) days prior to the original Term Expiration Date (in the case of GPI’s exercise of its right to extend the Term for the first Option Period), and no less than ninety (90) days prior to the expiration of the first Option Period (in the case of GPI’s exercise of its right to extend the Term for the second Option Period). Each such extension shall be at the Charges and terms and conditions in effect (i) as of the Term Expiration Date, in the case of the first Option Period; and (ii) as of the expiration of the first Option Period, in the case of the second Option Period.
ARTICLE II — DESIGNATED SERVICES
2.1	Designated Services. Perot Systems shall be responsible for delivery of the following services (the “Designated Services”) on the Commencement Date, as such services are segregated into the towers of service (“Service Towers”) set forth in Schedule 2.1.1: (1) those functions described in the Statement of Work; (2) all continuous (i.e., daily) and non-continuous (i.e., periodic) information technology related activities (including project related tasks for Included Projects) that are similar to the tasks described as Perot Systems Responsibilities in the Statement of Work and that were performed by GPI’s IT personnel who are listed in Schedule 2.1.2 during the twelve (12) month period prior to and including the Commencement Date; (3) any New Services added to the Designated Services pursuant to Section 2.6(a) (New Services); and (4)

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Projects (other than New Scope Projects) described in, and added pursuant to the terms of, this Agreement. The Parties acknowledge and agree that GPI shall retain authority over strategic direction for the Designated Services and the right to determine, alter and define GPI’s Responsibilities in connection therewith, subject to the Change Control Procedures in cases where changes in GPI’s strategic direction require Changes to the Designated Services or resources from Perot Systems not already involved in the performance of the Designated Services to accommodate such modifications to GPI’s strategic direction.
2.2	Statement of Work; In-Flight Projects.
(a)	Perot Systems will provide the Designated Services in accordance with the Statement of Work (the “Statement of Work”), as set forth in Schedule 2.2(a) hereto. The Statement of Work describes each Party’s Responsibilities with respect to the Designated Services, the functions being performed, and other terms specific to the applicable Designated Services.

(b)	As part of the Designated Services, Perot Systems will complete all activities related to the IT infrastructure-related Projects that are underway at the Commencement Date and listed in Schedule 2.7 (the “In-Flight Projects”) to the extent that the responsibility for such projects was assigned to the Designated Employees immediately before the Commencement Date, as set forth in Schedule 2.7. All Charges for the In-Flight Projects are included within the Base Fees.
2.3	Responsibilities. Perot Systems and GPI will perform their respective duties, obligations and responsibilities as set forth in this Agreement and the Statement of Work (“Responsibilities”). Perot Systems’ obligation to perform its Responsibilities will be excused where Perot Systems’ performance of its Responsibilities was adversely affected by a Perot Systems Excuse and Perot Systems demonstrates that (a) such Perot Systems Excuse was the primary cause of Perot Systems’ inability to perform and (b) Perot Systems could not have continued performance by using commercially reasonable methods, activities and procedures (collectively, “Workarounds”). In the event of (a) and (b), Perot Systems will be excused from performance only to the extent that, and for so long as, the cause giving rise to the Perot Systems Excuse prevents, delays, or impairs Perot Systems’ performance, and provided that Perot Systems takes reasonable steps to mitigate the effects of such cause(s). To the extent possible, GPI will notify in writing the Perot Systems Client Executive and if relevant Perot Systems’ manager of the Service Tower of circumstances of which GPI is aware that will prevent GPI from performing its Responsibilities and that will require Perot Systems to implement a Workaround. Regardless of whether GPI is able to provide such advance notice, to the extent Perot Systems is aware of circumstances which would require it to implement a Workaround, Perot Systems will proactively develop and implement the necessary Workarounds. Where a Workaround is necessitated from a Perot Systems Excuse, GPI will reimburse Perot Systems for its reasonable costs incurred in performing the Workarounds, provided that (a) such costs are in excess of the costs Perot Systems would incur in performing its Responsibilities absent the occurrence of the event giving rise to the Perot Systems Excuse, (b) Perot Systems is able to demonstrate the nature and amount of such costs to GPI, and (c) the labor component of such assistance is charged to GPI at rates no higher than the applicable rates (if any) set forth in the Charges Schedule. In the case where GPI is financially responsible for the cost of a Workaround: (x) except in the case of an emergency, to the extent Perot Systems must acquire additional Equipment necessary to perform a Workaround, Perot Systems must obtain GPI’s prior written Consent; (y) Perot Systems will use commercially reasonable efforts to minimize the costs of a Workaround, including attempting to absorb the excess cost related to the Workaround with the use of resources then allocated to GPI; and (z) Perot Systems acknowledges that it will not charge GPI additional fees for resources then assigned to the GPI account who are engaged in creating and implementing a Workaround. If

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Perot Systems performs a Workaround in accordance with this Section 2.3, Perot Systems shall be relieved from failures to perform its related obligations under this Agreement resulting from failures caused by the Workaround if Perot Systems notified GPI of the potential of the occurrence of such failures (if Perot Systems knew, or should reasonably have known of such potential), and GPI nonetheless approved the implementation of the Workaround.

2.4	Transition. The transition of the Designated Services to Perot Systems (including all activities associated therewith) includes two (2) phases: (a) Perot Systems’ activities associated with assuming the Designated Services in their present mode of operations (such activities, the “Current State Transition”); and (b) Perot Systems’ activities associated with its future mode of operations for the GPI account, which includes the move of the data center from GPI’s Marietta, GA location to Perot Systems’ Plano, Texas, location (such activities, the “Future State Transition”; and together with the Current State Transition, the “Transition”). Schedule 2.4 sets forth the transition plan, including each of the Parties’ respective Responsibilities, for the Current State Transition (the “Transition Plan”). Schedule 2.4 also sets forth the high level plan for the completion of the Future State Transition. Within forty-five (45) days following the Commencement Date, Perot Systems will deliver to GPI a plan (the “Future State Transition Plan”) that will detail the Parties’ respective activities associated with the Future State Transition. GPI will provide Perot Systems comments to the Future State Transition Plan as soon as reasonably practicable, and the Parties will negotiate, in good faith, the terms of the final Future State Transition Plan.

2.5	Critical Milestones and Milestone Credits. The Parties have designated in Schedule 2.5 those milestones (the “Critical Milestones”) that are critical to the success of the Transition. Schedule 2.5 also sets forth the dates for completing the Critical Milestones and the criteria for achieving such Critical Milestones. GPI will be entitled to receive a credit (a “Milestone Credit”) for each failure (other than as a result of a Perot Systems Excuse) of Perot Systems to achieve a Critical Milestone as described in Schedule 2.5. The aggregate of all Milestone Credits will not exceed twelve percent (12%) (the “Transition At-Risk Amount”) of the total of Transition Services Fees set forth in the Charges Schedule (the “Estimated Transition Fees”). The Transition At-Risk Amount will be allocated among each of the Critical Milestones, as set forth in Schedule 2.5. Perot Systems’ payment of a Milestone Credit will not release Perot Systems from its obligation to meet future Critical Milestones; provided, however that the Parties may agree to modify the dates for meeting future Critical Milestones if affected by the missed Critical Milestone; provided further that if after the Parties have agreed upon a revised date for Perot Systems to achieve the failed Critical Milestone (other than as a result of a Perot Systems Excuse), Perot Systems subsequently fails to meet such Critical Milestone on the revised date, GPI will receive another Milestone Credit for the subsequent failure. The payment of Milestone Credits in accordance with this Section 2.5 shall be Perot Systems’ exclusive liability for any failure to achieve a Critical Milestone; provided, however that GPI may terminate this Agreement in accordance with Section 15.10 (Termination for Transition Failure), and subject to the limitations on liability and the exclusions therefrom set forth in Article XVIII (Liability), Perot Systems shall pay to GPI GPI’s actual damages related to Perot Systems’ failure to meet a Critical Milestone up to the amount of the Estimated Transition Fees. The amount of the actual damages to be paid to GPI related to the failure shall be offset by any Milestone Credit that GPI received for the failure. Except as expressly contemplated, nothing in this Section 2.5 will restrict GPI from seeking to enforce any rights or remedies at law or in equity it may have against Perot Systems or seeking and receiving the maximum amount of damages in accordance with Article XVIII (Liability). If a delay in completing the Transition occurs because of a Perot Systems Excuse other than a Force Majeure Event, Perot Systems shall be entitled to additional costs and expenses it incurs that reasonably result from the delay, provided that (a) such costs are in excess of the costs Perot Systems would have incurred absent the delay, (b) Perot Systems is able to demonstrate the nature and amount of such costs to GPI, and (c) the labor component of such

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assistance is charged to GPI at rates no higher than the applicable rates (if any) set forth in the Charges Schedule.
2.6	New Services.
(a)	The Parties may agree that Perot Systems will provide to GPI, as requested by GPI in writing from time to time, services that (1) unless otherwise agreed, will be subject to all terms and conditions of this Agreement and (2) fall outside of the then-current scope of the Designated Services (the “New Services”). New Services can either be (a) activities that are performed on a continuous basis for the remainder of the Term; or (b) activities that are performed for a period of time that is less than the duration of the Term (the “New Scope Projects”). The written agreement of the Parties that Perot Systems will provide a New Service will be made through the Change Control Procedures and will be documented (i) in the form of an amendment to an existing Statement of Work or the addition of a new Statement of Work, if such New Services are not a New Scope Project, and (ii) through a Project Plan, if such New Services are a New Scope Project. To determine whether a service is a New Service, the Parties will first review the Statement of Work for guidance as to whether the requested service is included within (or inherent in) the Responsibilities assigned to Perot Systems in the Statement of Work such that it will qualify as a Designated Service. If review of the Statement of Work does not provide sufficient guidance, the Parties will determine whether a charging mechanism exists in the Charges Schedule that would reasonably be associated with (or closely approximates a reasonable charging mechanism for) such Service. If the Statement of Work or applicable charging mechanism indicates (whether expressly or by means of a close approximation) that such service is included within the Designated Service, Perot Systems will perform such service in accordance with its existing obligation to perform the Designated Services for the Charges associated with that Designated Service, and, the Parties will normalize the existing charging mechanism such that it would ideally apply to such service. If the service does not qualify as a Designated Service in accordance with such criteria, then that service will be deemed a New Service.

(b)	Upon Perot Systems’ receipt of a request from GPI that Perot Systems provide additional services and a determination on behalf of GPI that such additional services constitute a New Service, Perot Systems will within five (5) Business Days provide GPI with an initial response indicating whether Perot Systems will provide a proposal to perform the New Services. If Perot Systems elects to provide a proposal to perform the New Services, Perot Systems will within thirty (30) Business Days (or such shorter period as required by a Service Level) prepare, at no additional charge beyond the Base Fees, a written proposal that will include the following information, to the extent relevant:
(i)	a written description of the work that Perot Systems anticipates performing in connection with such New Service;

(ii)	a schedule for commencing and implementing such New Service;

(iii)	a project plan for implementing such New Service;

(iv)	Perot Systems’ proposed charges for such New Service, including a detailed breakdown of any such charges;

(v)	proposed service levels applicable to such New Service;

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(vi)	an estimate of the human resources necessary to provide the New Service;

(vii)	a description of any new software, tools or Equipment to be provided by Perot Systems in connection with such New Service;

(viii)	a description of the software, tools and Equipment and run-time requirements necessary to develop and operate any new software;

(ix)	a list of any existing software, tools or Equipment included in or to be used in connection with such New Service;

(x)	acceptance test criteria and procedures for any new software, tools or any products, packages or services to be used in connection with such New Service;

(xi)	the name and title of the Perot Systems employee who would serve as project manager in connection with the implementation of the New Service or the management of a New Scope Project;

(xii)	a list of all jurisdictions (with a level of specificity as requested by GPI) from which such New Service will be provided if such New Service will be performed other than at a Service Location; and

(xiii)	any other information reasonably requested by GPI.
(c)	Perot Systems will not begin performing any New Service until (i) the Parties have agreed upon the terms and conditions of the New Service pursuant to the Operational Change Control Procedures, (ii) the relevant documentation pertaining to the New Service has been completed in accordance with the Contract Charge Control Procedures, and (iii) GPI has provided Perot Systems with written authorization to perform the New Service.
2.7	Projects. Except with respect to Projects qualifying as Included Projects, In-flight Projects, or as otherwise expressly agreed by the Parties in a Project Plan, all Projects agreed to by the Parties after the Effective Date will be charged to GPI on a time and materials basis, subject to the labor rates set forth in the Charges Schedule. All work that Perot Systems will perform as a Project (other than Included Projects) will be agreed to and documented by the Parties in a written project plan (a “Project Plan”) in accordance with the guidelines set forth in Schedule 2.7. Included Projects will be performed by Perot Systems at no additional Charge to GPI for Perot Systems’ labor. Unless otherwise agreed in the Project Plan, Projects will be terminable at any time by GPI without obligation to pay any Termination Fees or similar charges or fees except that GPI will be responsible for payment of fees for work performed on the Project through the date of termination of the Project and out-of-pocket costs or investments made by providers associated with the performance of such Projects. Perot Systems’ performance of an Included Project shall be subject to agreement of the Parties in accordance with the guidelines set forth in Schedule 2.7.
2.8	Third Party Services.
(a)	Cooperation by Perot Systems. If GPI contracts with a Third Party to perform any services that in any way impact or are impacted by the Designated Services, Perot Systems will cooperate with GPI and any such Third Party, to the extent reasonably requested by GPI. Such cooperation will include: (i) providing reasonable physical and electronic access to facilities and technical documentation related to the Designated

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Services; (ii) providing such information regarding the operating environment, system constraints and other operating parameters as is reasonably necessary for the work product of the Third Party to be compatible with the Designated Services; (iii) performing integration services with respect to integrating any Third Party Software or hardware into the operating environment supporting the Designated Services; and (iv) such other cooperation as may be reasonably requested by GPI. GPI acknowledges that Perot Systems may require the Third Party to enter into a commercially reasonable confidentiality agreement prior to Perot Systems sharing any Perot Systems Confidential Information with such Party. GPI further acknowledges that any such cooperation may qualify as a Project, including an Included Project.

(b)	Managed Agreements. GPI hereby appoints Perot Systems as the agent of GPI, and Perot Systems accepts such appointment as a part of the Designated Services, for the limited purposes of administering, managing, supporting, operating, billing and ordering under certain Third Party agreements (the “Managed Agreements”) in furtherance of the Designated Services. Schedule 2.8(b) identifies each of the Managed Agreements. Perot Systems will perform its obligations and responsibilities as an agent under the Managed Agreements subject to the provisions of this Agreement. As part of its monthly reporting obligations, Perot Systems will provide to GPI all material information and documentation related to its activities as GPI’s agent with respect to the Managed Agreements. GPI may terminate or provide additional restrictions on Perot Systems’ agency appointment with respect to the Managed Agreements at any time in GPI’s discretion, provided that any Changes to the Designated Services necessitated by such termination or restrictions will be made in accordance with the Change Control Procedures. The Parties may, by mutual agreement, add any Third Party agreements to the list of Managed Agreements.
2.9	Financial Commitments/Alternative Sourcing.
(a)	GPI will not be obligated to pay Perot Systems any minimum Charges or other payment (subject to the Charges Schedule) in the event of reductions in GPI’s usage of the Designated Services, including, without limitation any volume reductions caused by Outsourcing, Insourcing or the divesting, by GPI, of any entity in accordance with Article XI (Divestitures, Mergers and Acquisitions).

(b)	GPI may during the Term retain Third Parties, without penalty, to perform any service, function, responsibility or task that is within the scope of the Designated Services (“Outsource”) or would constitute New Services, or to perform any such services, functions, responsibilities or tasks internally (“Insource”). GPI’s election to Outsource or Insource will not affect GPI’s right to receive Reduced Resource Credits pursuant to the Charges Schedule. If GPI Insources or Outsources Designated Services, then GPI will receive any applicable Reduced Resource Credits associated with its continued usage, and to the extent that GPI’s reduced usage triggers a renegotiation right in accordance with Section 5.2 (Charges Renegotiation), the Parties will renegotiate the Base Fees, ARCs, RRCs and Termination Fees associated with such Service Tower. Perot Systems will assist a Third Party provider in providing Outsourced services to GPI in accordance with Section 2.8 (Third Party Services). Any Changes required to be made with respect to the remaining Designated Services as a result of the Insourcing or Outsourcing of Designated Services by GPI will be subject to the Change Control Procedures.
2.10	Service Levels. Beginning on the Commencement Date Perot Systems’ performance of the Designated Services will meet or exceed the Service Levels as set forth in the service level

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agreement attached hereto as Schedule 2.10 (the “Service Level Agreement”). Subject to the terms and conditions of the Service Level Agreement, Perot Systems’ failure to perform Service Levels can result in GPI receiving credits against Charges in the form of Service Level Credits, all in accordance with the terms of the Service Level Agreement.
2.11	Inherent Services. If any services, functions or responsibilities not specifically described in this Agreement or the Statement of Work are required for the proper performance and provision of the Designated Services, or are an inherent part of or necessary sub-task included within the Designated Services (collectively, “Inherent Services”), they will be deemed to be implied by and included within the scope of the Designated Services to the same extent and in the same manner as if specifically described in the Statement of Work. Unless otherwise expressly provided in this Agreement, Perot Systems will furnish all necessary management, supervision, labor, facilities, furniture, equipment, supplies and materials necessary to provide the Designated Services.

2.12	Evolution of Designated Services. Perot Systems will cause the Designated Services to evolve and to be modified, enhanced, supplemented and replaced as necessary for the Designated Services to keep pace with technological advances and advances in methods of delivering services similar to the Designated Services. Adjustments in the Designated Services in accordance with this Section 2.12 will be deemed to be included within the scope of the Designated Services to the same extent and in the same manner as if expressly described in the Statement of Work.

2.13	Reports. The reports that Perot Systems will provide to GPI that detail Perot Systems’ compliance with this Agreement are listed in Schedule 2.13. GPI may request, and Perot Systems will provide, additional reports that are necessary in GPI’s reasonable discretion for GPI to assess either Perot Systems’ performance of the Designated Services or GPI’s internal operations related to the Designated Services. Reports and other documentation must be available in both hardcopy and electronic format. Unless otherwise agreed by GPI, meetings at which reports will be discussed will be scheduled so that GPI has at least five (5) Business Days prior to the meeting to review the reports. With regard to reports documenting Perot Systems’ performance, Perot Systems will explain any deviations from the Service Levels and other performance requirements and include a plan for corrective action where appropriate. In addition, Perot Systems will provide GPI with such documentation and other information as may be reasonably requested by GPI from time to time in order to verify that Perot Systems’ performance of the Designated Services is in compliance with this Agreement.
ARTICLE III — RELATIONSHIP MANAGEMENT; GOVERNANCE
3.1	Account Managers.
(a)	During the Term, Perot Systems will maintain an account manager who will be dedicated to GPI’s account (the “Perot Systems Client Executive”). The Perot Systems Client Executive will be deemed a “Key Person” under Section 9.2(a)(i) (Key Personnel and Critical Personnel). The Perot Systems Client Executive (i) will be the primary contact for GPI in dealing with Perot Systems under this Agreement, (ii) will have overall responsibility for managing and coordinating the delivery of the Designated Services, (iii) will meet regularly with the GPI Representative, and (iv) will have the power and authority to make decisions with respect to actions to be taken by Perot Systems in the ordinary course of day-to-day management of GPI’s account in accordance with this Agreement. The Perot Systems Client Executive may designate in writing additional employees of Perot Systems to be points of contact for GPI with respect to particular matters relating to this Agreement, and for purposes of performing

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activities relating to the Designated Services, GPI personnel may rely upon information provided by the Perot Systems Client Executive and, as to the particular matters, any of his or her designees.

(b)	During the Term, GPI will designate an individual who will serve as GPI’s primary contact for Perot Systems in dealing with GPI under this Agreement (the “GPI Representative”) and who will have the power and authority to make decisions with respect to GPI’s day-to-day management of the provision of the Designated Services under this Agreement. The GPI Representative may designate in writing additional GPI employees to be points of contact for Perot Systems with respect to particular matters relating to this Agreement, and Perot Systems may rely upon the direction given by such persons as it relates to those matters.
3.2	Account Governance. GPI’s account will be governed in accordance with Schedule 3.2.

3.3	Procedures Manual. In accordance with the Transition Plan, the Parties will create the policies and procedures applicable to the provision of the Designated Services (the “Procedures Manual”). An outline of the contents of the Procedures Manual that will be used by the Parties as a guideline for creating the Procedures Manual is set forth on Schedule 3.3. Perot Systems will be responsible for the preparation, accuracy, maintenance and currency of the Procedures Manual and will prepare and provide to GPI, in both print and electronic formats, proposed updates thereto as necessary to reflect any substantive changes therein within a reasonable time prior to the implementation of such Changes. The Parties will work together so as to ensure that the processes and procedures contained in the Procedures Manual will be of such quality to reasonably ensure that the Designated Services are performed accurately, in a timely manner and in accordance with the terms and conditions of this Agreement. Either Party may, from time to time, request updates or amendments to the Procedures Manual, and Perot Systems will periodically propose to GPI changes to the Procedures Manual that enhance the delivery of the Designated Services. Changes to the Procedures Manual will be made in accordance with the Contract Change Control Procedures. The Procedures Manual will describe the manner in which the Designated Services are to be performed, but is not intended to expand, diminish or otherwise alter the scope of the Statement of Work or the Parties’ Responsibilities.

3.4	Satisfaction Surveys. At the election of GPI, the Parties will conduct (i) an annual customer satisfaction survey that will be distributed to designated GPI personnel, and (ii) other periodic customer satisfaction surveys that will be distributed to users of the Help Desk Services (each, a “Customer Satisfaction Survey”). Sample Customer Satisfaction Surveys are set forth in Schedule 3.4. Customer Satisfaction Surveys will be conducted by Perot Systems in accordance with Schedule 3.4 and the expenses of such Customer Satisfaction Surveys are included in the Base Fees. The timing, content, scope and method of the Customer Satisfaction Surveys will be subject to the approval of GPI, provided that any material changes to the content, scope, and method set forth in Schedule 3.4 shall be subject to Change Control. The Parties acknowledge that GPI may perform, on its own and at its own expense, additional customer satisfaction surveys if it determines that surveys conducted by Perot Systems did not meet GPI’s needs for any reason. Perot Systems will cooperate, at no additional charge, with any such additional surveys. Perot Systems acknowledges that the Customer Satisfaction Surveys may be used as a metric for Service Levels and may be subject to Service Level Credits.

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3.5	Change Control Procedures.
(a)	Operational Change Control. The procedures (the “Operational Change Control Procedures”) that will govern (i) the process by which a Party may propose or request Operational Changes, (ii) the process to be followed by the Parties in analyzing the effects of, and deciding whether to implement, any such Operational Change, and (iii) the manner in which any agreed upon Operational Changes are to be implemented will (i) during the period prior to completion of the Procedures Manual, be in accordance with GPI’s Operational Change Control Procedures in effect as of the Effective Date (the “Interim Operational Change Control Procedures”), a copy of which has been provided to Perot Systems prior to the Effective Date and which may be modified upon agreement of the Parties to address the effect of the Designated Services on such Interim Operational Change Control Procedures, and (ii) after completion of the Procedures Manual, be in accordance with the Operational Change Control Procedures set forth in the Procedures Manual. In addition to and notwithstanding anything to the contrary in the Operational Change Control Procedures, the following guidelines will apply to all Operational Change Control Procedures:
(i)	no Operational Change that could have a financial, operational or qualitative impact on GPI will be implemented without GPI’s prior written approval, except as may be necessary on a temporary basis to maintain the continuity of the Designated Services; provided that such approval may be in the form of GPI’s entry, as to an individual Operational Change, in Perot Systems’ electronic change management system (OPAS), or in the form of an email providing blanket approval of multiple Operational Changes (such as those approved in weekly CAB meetings).

(ii)	with respect to all Operational Changes other than those Operational Changes made on a temporary basis to maintain the continuity of the Designated Services, Perot Systems will (a) schedule Operational Changes so as not to unreasonably interrupt GPI’s business operations, (b) prepare and deliver to GPI each month a rolling schedule for ongoing and planned Changes for the next three (3) month period, and (c) monitor and report to GPI the status of Changes that are in-progress against the applicable schedule; and

(iii)	with respect to any Operational Change made on a temporary basis to maintain the continuity of the Designated Services, Perot Systems will document and provide to GPI notification (which may be given orally, provided that any oral notice must be confirmed in writing to GPI within five (5) Business Days) of the Operational Change no later than the next Business Day after the Operational Change is made.
(b)	Contract Change Control. The procedures (the “Contract Change Control Procedures”) that will govern (i) Contract Changes, (ii) the manner in which a Party may propose or request Contract Changes, (iii) the process to be followed by the Parties in analyzing the effects of, and deciding whether to adopt, any such Contract Changes, and (iv) the manner in which any agreed upon modifications are to be reflected in this Agreement are set forth in Schedule 3.5(b). The Contract Change Control Procedures apply also to any modifications required to be made to this Agreement to reflect modifications agreed upon by the Parties pursuant to the Operational Change Control Procedures.

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(c)	Changes to Procedures. The Parties will update and revise the Operational Change Control Procedures and the Contract Change Control Procedures (collectively, the “Change Control Procedures”) as they deem necessary or advisable from time to time, in each case in accordance with the Contract Change Control Procedures as then in effect.
ARTICLE IV — CHARGES AND INVOICING
4.1	Charges. GPI will make payments for the Designated Services in accordance with Schedule 4.1 (the “Charges Schedule”) and the terms of this Article IV. Except as otherwise expressly stated in this Agreement, GPI will not be obligated to pay Perot Systems any amounts in addition to the Charges for Perot Systems’ performance of the Designated Services. Perot Systems will utilize the resources and services necessary to provide the Designated Services in an efficient manner such that the Charges to GPI are minimized.

4.2	Invoicing and Payment.
(a)	Monthly Invoice. Not before the tenth (10th) Business Day of each calendar month (the “Base Month”), Perot Systems will provide GPI with an invoice (the “Monthly Invoice”) setting forth the following: (i) the Monthly Service Charges for the Designated Services to be provided by Perot Systems during that Base Month; and (ii) Adjustments to the Charges relating to Designated Services performed during the month prior to the Base Month (e.g., if the Base Month is April, the Adjustments will be made to Charges for Designated Services performed in March). Together with each Monthly Invoice, Perot Systems will deliver to GPI such reports as are necessary for GPI to understand, evaluate and independently calculate the Adjustments reflected in the Monthly Invoice and to track its internal use of the Designated Services for charge-back purposes. Subject to Section 4.3 (Disputed Invoices), GPI will pay all amounts on the Monthly Invoice within forty-five (45) days after receipt, by means of a wire transfer or other electronic means reasonably acceptable to Perot Systems. Interest will accrue on unpaid undisputed invoiced Charges, and on unpaid disputed invoiced Charges that are in excess of the Disputed Charges Limitation, at the rate of one percent (1%) per month, commencing on the first day after such Charges were due.

(b)	Content of Invoices.
(i)	The form and content of the Monthly Invoices and the reports that Perot Systems will provide to GPI to support the Monthly Invoices will be substantially in the form as set forth in Schedule 4.2(b). During the Transition, the Parties will agree upon the Monthly Invoices, which will include at least the level of detail set forth in Schedule 4.2(b). GPI will assist Perot Systems in promptly obtaining the information necessary for preparation of the detail to be included in or to accompany the Invoices. Alternatively, at GPI’s request on reasonable advance notice, Perot Systems will issue non-itemized Monthly Invoices or combine the itemization on such Monthly Invoices of any of the Designated Services provided under this Agreement. If any Taxes are assessed on the provision of any of the Designated Services, including telecommunications services, or any portion of the Designated Services is treated as a sale or rental of tangible personal property to GPI, the Parties will work together to segregate all payments under this Agreement into three (3) payment streams: (i) those for taxable Designated Services (separated into types of taxable Designated Services) and taxable sale or rental of tangible personal property; (ii) those for nontaxable Designated Services; and (iii) those in which Perot Systems functions merely as a payment agent for GPI in

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receiving goods, supplies, or services (including, among others, telecommunications services) that otherwise are nontaxable or have previously been subject to tax. Notwithstanding the foregoing, any portion of the Monthly Invoice Perot Systems delivers that (1) materially fails to meet the requirements of this Section 4.2(b)(i) in such a way that GPI is unable to (y) determine whether the amount is due or (z) pay the appropriate tax, or (2) fails to segregate the payments as provided in this Section 4.2(b)(i) as agreed upon by the Parties will not be deemed to have been invoiced until Perot Systems re-issues the corrected portion of such invoice; provided, however that if the Parties agree upon a modified method of segregating payments then such modified methodology shall not take effect until thirty (30) days after agreement on the modification is reached by the Parties and within such thirty (30) day period Perot Systems may invoice amounts under the prior segregation methodology.

(ii)	In addition to the foregoing, the Monthly Invoices shall include or be accompanied by information (that is deemed to be a part of the Monthly Invoice for all legal purposes) detailing the allocation of Monthly Service Charges, Adjustments and miscellaneous items to individual Designated Services used by the Service Recipients in the tax jurisdictions where the individual Service Recipient is benefited by the particular service, as well as any applicable Taxes that Perot Systems is collecting. Failure by Perot Systems to allocate in accordance with this Section 4.2(b)(ii) will not, by itself, grant GPI a right to treat amounts as not invoiced; provided, however that Perot Systems will provide GPI a corrected Monthly Invoice as soon as reasonably practicable; and provided further that Perot Systems will credit GPI any amount of taxes it overpays as a result of Perot Systems’ failure to allocate Monthly Service Charges, Adjustments and miscellaneous items in accordance with this Section 4.2(b)(ii).
(c)	Late Invoices. Except for Taxes for which GPI is responsible under the terms of this Agreement, GPI will not be obligated to pay any Charges that are not invoiced to GPI within 120 days of the date upon which the Designated Services giving rise to such amounts payable are completed and should have been invoiced in accordance with Section 4.2(a) (Monthly Invoice).
4.3	Disputed Invoices. If GPI disputes the applicability of a Charge, credit or other item contained in a Monthly Invoice, then GPI may withhold payment of the amount in Dispute subject to the following:
(a)	GPI will pay all undisputed amounts;

(b)	GPI will provide Perot Systems with a reasonably detailed explanation of the basis of the Dispute, including an indication of the Monthly Invoice to which the Dispute pertains;

(c)	the Parties will use reasonable efforts pursuant to the internal procedures of the Dispute Resolution Procedure to resolve the Dispute;

(d)	If the aggregate amount of all Charges then in dispute exceeds one month’s Charges (the “Disputed Charges Limitation”), then GPI shall pay any such excess to Perot Systems under protest. In case of such a payment or if there has been a dispute with respect to Charges for the same specific Designated Services for at least six (6) consecutive months regardless of the aggregate amount in dispute, then either Party may submit the dispute

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for resolution in accordance with the Dispute Resolution Procedure described in Section 4.2 of Schedule 20.1;

(e)	If it is finally determined, pursuant to the Dispute Resolution Procedures, that GPI owes Perot Systems any withheld disputed amounts, then GPI will pay Perot Systems such amounts, plus interest thereon accruing from the date such amounts were actually due (i.e., forty-five (45) days following the date such amounts were invoiced) at the rate of one percent (1%) per month;

(f)	If it is finally determined, pursuant to the Dispute Resolution Procedures, that Perot Systems owes GPI any disputed amounts paid by GPI in excess of the Disputed Charges Limitation, then Perot Systems shall credit GPI, on the next Monthly Invoice following the determination, such amounts, plus interest thereon accruing from the date such amounts were paid at the rate of one percent (1%) per month; and

(g)	in no event will a Party’s adherence to the provisions of paragraphs (a) through (d) of this Section 4.3 be construed as constituting a waiver by either Party of any claims against the other Party.
4.4	Expenses. All Pass Through Charges related to the Designated Services are set forth in the Charges Schedule. Except as expressly set forth in the Charges Schedule, all out-of-pocket costs and expenses relating to the Designated Services are Perot Systems’ responsibility and will not be reimbursed by GPI except that GPI will reimburse Perot Systems for the actual cost of all travel, travel-related (including food, lodging and incidental) and out-of-pocket expenses incurred by Perot Systems in the performance of projects where travel is expressly requested by GPI, provided that GPI has agreed in advance to reimburse such expenses, and such expenses are (i) reasonable, (ii) evidenced by sufficient documentation provided to GPI and (iii) in accordance with GPI’s reimbursement guidelines.

4.5	Rights of Set-Off. With respect to any amount that (a) should be reimbursed to either GPI or Perot Systems under this Agreement or (b) is otherwise payable to a Party pursuant to this Agreement, a Party may, upon not less than fifteen (15) days’ prior Notice to the other Party, deduct the entire amount owed to the other Party against the charges otherwise payable or expenses owed to the other under this Agreement. Any amounts so set off that are in dispute shall be treated in accordance with Section 4.3.

4.6	Unpaid Amounts. Any amounts or unused credits owed by one Party to the other Party under this Agreement at the time of expiration or termination of this Agreement will be paid to the other Party within sixty (60) days of the expiration or termination of this Agreement, respectively. Nothing in this Section 4.6 shall be deemed to extend the time for payment of an amount due by one Party to the other as expressly provided in this Agreement.

4.7	Refunds and Credits.
(a)	If Perot Systems should receive any refund, credit or other rebate for goods, services or other obligations paid for by GPI that are included in the Designated Services, Perot Systems will promptly notify GPI of such refund, credit or rebate and will promptly credit the full amount of such refund, credit or rebate, as the case may be, against its next Invoice to GPI (or promptly pay such amount to GPI if there will be no further Invoices to GPI under this Agreement). If GPI should receive any refund, credit or other rebate for goods or services or other obligations that are included in the Designated Services and which were not paid for by GPI, GPI will promptly notify Perot Systems of such refund, credit or rebate and will include the full amount of such refund, credit or

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rebate, as the case may be, in its payment of the next Invoice (or promptly pay such amount to Perot Systems if there will be no further Invoices to GPI under this Agreement).

(b)	If Perot Systems pays for goods, services or other obligations for which GPI has financial responsibility under this Agreement (including any payments prior to the Effective Date for which GPI has agreed to assume financial responsibility or to reimburse Perot Systems under this Agreement), Perot Systems will promptly notify GPI of such payment and will promptly invoice the full amount of such payment on Perot Systems’ next Invoice to GPI. If GPI pays for goods, services or other obligations for which Perot Systems has financial responsibility under this Agreement (including any payments prior to the Effective Date for which Perot Systems has agreed to assume financial responsibility or to reimburse GPI under this Agreement), GPI will promptly notify Perot Systems of such payment and Perot Systems will promptly credit the full amount of such payment against its next Invoice to GPI.
4.8	Payment For Re-Runs. If a Re-Run of the Designated Services is required, and the need to perform such Re-run resulted primarily from Perot Systems’ performance of any of such Designated Services incorrectly, such Re-Run will not count toward any utilization of a resource, and Perot Systems will not charge GPI for the incorrectly performed Designated Service, but Perot Systems will only charge GPI for the properly performed Designated Service resulting from a successful Re-Run as if no failure had occurred. For purposes of this Section 4.8, the word “incorrectly” means a failure by Perot Systems to provide the Designated Services in accordance with its Responsibilities that results in the necessity to perform a Re-Run.
ARTICLE V — ADJUSTMENTS TO CHARGES
5.1	Benchmarking.
(a)	GPI may, beginning in the 12th month following the Commencement Date, measure the Charges under this Agreement as compared to other organizations receiving similar services (a “Benchmark”). At the option of GPI, for each Benchmark, GPI may Benchmark (a) all Designated Services or (b) the Designated Services under one or more Service Towers (the “Benchmarked Services”). GPI may not perform a Benchmark more frequently than twice during the Term. Furthermore, GPI may not Benchmark a New Service during the first twelve (12) months after Perot Systems commences delivery of such New Services; provided that GPI may Benchmark the Service Tower that includes the New Service during such twelve (12) month period, but may not include such New Service in the Benchmark.

(b)	GPI will engage, and the Benchmark will be conducted by, a Person expert in an objective measurement and comparison process (a “Benchmarker”). The Parties hereby agree that Gartner, Inc., Compass America and Forrester are qualified as Benchmarkers. If GPI desires to engage a Benchmarker that is not listed in the previous sentence, it will propose such Person to Perot Systems, and Perot Systems will Consent to such Person so long as such Person (i) is not a competitor of Perot Systems, (ii) has substantial expertise in the benchmarking of IT services, and (iii) would not have a conflict of interest or bias with respect to GPI or Perot Systems, including but not limited to factors such as whether such Person is a consultant specializing in representing customers or providers of outsourced services. GPI will pay all fees and expenses payable to the Benchmarker in connection with Benchmarks. GPI shall not engage a Benchmarker on a contingent fee basis.

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(c)	The Benchmark will be based upon and consistent with, in all material respects, the benchmarking methodology, principles and approach (the “Benchmark Methodology”) as set forth in Schedule 5.1(c). Not less than thirty (30) days prior to the commencement date of any Benchmark, GPI will notify Perot Systems of its intent to commence the Benchmark. The Notice will include all required information as set forth in the Benchmark Methodology.

(d)	The Parties will cooperate with each other and the Benchmarker to facilitate the Benchmark, which will include performing their respective responsibilities set forth in the Benchmark Methodology and providing the Benchmarker with all information reasonably requested by the Benchmarker in accordance with the terms of the Benchmark Methodology. Prior to conducting the Benchmark, the Benchmarker will execute appropriate confidentiality agreements, as reasonably requested by the Parties, including a designation of any report by the Benchmarker as confidential information.

(e)	The Parties will cause the Benchmarker to deliver the results of the Benchmark (the “Benchmark Results”) in written reports as set forth in the Benchmark Methodology.

(f)	For a period of sixty (60) days following delivery of the Benchmark Results from the Benchmarker (the “Benchmark Review Period”), GPI and Perot Systems will review the Benchmark Results, and schedule one or more meetings (which will include the Benchmarker) to address any disagreements either Party may have over the Benchmark Results. In such meetings, Perot Systems may dispute whether the Benchmark was conducted in accordance with the agreed Benchmarking Process, but may not dispute the Benchmarking Process itself. If Perot Systems disputes the Benchmark Results, then the Parties will attempt to reach agreement upon the Benchmark Results, applying the correct Benchmarking Process within thirty (30) days after the Benchmark Review Period. If the Parties are not able to reconcile the Benchmark Results with the correct Benchmarking Process, the matter will automatically be submitted to the Dispute Resolution Process. Notwithstanding the duration of the Benchmark Review Period, the adjustment to the Charges as contemplated under Section 5.1(g) and as finally agreed upon will be retroactive to the date that is thirty (30) days after the delivery of the final Benchmark Results reflecting any adjustments.

(g)	If the Benchmark shows that the Charges are more than five percent (5%) higher than the highest price paid by comparable users of services similar to the Designated Services which are in the top quartile for paying the lowest price for such services (the “Benchmark Charges”), then subject to the dispute process in Section 5.1(f), Perot Systems will reduce the Charges to an amount equal to the Benchmark Charges within thirty (30) days after the Benchmarker has delivered the final Benchmark Results to the Parties.
5.2	Charges Renegotiation.
(a)	Underutilization of Resource Units. If either (i) the consumption of any Resource Unit is less than the lower limit of the Renegotiation Band for such Resource Unit for three (3) consecutive months or for five (5) months in any seven (7) month period and such reduced resource utilization is anticipated by GPI to continue on a long term basis, or (ii) GPI anticipates that changes in its business will result in such a sustained decrease in its utilization of such Resource Unit, then either Party may request a renegotiation of the Charges for such Resource Unit. Upon such request, the Parties will renegotiate the associated Charges. With respect to AIX Server Services such renegotiation right will be triggered when the consumption for all types of AIX LPARs is less than sixty-five

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percent (65%) of the cumulative Baselines for all types of AIX LPARs for three (3) consecutive months or for five (5) months in any seven (7) month period, and such reduced resource utilization is anticipated by GPI to continue on a long term basis. In addition, with respect to Windows Server Services such renegotiation right will be triggered when the consumption for all types of Windows LPARs is less than sixty-five percent (65%) of the cumulative Baselines for all types of Windows LPARs for three (3) consecutive months or for five (5) months in any seven (7) month period, and such reduced resource utilization is anticipated by GPI to continue on a long term basis.

(b)	Excess Utilization of Resource Units. If either (i) the consumption of any Resource Unit is more than the upper limit of the Renegotiation Band for such Resource Unit for three (3) consecutive months or for five (5) months in any seven (7) month period and such resource utilization is anticipated by GPI to continue on a long term basis, or (ii) GPI anticipates that changes in its business will result in such a sustained increase in its utilization of such Resource Unit, then either Party may request a renegotiation of the Charges for such Resource Unit. Upon such request, the Parties will renegotiate the associated Charges. With respect to AIX Server Services such renegotiation right will be triggered when the consumption for all types of AIX LPARs is greater than 135% of the cumulative Baselines for all types of AIX LPARs for three (3) consecutive months or for five (5) months in any seven (7) month period, and such excess resource utilization is anticipated by GPI to continue on a long term basis. In addition, with respect to Windows Server Services such renegotiation right will be triggered when the consumption for all types of Windows LPARs is greater than 135% of the cumulative Baselines for all types of Windows LPARs for three (3) consecutive months or for five (5) months in any seven (7) month period, and such excess resource utilization is anticipated by GPI to continue on a long term basis.

(c)	Total Contract Underutilization. If for three (3) consecutive months or for five (5) months in any seven (7) month period, the aggregate of the Monthly Service Charges, ARCs and RRCs for all of the Designated Services is less than sixty-five percent (65%) of the sum of the Monthly Service Charges for the twelve (12) month period beginning on the Commencement Date for all Designated Services, then either Party may request a renegotiation of, and the Parties will renegotiate, the Charges as a whole. For purposes of this subsection 5.2(c), the annualized Monthly Service Charges will be pro-rated to take into account the three (3) or five (5) month period, as applicable. For purposes of the comparison under this subsection (c), the Monthly Service Charges will not include (i) any Economic Change Adjustment applied to such Charges and (ii) any Charges for Projects.

(d)	Total Contract Excess Utilization. If for three (3) consecutive months or for five (5) months in any seven (7) month period, the aggregate of the Monthly Service Charges, ARCs and RRCs for all of the Designated Services is more than 135% of the sum of the Monthly Service Charges for the twelve (12) month period beginning on the Commencement Date for all Designated Services, then either Party may request a renegotiation of, and the Parties will renegotiate, the Charges as a whole. For purposes of this subsection 5.2(d), the annualized Monthly Service Charges will be pro-rated to take into account the three (3) or five (5) month period, as applicable. For purposes of the comparison under this subsection (d), the Monthly Service Charges will not include (i) any Economic Change Adjustment applied to such Charges and (ii) any Charges for Projects.

(e)	With respect to Sections 5.2(a) and 5.2(b), a renegotiation of the Charges requires a renegotiation of the Baselines, Base Fees, ARCs and RRCs associated with the

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applicable Resource Unit(s). With respect to Sections 5.2(c) and 5.2(d), a renegotiation of the Charges requires a renegotiation of (i) the scope of the Designated Services and (ii) the Baselines, ARCs, RRCs, Base Fees and Termination Fees.
ARTICLE VI — TAXES
6.1	Allocation of Responsibility. Except as provided in Section 6.5, GPI will be financially responsible for Taxes imposed on, based on, or measured by any consideration for any provision of services or transfer of property by Perot Systems to GPI pursuant to this Agreement and for which Perot Systems has an obligation under Law to collect such Taxes from GPI. GPI shall not be financially responsible for (i) any penalties, interest and other charges related to Taxes, (ii) except as provided in Section 6.3, any taxes (including related interest, penalties, and additions to tax) not within the scope of the term Taxes as defined in this Agreement, including but not limited to, any and all non-U.S. value added taxes, non-U.S. goods and services taxes, non-U.S. sales taxes and similar types of non-U.S. taxes which are imposed on, based on, or measured by any consideration for any provision of services or transfer of property by Perot Systems to GPI as a result of Perot Systems’ decision to provide any services from, or otherwise undertake any action in, a non-U.S. jurisdiction, provided that this clause (ii) shall not apply to non-U.S. Taxes due on the delivery of services to places of business of Service Recipients located outside the United States (iii) any Taxes on any amounts (including but not limited to taxes) previously paid or incurred by Perot Systems and that are passed through to and reimbursed by GPI, including but not limited to amounts passed through to and reimbursed by GPI pursuant to Section 4.4, (iv) any Taxes that are imposed on Perot Systems’ acquisition, ownership, or use of property or services in the course of providing property or services to GPI, (v) any Taxes imposed on, based on, or measured by any consideration for any provision of services by Perot Systems to GPI pursuant to this Agreement and for which Perot Systems has an obligation under Law to collect such Taxes from GPI and that arise as a result of Perot Systems’ decision to provide any services, including any New Service, in a jurisdiction other than the jurisdictions listed in Section (A) of Schedule 10.2 (the Perot Systems Service Locations) and (vi) any Taxes on any amounts owed by Perot Systems to any subcontractor pursuant to Section 9.2.

6.2	Exemptions. Notwithstanding anything to the contrary in this Agreement, GPI will not pay or reimburse Perot Systems for any Taxes related to the provision of goods or services for which GPI provides Perot Systems with a valid and applicable exemption certificate, multi-state benefit certificate, resale certificate, direct pay permit, or other reasonable evidence of exemption. Each Party will make all reasonable efforts to accurately determine each Party’s tax liability and to minimize such liability to the extent legally permissible.

6.3	Property and Ad Valorem Taxes. Perot Systems will be responsible for reporting and payment of any real or personal property or ad valorem taxes due on property it owns and property or ad valorem taxes it otherwise has a responsibility under law to remit, and GPI will be responsible for reporting and payment of any real or personal property or ad valorem taxes due on property it owns and property or ad valorem taxes it otherwise has a responsibility under law to remit. Each Party will bear sole responsibility for all taxes for franchise and privilege taxes on its business, and for taxes based on its net income.

6.4	Withholding Taxes. Perot Systems shall be financially responsible for any Withholding Tax liability asserted by any tax authority against GPI as a result of payments made by GPI to Perot Systems under the terms of this Agreement. GPI shall provide notice to Perot Systems of any assertion of Withholding Tax liability by any tax authority and shall make available to Perot Systems on a timely basis valid evidence of any Withholding Tax paid by GPI to such tax authority.

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6.5	Assessments. Notwithstanding any other provision of this Agreement, if Perot Systems receives notice from any taxing authority with respect to an assessment or potential assessment or imposition of any Tax that GPI would be financially responsible pursuant to this Article XI (an “Assessed Tax”), Perot Systems shall promptly send notice to GPI of such notice. Perot Systems shall also provide the GPI tax department a copy of any such notice, which notice will be directed to the director of state taxes or comparable position. To the extent directed by GPI in a notice sent to Perot Systems, Perot Systems shall timely contest (at GPI’s direction and expense relating to all actions to be taken to contest) such Assessed Tax with GPI’s participation, or, if GPI so directs, permit GPI to contest, to the extent permissible under applicable tax law and procedures, such Assessed Tax, at GPI’s expense, in a forum selected by GPI, and with counsel selected by GPI and reasonably acceptable to Perot Systems, until GPI has decided to settle the matter or all appeals have been exhausted. To the extent Perot Systems contests an Assessed Tax at GPI’s direction, and such contest involves claims with respect to taxes or Taxes for which GPI would not be financially responsible pursuant to this Article XI, GPI shall be responsible only for that portion of Perot Systems’ expenses as are reasonably allocable to the contest of the Assessed Tax. Perot Systems may not compromise, settle, or resolve a contest with respect to such Assessed Tax under this Section 6.5 without GPI’s Consent. Notwithstanding any provision in this Agreement to the contrary, with respect to any Assessed Tax, if Perot Systems fails to comply with any of the requirements of this Section 6.5, such Assessed Tax shall not be a Tax for which GPI is financially responsible under Article XI.

6.6	Refunds and Rebates. GPI will be entitled to any Tax refunds or rebates granted to the extent such refunds or rebates are of Taxes that were the responsibility of GPI under this Agreement. GPI may require Perot Systems to choose and perform one of the following: (i) apply for and diligently pursue, at GPI’s expense, a refund of Taxes paid by GPI; (ii) if permitted by Law, assign its rights to a refund claim for such Taxes to GPI; or (iii) in the event that Perot Systems has already received a refund or rebate of any Tax for which GPI was responsible under this Agreement, pay to GPI the amount of such Taxes refunded to Perot Systems and any interest received thereon.

6.7	Cooperation. The Parties agree to reasonably cooperate with each other to enable each to more accurately determine its own Tax Liabilities and to minimize such Taxes incurred in connection with this Agreement to the extent legally possible. Such cooperation shall include, buy not be limited to, preparation of Invoices in accordance with Section 4.2(b), the delivery of software in a manner other than through a tangible medium (e.g., electronic delivery or delivery via the load and leave or other similar method, noted on Invoice set forth in Section 4.2 (b) (i)), and maintaining data, as reasonably necessary for Tax compliance purposes, making such data available to the other Party (or permitting the other Party to copy, at the requesting Party’s expense, such data), and making information in its possession and employees with technical expertise available (at the providing Party’s reasonable cost) as reasonably necessary in connection with the preparation of any Tax returns or any audit, contest or refund claim related to Taxes.

6.8	Survival. The Parties’ obligations under this Article 6 survive any expiration or termination of the Agreement.

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ARTICLE VII — RESERVED
ARTICLE VIII — TECHNOLOGY
8.1	Planning.
(a)	Semi-Annual Technology Review. At least once every six (6) months during the Term, Perot Systems will meet (a “Semi-Annual Technology Review Meeting”) with GPI to (i) discuss any new information technology, methodologies or processes Perot Systems is developing or information technology trends, and directions of which either Party is otherwise aware that could reasonably be expected to have an impact on GPI’s business (relating to the Designated Services or otherwise), and (ii) identify, jointly with GPI, cost-efficient methods to implement technological and operational changes and methodologies that could be beneficial to GPI in connection with the Designated Services. At each such meeting, Perot Systems will report to GPI on initiatives that have resulted or are anticipated to result in increased efficiency in service delivery or account management for Perot Systems, together with proposals for proportionate reductions in the Charges resulting from such efficiencies.

(b)	Technology Plan. At the first Semi-Annual Technology Review Meeting of a Contract Year, as provided for in Section 8.1(a) (Semi-Annual Technology Review), GPI and Perot Systems will jointly prepare a technology plan that addresses GPI’s service and technology requirements (the “Technology Plan”). The Technology Plan will include, among other things (i) a comprehensive assessment and strategic analysis of the Designated Services, (ii) an analysis of the Software and Equipment then utilized in connection with the Designated Services and whether modifications are necessary, and (iii) performance discussion of Key Personnel. The Technology Plan will also include a three (3) year roadmap setting direction and planning for the Designated Services and the technologies used by Perot Systems therein (including all Equipment and Software used therein), taking into account GPI’s business priorities and strategies, and competitive market forces. At each Semi-Annual Technology Review Meeting, the Parties will update the Technology Plan. Such updates should include specific information regarding requirements, upcoming Projects and such other information that the Parties believe should be included in short-term planning. At the second Semi-Annual Technology Review Meeting for a Contract Year, the Parties will review the Technology Plan and update, as appropriate, the three (3) year technology roadmap. The Parties agree that they will use reasonable commercial efforts to use the resources theretofore allocated to the GPI account to accommodate any change to the Technology Plan, and that Perot Systems will attempt to mitigate increases, if any, to the Charges to accommodate such change. Notwithstanding the foregoing and except as set forth in Section 8.1(c) (Changes to Technology Plan) the Parties will agree at the Semi-Annual Technology Review Meetings, upon any increased Charges for a change to the Technology Plan, and unless any such changes to Charges are agreed upon at the Semi-Annual Technology Review Meetings, all work related to a change to the Technology Plan will be included in the then-existing Charges.

(c)	Changes to Technology Plan. Changes made to the Technology Plan, other than those made at a Semi-Annual Technology Review Meeting, may be made only in accordance with the Change Control Procedures.

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(d)	Implementation of Technology Initiatives. Unless otherwise expressly agreed by the Parties, the implementation of technology and methodologies by Perot Systems will occur pursuant to the Technology Plan. With respect to technologies and methodologies not specifically addressed in the Technology Plan, Perot Systems must provide GPI sufficient written notice of Perot Systems’ intent to implement any new technologies or methodologies, along with sufficient information in order that GPI may analyze the effect of the new technologies or methodologies on GPI’s internal systems and Applications, and any such technologies or methodologies may be implemented only in accordance with the Change Control Procedures. GPI will be given sufficient opportunities to acceptance test any such implementation.
8.2	Assets and Financial Responsibilities. Attached hereto as Schedule 8.2 is a listing of the Software and Equipment that Perot Systems will use to provide the Designated Services. Subject to Section 8.7 (Intellectual Property), Schedule 8.2 also sets forth the ownership and operational and financial responsibility for the purchase and maintenance of Equipment, Software and other assets used in connection with the Designated Services (the “Financial Responsibilities Matrix”). The Financial Responsibilities Matrix may be modified only in accordance with the Change Control Procedures.

8.3	Equipment Refresh.
(a)	Refreshes. Included in the Base Fees, Perot Systems will implement the refresh of Equipment in accordance with the following requirements:
(i)	Unless otherwise directed by GPI, Perot Systems will refresh GPI Equipment in accordance with GPI’s refresh guidelines set forth in the Financial Responsibilities Matrix. At each Semi-Annual Technology Review Meeting, GPI will notify Perot Systems of any deviation from such refresh policy, and which GPI Equipment will be impacted from any such deviation.

(ii)	Perot Systems will refresh Perot Systems Equipment, Perot Systems Tools, Perot Systems Software and Perot Systems Third Party Software as necessary to ensure that (x) Perot Systems Equipment, Perot Systems Tools, Perot Systems Software and Perot Systems Third Party Software have sufficient capacity and capabilities to allow Perot Systems to perform its obligations under this Agreement, and (y) Perot Systems remains at all times a Tier One Provider with respect to the Designated Services.
(b)	Refresh Notice. Perot Systems will provide the GPI Representative with written notice at least sixty (60) days (or as soon as practicable) prior to initiating any refresh of Equipment and Perot Systems will cooperate with GPI in any acceptance testing of the refreshed Equipment reasonably requested by GPI. Perot Systems will minimize disruption to GPI and GPI’s costs in connection with any refresh of Perot Systems Assets. GPI may request, and Perot Systems will reasonably agree to defer the implementation of refreshes of Perot Systems Assets as set forth in this Section 8.3(b).
8.4	Software Currency.
(a)	Perot Systems will maintain reasonable currency of Maintenance Releases and Versions of Perot Systems Software and the Perot Systems Third Party Software residing on GPI Equipment. “Reasonable currency” means that Maintenance Releases and Versions are installed to the Perot Systems Software and Perot Systems Third Party Software residing

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on GPI Equipment to allow GPI Applications resident on GPI Equipment to function properly.
(b)	As to Perot Systems Software and the Perot Systems Third Party Software residing on GPI Equipment, Perot Systems will comply with any request from GPI that Perot Systems install a Maintenance Release or Version that is not necessary to meet the standard set forth in Section 8.4(a) or, subject to the Change Control Procedures, operate and maintain multiple Versions of Perot Systems Software and Perot Systems Third Party Software. Further, subject to Perot Systems obtaining Service Level relief as a result of a Perot Systems Excuse, GPI may delay or forego the installation of a Maintenance Release or Version of specific Perot Systems Software or Perot Systems Third Party Software on GPI Equipment that is recommended by Perot Systems.
8.5	Procurement and Maintenance.
(a)	Where Perot Systems’ Responsibilities include the procurement or lease of assets on GPI’s behalf, unless otherwise agreed, Perot Systems will, acting as GPI’s agent, procure or lease such assets from vendors or lessors and under contracts specified by GPI. GPI will reimburse Perot Systems for the assets procured by Perot Systems on GPI’s behalf, but will not be responsible for any additional fee or other administrative charge associated with Perot Systems’ procurement activities. Any assets procured will be used solely for the benefit of GPI in the delivery of the Designated Services.

(b)	Perot Systems is responsible for the administration of all Equipment maintenance.

(c)	Maintenance Responsibility for Software shall be in accordance with the Financial Responsibilities Matrix.

(d)	Where Perot Systems’ Responsibilities include the purchase of maintenance and warranty obligations as an agent of GPI, Perot Systems will make such purchases from vendors selected by GPI.
8.6	Third Party Software.
(a)	Perot Systems acknowledges that in providing the Designated Services it will use GPI Third Party Software. Perot Systems will cooperate with GPI and any Third Party licensor of GPI Third Party Software in the configuration, design, development and enhancement of GPI Software or GPI Third Party Software that will be operated on GPI Assets or Perot Systems Assets, and will operate such GPI Software and GPI Third Party Software on the Perot Systems Assets, all in accordance with this Agreement. GPI acknowledges that any such cooperation with a Third Party licensor may qualify as a Project, including if applicable, an Included Project.

(b)	Perot Systems will not, without the prior written Consent of GPI, introduce any Perot Systems Third Party Software, other than Software that is commercially available “off the shelf,” onto GPI Equipment for which Perot Systems has not obtained the right to sublicense to GPI upon any expiration or termination of this Agreement.
8.7	Intellectual Property.
(a)	No interest in Inventions or the patent rights therein (including rights in patent applications) or other Intellectual Property Rights will transfer except as expressly set forth in this Section 8.7, a Project Plan or other written instrument between the Parties.

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Inventions created under this Agreement and reduced to practice will be treated as follows: (1) if solely made by personnel of one of the Parties, it and all patent applications therefor and all patents therein will be the property of that Party (“Perot Systems Sole Invention” in the case of Perot Systems, and “GPI Sole Invention” in the case of GPI); and (2) if made by personnel of both Parties, it and all patent applications filed therefore and all patents issued thereon will be jointly owned by the Parties (without accounting) as defined by United States patent laws. A Party’s rights in Inventions created under this Agreement and not reduced to practice will be governed by applicable United States patent laws. As used herein, “Invention” means ideas, concepts, know-how, techniques, inventions, discoveries or improvements, regardless of whether patentable, to the extent conceived during the Term and Termination Assistance Period (and any extension thereof) and in performance of this Agreement or a Project. Nothing in this Agreement provides a Party with ownership rights to the other Party’s pre-existing or independently developed Intellectual Property Rights.

(b)	Perot Systems will retain all of its right, title and interest in and to the Perot Systems Tools and Perot Systems Software. Perot Systems hereby grants to GPI during the Term and Termination Assistance Period (and any extension thereof), a global, fully-paid-up, non-exclusive license to use, perform, display and copy, for GPI’s and each of the Service Recipients’ internal purposes with respect to their receipt of the Designated Services, the Perot Systems Tools and the Perot Systems Software provided by Perot Systems under this Agreement, solely to the extent necessary for GPI and the Service Recipients to receive the benefit of the Designated Services. As between Perot Systems and GPI, Perot Systems will own all Intellectual Property Rights in Derivative Works, improvements or modifications of Perot Systems Tools and/or Perot Systems Software created or developed by either Party under this Agreement, and Perot Systems hereby grants to GPI during the Term and the Termination Assistance Period (and any extension thereof) a fully paid-up, non-exclusive license to use, perform, display and copy Derivative Works of such items for GPI’s and each of the Service Recipients’ internal use with respect to their receipt of the Designated Services.

(c)	GPI will retain all of its right, title and interest in and to the GPI Tools and the GPI Software. GPI hereby grants to Perot Systems during the Term and the Termination Assistance Period (and any extension thereof), a global, fully paid-up, non-exclusive license to use, perform, display, copy and make Derivative Works of the GPI Tools and the GPI Software, solely to the extent necessary for Perot Systems to provide the Designated Services under this Agreement. As between Perot Systems and GPI, GPI will own the Intellectual Property Rights in Derivative Works, improvements or modifications of GPI Tools and/or GPI Software created or developed by either Party under this Agreement. GPI hereby grants to Perot Systems during the Term and the Termination Assistance Period (and any extension thereof) a fully paid-up, limited, non-exclusive license to use, perform, display, copy and make Derivative Works of, the Derivative Works, improvements and modifications of GPI Tools and GPI Software created or developed by Perot Systems under this Agreement, only for purposes of Perot Systems providing the Designated Services.

(d)	With respect to any Derivative Works, improvements or modifications of Third Party Software created by either Party under this Agreement, ownership of the Intellectual Property Rights in such items will be determined on a case-by-case basis with each Party participating in the negotiation of these terms such that the interests of all parties are addressed.

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(e)	With respect to newly created or developed Software (which is not a Derivative Work, improvement or modification of any existing Software) that is created or developed pursuant to an agreed upon Project Plan, Statement of Work or other similar agreement, the ownership of Intellectual Property Rights in such Software (including any ownership in Inventions and patents and patent applications therein) will be negotiated by the Parties prior to the development of such Software, the terms of which will be evidenced in the Project Plan or applicable Statement of Work. Notwithstanding the immediately preceding sentence, unless otherwise agreed to in writing by the Parties, in the event that the negotiated ownership relating to the Software which is the subject of this Section 8.7(e) does not result in GPI owning all Intellectual Property Rights in such Software, then Perot Systems hereby grants to GPI a fully paid-up, royalty free, perpetual, irrevocable, license to use, perform, display, copy, distribute and make Derivative Works of such Software. Perot Systems hereby irrevocably and perpetually covenants not to sue GPI under any Intellectual Property Right owned by Perot Systems with respect to the making, having made, using, selling, distributing, modifying, copying, importing or otherwise commercializing or exploiting, throughout the world any of the Software created by Perot Systems under this Section 8.7(e) for which GPI does not own all of the Intellectual Property Rights.

(f)	With respect to newly created or developed Software (which is not a Derivative Work, improvement or modification of any existing Software) that either (a) is created or developed pursuant to a written Project Plan, Statement of Work or similar agreement between the Parties which fails to delineate ownership of such Software or (b) is created under this Agreement without the Parties entering into a written Project Plan, Statement of Work or similar agreement between the Parties, then GPI will own all of the Intellectual Property Rights in such Software. GPI hereby grants to Perot Systems during the Term and the Termination Assistance Period (and any extension thereof) a fully paid-up, limited, non-exclusive license to use, perform, display, copy and make Derivative Works of, the Derivative Works, improvements and modifications of such developed Software only for purposes of Perot Systems providing the Designated Services.

(g)	If any of the Software, reports or other tangible items created or developed by Perot Systems under this Agreement for the benefit of GPI and provided to GPI pursuant to a Project (“Deliverables”) for which GPI is contractually granted ownership rights, are not deemed a “work for hire” by operation of law, Perot Systems hereby irrevocably assigns, transfers and conveys (and in the case of Deliverables not yet developed, hereby covenants upon their development to irrevocably assign, transfer and convey) to GPI, without further consideration, all of the Intellectual Property Rights transferred in accordance with the provisions of this Section 8.7 in and to such Deliverables. Perot Systems acknowledges, and will cause all of its employees, agents and subcontractors to acknowledge, that GPI will have the right to obtain and hold in its own name such Intellectual Property Rights in and to the Deliverables. Perot Systems agrees to execute any documents or take any other actions as may reasonably be necessary, or as GPI may request, to perfect GPI’s ownership of any such Deliverables. If any Perot Systems Software or Perot Systems Tools are embedded in the Deliverables, Perot Systems hereby grants to GPI a global, fully paid-up, royalty fee, irrevocable, perpetual, non-exclusive license to use, perform, display, copy, create Derivative Works based upon, and distribute, for GPI’s internal purposes, such embedded Perot Systems Software and Perot Systems Tools and any modifications and Derivative Works thereof, but only so long as such Perot Systems Software and Perot Systems Tools remain embedded in the Deliverables.

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8.8	GPI Equipment and Software. GPI Equipment and GPI Software will be accessed and utilized by Perot Systems solely for purposes of performing the Designated Services for GPI and otherwise performing Perot Systems’ obligations under this Agreement. Perot Systems shall not access or utilize, or allow any agent, contractor, subcontractor or other Third Party, to access or utilize any GPI Equipment or GPI Software for any purpose other than performing the Designated Services for GPI and otherwise performing Perot Systems’ obligations under this Agreement.
ARTICLE IX — MANAGEMENT OF RESOURCES
9.1	Transition of Personnel. The Parties intend that all of the GPI personnel performing functions similar to the Designated Services (other than those GPI employees that GPI has notified Perot Systems that GPI will retain) will be transitioned to the employment of Perot Systems on January 1, 2008, subject to their successful completion of Perot Systems’ employment procedures relating to drug screening and background checks. The terms and conditions associated with such employee transition are set forth in Schedule 9.1.

9.2	Personnel Resources.
(a)	Key Personnel and Critical Personnel.
(i)	The Parties have designated (a) as “Key Personnel” those Perot Systems employees serving in management positions critical to the management of the GPI account, which management positions are listed in Schedule 9.2(a)(i) (A) and (b) as “Critical Personnel” those Perot Systems employees serving in operational positions whose knowledge of the elements of the GPI account are critical to the everyday operations of the GPI business, which positions are listed in Schedule 9.2(a)(i)(A). The Key Personnel and Critical Personnel will be highly qualified and capable of fulfilling the responsibilities of their positions. Except for the Critical Personnel specifically designated on Schedule 9.2(a)(i)(A) as not being dedicated, all Key Personnel and Critical Personnel will be dedicated to the provision of the Designated Services. The Parties may, from time to time in accordance with the Change Control Procedures, change the positions designated to be filled by Key Personnel and Critical Personnel or the number of Key Personnel and Critical Personnel. Perot Systems will use commercially reasonable efforts to retain Key Personnel and Critical Personnel in their respective positions for at least two (2) years and may not remove such persons from their respective positions without GPI’s prior written Consent unless GPI has requested such removal, or such Key and Critical Personnel: (A) voluntarily resigns from Perot Systems; (B) is dismissed by Perot Systems for misconduct (e.g., fraud, drug abuse, theft); (C) materially fails to perform his or her duties and responsibilities pursuant to this Agreement; (D) dies or is unable to work due to his or her disability; or (E) is placed on an approved leave of absence in accordance with Perot Systems personnel policies. Where removal is not required because of the reasons set forth in (A) through (E) above, GPI will not unreasonably withhold its Consent of a request by Perot Systems if (y) the reason for removal involves the professional advancement of the individual within Perot Systems or (z) Perot Systems reasonably believes that such individual may resign if not removed from the GPI account; provided, however that GPI’s withholding of Consent will be deemed reasonable if the reason for removal is to accommodate another Perot Systems customer account. Perot Systems will ensure that Key Personnel and Critical Personnel do not work on accounts of GPI Competitors while such employees are Key Personnel and Critical Personnel and for twelve (12) months

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thereafter. “GPI Competitors” means those entities described in Schedule 9.2(a)(i)(B) (and their successors in interest as a result of merger, acquisition, divestiture or restructuring), as such Schedule may be modified annually by GPI to reflect any other entities that GPI reasonably deems to be competitors.

(ii)	Before assigning an individual to serve as a Key Personnel or Critical Personnel, Perot Systems will (a) notify GPI of the proposed assignment, (b) introduce the individual to appropriate GPI representatives (and, upon request, provide such representatives with the opportunity to interview the individual), and (c) provide GPI with a résumé and other information about the individual requested by GPI. If GPI reasonably objects for any reason that is not unlawful to the proposed assignment, the Parties will discuss the basis of and methods for addressing GPI’s concern. If, notwithstanding such discussions, GPI maintains its reasonable objection, Perot Systems will not assign the individual as a Key Personnel or Critical Personnel and will promptly propose to GPI another highly qualified individual to serve in such position. Key Personnel and Critical Personnel may not be transferred or re-assigned until a suitable replacement has been approved by GPI. Any replacement of Key Personnel or Critical Personnel must be conducted in accordance with a mutually agreed upon transition plan in accordance with Section 9.2(b). If any Key Personnel or Critical Personnel leaves his or her employment with Perot Systems for reasons that are beyond the reasonable control of Perot Systems (e.g., death, disability, illegal or wrongful activity, etc.), Perot Systems may temporarily replace such person with a qualified person without GPI’s prior approval until a permanent replacement has been identified and approved by GPI. GPI’s approval of replacements for Key Personnel or Critical Personnel will not be unreasonably withheld or delayed so long as a transition plan has been agreed upon by the Parties pursuant to Section 9.2(b).
(b)	Perot Systems Personnel Transition Plan.
(i)	Perot Systems will notify the GPI Representative promptly upon determining or being notified that any Perot Systems management personnel assigned to the GPI account will no longer be serving in their assigned positions. Where practicable, notice will be delivered to GPI at least thirty (30) Business Days prior to the date on which such Person will cease to serve in such role.

(ii)	In addition to providing notice to GPI pursuant to subsection 9.2(b)(i), Perot Systems will cause Key Personnel and Critical Personnel not to be removed or re-assigned from their positions and to continue to provide Designated Services until the Parties reach mutual agreement regarding a transition plan, unless (A) otherwise requested by GPI or (B) the removal is for a reason specified in Section 9.2(a)(i)(A-E). The Parties will promptly begin to negotiate the terms of the transition plan for the departing personnel immediately following Perot Systems’ delivery of notice pursuant to Subsection 9.2(b)(i). Each transition plan will be developed by the Parties on a case-by-case basis for any departing personnel and will be mutually agreed upon in writing by the Parties. All transition plans will include at least the following: (1) technical requirements (if not already defined); (2) a timetable for integration of the replacement personnel into their positions, as the case may be; and (3) replacement methodology designed to minimize the loss of knowledge as a result of losing the Key Personnel or Critical Personnel.

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(iii)	Perot Systems will assume all costs and expenses associated with the (A) departure or re-assignment of all Key Personnel or Critical Personnel and (B) development and implementation of the transition plan, including costs and expenses associated with “knowledge transfer,” integration and training of replacement personnel.
(c)	GPI Requested Replacement of Perot Systems Personnel. If GPI determines, in its reasonable discretion and for reasons that are not unlawful, that the continued assignment to the GPI account of any Perot Systems personnel is not in the best interests of GPI, then the GPI Representative may request by written notice to the Perot Systems Client Executive that Perot Systems replace any such personnel with other qualified personnel. In such event, the Parties will discuss the basis of and methods for addressing GPI’s concern. If, notwithstanding such discussions, GPI maintains its objection, Perot Systems will remove the personnel from the GPI account and replace them with other qualified personnel.

(d)	Turnover Rate; Reassignment. Perot Systems will annually measure and report to GPI the turnover rate of Perot Systems employees involved in providing the Designated Services.

(e)	Background Checks. Perot Systems will not employ, and will cause its Affiliates not to employ, any individual to perform Designated Services who has not successfully passed a drug screening and background check in accordance with Perot Systems’ standard policies and practices. Perot Systems will not engage and will cause its Affiliates not to engage, any employee in the performance of Designated Services if the results of such person’s background check are not consistent with the standards applicable under Perot Systems’ employment policies and practices.
9.3	Subcontracting.
(a)	Permitted Subcontracting. Subject to the restrictions set forth in this Section 9.3, Perot Systems may subcontract any of the Designated Services without GPI’s Consent.

(b)	Financial Limitations on Subcontracting. Perot Systems may not, without GPI’s Consent (i) subcontract any of the Designated Services to any one entity other than an Affiliate of Perot Systems in an annual amount in excess of One Hundred Thousand Dollars ($100,000); or (ii) subcontract other than to an Affiliate of Perot Systems Designated Services in any Service Tower that generate more than ten percent (10%) of the sum of the Monthly Service Charges for the immediately prior twelve (12) month period related to such Service Tower; provided, however that Perot Systems may enter into a subcontract that exceeds the foregoing limitations if necessary to (A) reduce the impact of a Force Majeure Event or a Disaster or (B) avoid an emergency situation, except that in such case Perot Systems will use its commercially reasonable efforts to limit the use of subcontractors in excess of such percentage. Notwithstanding the foregoing, Schedule 9.3(b) sets forth Perot Systems subcontractors that the Parties have agreed, as of the Effective Date, Perot Systems may use in its provision of the Designated Services although the use of such subcontractors may exceed the limitations set forth in (i) or (ii) above.

(c)	Other Limitations on Subcontracting. In addition to the restrictions set forth in subsection (b), Perot Systems may not, without the Consent of GPI (1) subcontract any of the Designated Services to a GPI Competitor, (2) subcontract any of the Designated Services that may not, or in GPI’s reasonable judgment should not, be subcontracted for

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regulatory or similar reasons or (3) subcontract any of the Critical Services to a Third Party other than an Affiliate of Perot Systems.
(d)	Perot Systems Retained Responsibility.
(i)	Notwithstanding its right to subcontract, Perot Systems retains responsibility, with respect to subcontracted Designated Services, for its obligation to perform the Designated Service and to meet or exceed Service Levels. Furthermore, Perot Systems is responsible for the performance of all of its subcontractors to the same extent as if Perot Systems were performing those functions itself, and Perot Systems will continually monitor and manage such subcontractors.

(ii)	Even if an inadequacy in a subcontractor’s performance does not amount to a breach of this Agreement, if GPI is reasonably dissatisfied with the performance of any subcontractor that Perot Systems hires, GPI will promptly provide notice to the Perot Systems Client Executive, and Perot Systems will, as soon as practicable, replace such subcontractor with a Person that meets GPI’s standards, or perform the activities itself.

(iii)	Perot Systems will be responsible for the payment of all subcontractors hired by Perot Systems.

(iv)	Perot Systems will include in its agreements with subcontractors such written provisions as are sufficient to enable Perot Systems to comply with the provisions of this Agreement. Such provisions will include the subcontractor’s obligation to keep confidential GPI’s Confidential Information to the same extent Perot Systems is obligated to do so, and to assign to GPI any Intellectual Property Rights to the extent that such rights are to be assigned to or owned by GPI pursuant to the terms of this Agreement. Perot Systems will ensure that agreements it enters into with subcontractors providing any of the Designated Services include service level requirements relating to the Designated Services performed by the subcontractor that are no less stringent than the Service Levels under this Agreement for those Designated Services.
(e)	Background Checks. Perot Systems will not assign any subcontractor personnel who will have access to any GPI facilities, GPI Data or GPI Confidential Information to perform any of the Designated Services unless such individual has successfully passed a background check that meets the standards applicable to Perot Systems’ employment policies and practices.

(f)	Organizational Conflict of Interest. Perot Systems will use its best efforts to identify and prevent a potential subcontractor Organizational Conflict of Interest (defined below) and will inform GPI of any activity or relationship that Perot Systems has reason to believe may create an Organizational Conflict of Interest. As used herein, “Organizational Conflict of Interest” means that because of other activities or relationships with other Persons, (1) a Person is unable to render impartial assistance or advice to GPI, (2) the Person’s objectivity in performing the Designated Services under this Agreement is or might be otherwise impaired, or (3) the Person has, or attempts to create, an unfair competitive advantage against GPI.

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ARTICLE X — FACILITIES, CONSENTS, REGULATORY REQUIREMENTS
10.1	Access to Facilities and Related Services.
(a)	Each Party will provide to the other Party necessary access to its facilities for the other Party to perform its obligations under this Agreement. The Parties agree that any such access will be subject to any applicable regulations, lease restrictions and security procedures of that facility.

(b)	Perot Systems may occupy space at a GPI facility subject to the following:
(i)	Perot Systems may occupy the space at the GPI Data Center located at 3350 Riverwood Parkway, Atlanta, Georgia during the Transition to the same extent such space was used by the Designated Employees prior to the Effective Date.

(ii)	GPI will designate and provide, upon reasonable notice from Perot Systems, such other space at its facilities as reasonably required by Perot Systems to provide the Designated Services.

(iii)	In the use of such space, GPI agrees to supply water, sewer, heat, lights, air conditioning, electricity, daily janitorial services, office equipment, and furniture for Perot Systems employees; provided, however, that Perot Systems personnel will supply their own personal computers except that Transitioned Employees will retain the personal computers, on loan from GPI to Perot Systems, they were using as of the Commencement Date; provided, however that Perot Systems will return the personal computers of Dedicated Transitioned Employees to GPI at the earlier of (A) the time such Transitioned Employees cease to be dedicated to the GPI account; (B) the termination of such Transitioned Employees employment with Perot Systems or (C) the time that the personal computer is no longer used by such Transitioned Employee as a result of refresh, replacement or any other reason. GPI will be responsible for providing wireless and other Internet connectivity for Perot Systems’ personnel working at a GPI facility, provided that GPI will not be responsible for providing such Perot Systems personnel wireless or Internet connectivity while not at GPI facility, even if such persons are working on GPI matters (e.g., for cell phones, home broadband use, etc). Office space will be provided in accordance with GPI’s space standards, which GPI may revise from time to time in its sole discretion provided that it treats Perot Systems personnel on the same basis as GPI personnel, other things being equal. GPI will provide, at no charge to Perot Systems, reasonable local and long distance telephone service for Perot Systems personnel for calls relating to Perot Systems’ provision of the Designated Services when they are using GPI facilities to conduct business for GPI pursuant to this Agreement.
(c)	GPI will provide a safe working environment at the GPI Service Locations. Perot Systems will be responsible for the conduct of its employees, subcontractors and agents while in such GPI Service Locations and will take all reasonable precautions to prevent the occurrence of any injury to persons or property or any interference with GPI’s operations while occupying such space. Perot Systems agrees to cause its employees, agents and representatives to comply with any security requirements and other rules and regulations established by GPI applicable to all similarly situated employees of GPI.

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10.2	Location Changes. The Designated Services will initially be provided from those Perot Systems locations specified in Section (A) of Schedule 10.2 (the “Perot Systems Service Locations”) to those GPI locations specified in Section (B) of Schedule 10.2 (the “GPI Service Locations”; and together with the Perot Systems Service Locations, the “Service Locations”). Perot Systems may change, consolidate, eliminate or add to the Perot Systems Service Locations (each, a “Location Change”); provided that (i) Perot Systems shall give the GPI Representative written notice at least 120 days in advance of any Location Change, (ii) the Location Change shall not degrade the physical or operational environment from which the Designated Services are provided, and (iii) Perot Systems develops, in consultation with GPI, a plan to prevent any material disruption to GPI’s IT operations. Notwithstanding the foregoing, Perot Systems may not implement any Location Change without the Consent of GPI, which GPI may withhold at its discretion, if (y) such Location Change involves Help Desk Services or customer-facing functions or (z) such Location Change would, in the reasonable judgment of GPI result in a material reduction in the quality of the Designated Services, provided that GPI may not withhold its Consent pursuant to this subsection (z) if such Location Change involves a move to a comparable facility, as measured by technical sufficiency and service quality. In the event of any Location Change, Perot Systems will reimburse GPI for any of its one-time or recurring increased costs (including any increase or change to the taxes incurred by GPI) that result from implementing such Location Change.

10.3	Assistance, Consents and Governmental Approvals.
(a)	GPI hereby designates Perot Systems as its agent to manage all GPI Assets that are owned by GPI and used by Perot Systems in accordance with its Responsibilities in its provision of the Designated Services, and GPI will provide written evidence of such agency authority as Perot Systems may reasonably request.

(b)	The Parties will cooperate with each other in seeking all Required Consents. Perot Systems will pay any fees, such as transfer or upgrade fees, required to obtain any consent required to be obtained for the Software and Equipment (the “Perot Systems Required Consents”), provided that Perot Systems was given sufficient access, prior to the Effective Date, of all materials related to such Required Consents in order that Perot Systems may assess the costs associated with the Required Consents. To the extent GPI did not give Perot Systems access to such materials, GPI will pay any fees, such as transfer or upgrade fees, required to obtain any consent required to be obtained for the associated Software and Equipment, but only to the extent the withholding of materials hindered Perot Systems from making a fair assessment of the associated Required Consent costs. Perot Systems (or GPI, if the Parties have not been able to obtain any associated Perot Systems Required Consent) will exercise termination, extension, or other similar rights in accordance with the terms of Third Party leases, licenses and other contracts related to the Designated Services, as Perot Systems, after consultation with GPI, reasonably directs; and all costs, charges and fees associated with the exercise of such rights will be allocated in accordance with the Financial Responsibilities Matrix.

(c)	If any Required Consent is not obtained with respect to any lease governing Leased Equipment, any license or other agreement governing Third Party Software or any Third Party service contract, then, unless and until such Required Consent is obtained, the Parties will cooperate with each other in achieving a reasonable alternative arrangement for Perot Systems to continue performing the Designated Services which does not degrade service to GPI or result in any additional cost or expense to GPI. If and when requested by GPI, Perot Systems will provide GPI with evidence of Required Consents obtained by Perot Systems for which it is responsible.

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10.4	Export Controls.
(a)	Except as otherwise provided in this Agreement, neither Perot Systems, nor any of its subcontractors, may, without the express written Consent of GPI, perform any of the Designated Services outside of the United States.

(b)	Each Party agrees to comply with (i) all United States export laws and regulations issued by any U.S. Governmental Authority that govern the export or reexport of Software, hardware or technology provided hereunder (the “Products”) and any of the Designated Services, including without limitation the U.S. Export Administration Regulations, the International Traffic in Arms Regulations and any regulations administered by the Department of the Treasury’s Office of Foreign Assets Control, and (ii) any applicable Laws and regulations of countries other than the United States that govern the importation, use, export or reexport of the Products and Designated Services. Each Party further agrees (a) to obtain appropriate export authorizations, consents or licenses that may apply to such Party’s export of any Products or Designated Services, and (b) to comply with any conditions that are contained in any export licenses pertaining to the Products upon notice of such conditions by the other Party. Without limiting the generality of the foregoing, neither Party will export or reexport, directly or indirectly, any of the Products or Designated Services to Cuba, Iran, Libya, Syria, Sudan or North Korea. Each Party agrees to comply with any reporting requirements that may apply to the export or reexport of the Products and Designated Services and to provide to the other Party or the appropriate Governmental Authority any periodic reports containing such information as may be required under applicable Law. Perot Systems further agrees to provide GPI with Notice of any federal, state, or local U.S. taxes or tariffs that may apply to import, export or reexport of any Products or Designated Services, and, either GPI will pay such taxes or tariffs or, at the request of GPI, Perot Systems will pay any such taxes or tariffs and GPI will promptly reimburse Perot Systems for the amount so paid by Perot Systems.

(c)	Upon request from GPI in writing, Perot Systems will have the responsibility under this Agreement to obtain any specific approvals, consents, licenses, and/or permits required for any export or import of the Products, including, but not limited to making the appropriate filings with the Bureau of Industry and Security (“BIS”). GPI will reimburse Perot Systems for the actual costs and expenses Perot Systems incurred in making such filings. Each Party will reasonably cooperate with the other in making the appropriate filings with the BIS and any Governmental Authority and will, to the fullest extent permitted by law, provide any information, certificates or documents as are reasonably requested.
10.5	Regulatory Compliance.
(a)	Perot Systems will comply, and will cause each of its employees, agents and subcontractors to comply, with all Laws applicable to all corporations generally, and specifically to Perot Systems in its capacity as a provider of the Designated Services (the “Perot Systems Regulatory Requirements”).

(b)	GPI will comply, and will cause each of its employees, agents and subcontractors to comply, with all Laws applicable to all corporations generally, and specifically to GPI in its lines of business, and any specific laws which GPI directs Perot Systems to comply with pursuant to Section 10.5(c) of this Agreement (the “GPI Regulatory Requirements”).

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(c)	To the extent that GPI informs Perot Systems that Perot Systems must comply with any specific law, Perot Systems will comply therewith, as directed by GPI.
10.6	Privacy Policy. Perot Systems acknowledges that GPI may in the future implement a privacy policy designed to communicate to GPI’s customers its policies and procedures regarding its use of personal information of such Persons (a “Privacy Policy”). Perot Systems will at all times perform the Designated Services in a manner that is in compliance and consistent with any such Privacy Policy. Once implemented GPI may, from time to time, make modifications to the Privacy Policy. Upon making such modifications, GPI will provide Perot Systems with a copy of the modified Privacy Policy pursuant to Section 21.8 (Notices).
10.7 Security Requirements.
(a)	Attached hereto as Schedule 10.7(a) are GPI’s guidelines for physical security at the GPI Service Locations (the “Physical Security Guidelines”). Perot Systems will comply in all material respects, and will ensure that its agents and subcontractors comply in all material respects, with the GPI Physical Security Guidelines, as the same may be modified from time to time, at the GPI Service Locations. GPI may make modifications to the GPI Physical Security Guidelines from time to time at its discretion. The requirements imposed upon Perot Systems, its agents and subcontractors under this Section 10.7(a) are in addition to the requirements imposed under Section 10.1 (Access to Facilities and Related Services).

(b)	Attached hereto as Schedule 10.7(b) are GPI’s guidelines for logical security (the “Logical Security Guidelines”) existing as of the Effective Date. Beginning on the Effective Date, Perot Systems will comply, and will ensure that its agents and subcontractors comply, in all material respects, with the Logical Security Guidelines applicable to the Designated Services, as the same may be modified from time to time. The Parties will agree upon modifications to the Logical Security Guidelines as reasonably necessary to accommodate the use of Perot Systems Tools in providing the Designated Services (e.g., implementation of OPAS). GPI may make such changes to the Logical Security Guidelines as it deems necessary and appropriate. If Perot Systems or its agents or subcontractors discover or are notified of a breach, or potential breach, of security relating to any GPI Data, or become aware of any unauthorized access or unauthorized use of GPI’s computer systems and Software, including but not limited to, the spread of a Virus, denial of service or other similar acts, Perot Systems will promptly at no additional Charge: (i) notify GPI; (ii) investigate the breach or potential breach; (iii) take commercially reasonable steps to mitigate the effects of the breach or potential breach; and (iv) make necessary changes to ensure that such breach, or potential of breach, does not re-occur.

(c)	Between the Effective Date and the Commencement Date the Parties will review the documents attached hereto as Schedules 10.7(a) and 10.7(b), which together comprise the Logical Security Guidelines and Physical Security Guidelines, and will determine what if any changes are required thereto in light of the manner in which the Designated Services will be performed as described in the Statement of Work and other Schedules. Until the Parties have completed their review, Perot Systems will perform the Designated Services in substantial compliance with Schedules 10.7(a) and 10.7(b) as applicable to the Designated Services.
10.8	Required Changes to Designated Services. Perot Systems will modify its provision of the Designated Services if necessary to comply with changes in the Perot Systems Regulatory Requirements, GPI Regulatory Requirements, Privacy Policy, Physical Security Guidelines, or

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Logical Security Guidelines. All such modifications will be made in accordance with the Change Control Procedures. Perot Systems will be financially responsible for Changes resulting from modifications to the Designated Services required as a result of (a) Changes in Perot Systems Regulatory Requirements and (b) Changes in the Physical Security Guidelines or Logical Security Guidelines initiated by Perot Systems. GPI will be financially responsible for Changes resulting from modifications to the Designated Services required as a result of (x) Changes in GPI Regulatory Requirements, (y) Changes to the Privacy Policy, or (z) Changes in the Physical Security Guidelines or Logical Security Guidelines initiated by GPI; provided that (A) Perot Systems must demonstrate to GPI’s reasonable satisfaction the nature and amount of any incremental cost for which GPI is responsible under this Section 10.8, (B) any labor resources required by Perot Systems to complete such modifications must be charged to GPI at labor rates no higher than the applicable rates (if any)set forth in the Charges Schedule (except to the extent the labor required meets the parameters of an Included Project), and (C) Perot Systems will use commercially reasonable efforts to minimize any increase in the Charges related to any such Operational Change; provided further that, if any other Perot Systems customer requires similar modifications to the services that Perot Systems provides to them to account for changes in the same requirements affecting GPI, then Perot Systems will use commercially reasonable efforts to apportion additional charges for the modified Designated Services among the affected Perot Systems customers on a pro rata basis.
ARTICLE XI — DIVESTITURES, MERGERS AND ACQUISITIONS
11.1	Effect of Divestitures, Mergers and Acquisitions.
(a)	In the event that GPI, directly or indirectly through or in cooperation with an Affiliate, merges with or otherwise acquires a Third Party (a “GPI Acquisition Event”), then such entity’s operations requiring use of the Designated Services will become subject to this Agreement if requested by GPI in its sole discretion. If so requested by GPI, such entity will become a Service Recipient under this Agreement on the date specified by GPI, subject to the provisions of Section 1.1 and this Section 11.1(a) and (b). At GPI’s election, in the event of any GPI Acquisition Event, the Parties will renegotiate affected Base Fees, Baselines, Additional Resource Charges and Reduced Resource Credits to account for the increased volume. Perot Systems acknowledges that any such renegotiation should result in decreases in Charges for the Designated Services, commensurate with the increase in volumes. Any modifications resulting from such renegotiation will be made in accordance with the Change Control Procedures. If the Parties are unable to reach agreement regarding such matters through negotiations, the matter will be resolved pursuant to the Dispute Resolution Procedure.

(b)	If, as a result of any GPI Acquisition Event, a Third Party’s operations become subject to this Agreement pursuant to Section 11.1(a), Perot Systems will have a reasonable period of time in which to develop a mutually agreeable transition plan to provide the Designated Services and to transfer such entity’s operations and services to Perot Systems, and Perot Systems will not charge GPI for its work in creating the integration design and solution relating to such transfer. Perot Systems will provide the Designated Services to the acquired or merged entity at the Charges set forth in this Agreement and, subject to any renegotiation pursuant to Section 11.1(a), such entity’s volumes will be included in GPI’s volumes for purposes of calculating Additional Resource Charges and for determining triggers for any renegotiation under this Agreement and the Charges Schedule. If implementation of the transition plan related to any such GPI Acquisition Event requires Perot Systems to perform functions not included within its Responsibilities, the Parties will agree on a Project Plan. If implementation of the transition plan requires Perot Systems to incur costs it would not otherwise incur in

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performing its Responsibilities, GPI will reimburse Perot Systems the amount of such incremental costs, provided that (i) such costs are identified in the transition plan and have been approved by GPI, (ii) Perot Systems demonstrates to GPI the nature and amount of such costs and (iii) charges for the labor component of such assistance are charged to GPI at rates no higher than any applicable rates set forth in the Charges Schedule. Perot Systems will use commercially reasonable efforts to minimize such costs.
(c)	In the event of a GPI Acquisition Event or if GPI is acquired by a Third Party, whether as a result of an acquisition of the equity interests or assets of GPI or as a result of a merger, share exchange, consolidation or other transaction (the acquired entity or acquiring entity, in either case, the “Target Entity”), the following terms shall apply:
(i)	If the Target Entity or an Affiliate of the Target Entity receives services from a Third Party provider that is similarly situated to Perot Systems and the Third Party’s services are similar to the Designated Services and are provided at rates lower than the Charges then payable by GPI pursuant to this Agreement, GPI may request that Perot Systems reduce the Charges to a level no higher than the rates charged by such Third Party service provider to the Target Entity or its Affiliate. If Perot Systems refuses such request, GPI will be permitted to terminate this Agreement subject to payment of the Termination Fee.

(ii)	If the Target Entity or an Affiliate of the Target Entity is party to an agreement with Perot Systems pursuant to which the Target Entity or its Affiliate receive services from Perot Systems that are similar to the Designated Services, GPI may elect, in its discretion, to combine the Designated Services then provided to GPI and the Service Recipients pursuant to this Agreement with the services then provided to the Target Entity and its Affiliates pursuant to their agreement with Perot Systems. In such event, either GPI will be permitted to terminate this Agreement, or the Target Entity will be permitted to terminate the existing agreement between the Target Entity (or its Affiliates) and Perot Systems, in either case without obligation to pay any Termination Fee or similar fee or charge to Perot Systems (such terminated agreement, the “Terminated Agreement”). The agreement that GPI and the Target Entity retain is hereinafter called the “Retained Agreement.” The services that were previously rendered under the Terminated Agreement will, after termination of the Terminated Agreement, be charged at the Charges under the Retained Agreement, subject to any normalization required to account for different charging methodologies. To the extent that a service under the Terminated Agreement is not included in the Designated Services, the Parties will negotiate pricing for that service, and will consider as a key factor in such negotiations, the intended level of cost savings GPI or the Target Entity was able to achieve in the Retained Agreement.
(d)	If GPI or a GPI Affiliate transfers, by sale, consolidation, merger, share exchange, or otherwise, equity interests of a Service Recipient to a Third Party (“GPI Stock Divestiture Event”) such that the Service Recipient is no longer an Affiliate of GPI, Perot Systems will, if requested by GPI, continue to provide the Designated Services to such Service Recipient, if such Service Recipient is the surviving legal entity, at the then-current Charges for the Divestiture Service Period, and such divested Service Recipient will continue to be deemed a Service Recipient of the Designated Services. If the Service Recipient is not the surviving legal entity, Perot Systems will, if requested

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by GPI, provide the Designated Services to the Third Party that acquired the Service Recipient for the Divestiture Service Period, and such Third Party will be deemed under this Agreement as a Service Recipient. If, during any Divestiture Service Period, such Service Recipient or such Third Party, as the case may be, requests that Perot Systems provide services to such Service Recipient or Third Party, as the case may be, in addition to the Designated Services, Perot Systems and the Service Recipient or Third Party, as the case may be, must mutually agree upon a separate written agreement that sets forth the price and scope of such services.

(e)	If GPI or a GPI Affiliate transfers the business of a Service Recipient, by means of a sale of the assets of such Service Recipient, to a Third Party (“GPI Asset Divestiture Event”), Perot Systems will, if requested by GPI, provide the Designated Services to, or for the benefit of, such Third Party at the then-current Charges for the Divestiture Service Period; provided, however, that GPI (or any successor thereto) will continue to be the contracting Party under this Agreement, and such Third Party will be deemed under this Agreement as a Service Recipient. If, during any Divestiture Service Period, such Third Party requests that Perot Systems provide services to such Third Party in addition to the Designated Services, Perot Systems and such Third Party must mutually agree upon a separate written agreement that sets forth the price and scope of such services.

(f)	In the case of a GPI Stock Divestiture Event or a GPI Asset Divestiture Event where Perot Systems is providing Designated Services to a Service Recipient who is a Third Party, GPI will cause such Third Party Service Recipient to bring any claims or actions against Perot Systems relating to this Agreement through GPI. If any such Third Party Service Recipient brings a claim or action directly or indirectly (i.e., not through GPI) against Perot Systems relating to this Agreement, GPI will reimburse Perot Systems its reasonable attorneys’ fees associated with such claim or action, along with other reasonable costs associated with Perot System’s defense of such claim.

(g)	For purposes of Sections 11.1(d) and (e), the “Divestiture Service Period” shall mean a period of time equal to the lesser of (i) the remaining Term of this Agreement, (ii) twelve (12) months from the date of the closing of any GPI Stock Divestiture Event or GPI Asset Divestiture Event, plus a period during which the Service Recipient or Third Party, as the case may be, would reasonably require any Termination Assistance Services from Perot Systems,or (iii) until such time as Perot Systems and such Service Recipient or Third Party, as the case may be, enter into a separate agreement.

(h)	GPI and its Affiliates may disclose Confidential Information to Third Parties engaged in discussions with GPI regarding GPI Acquisition Events, GPI Stock Divestiture Events or GPI Asset Divestiture Events without the prior written Consent of Perot Systems; provided, that GPI and its Affiliates may discuss only so much of the Perot Systems Confidential Information with a potential acquired or acquiring entity as is reasonable in the context of the transaction under consideration. GPI shall communicate to such Third Parties the duty of confidentiality regarding such Confidential Information as set forth in Article XIII (Data and Confidentiality) of this Agreement and shall require such Third Parties to comply with restrictions at least as restrictive as those contained in Article XIII regarding the Confidential Information. Such disclosure will constitute a permitted disclosure under Section 13.2(g) (Permitted Disclosures).

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ARTICLE XII — BUSINESS CONTINGENCIES
12.1	Disaster Recovery.
(a)	At all times during the Term, Perot Systems will maintain a plan for Disaster recovery for the data center Service Locations from which it delivers the Designated Services. Furthermore, the Statement of Work includes a disaster recovery plan (the “Disaster Recovery Plan”) that is specific to the Designated Services that will be implemented in accordance with the terms of the Statement of Work, to the extent practicable and applicable, upon the occurrence of a Disaster, Force Majeure Event or other similar event. Perot Systems acknowledges that the Disaster Recovery Plan complements each of Perot Systems’ plans for Disaster recovery for the data centers from which the Designated Services are performed.

(b)	Any changes to the Disaster Recovery Plan will be made in accordance with the Change Control Procedures.
12.2	Disaster Recovery Plan Testing. Prior to conducting any test of the Disaster Recovery Plan Perot Systems will deliver to GPI the success criteria associated with the test, which criteria must be reasonably designed to show failure if implementation of the Disaster Recovery Plan would not have averted material adverse impacts to GPI’s business if an actual Disaster had occurred. Perot Systems will test the Disaster Recovery Plan no less than once per Contract Year with sufficient written notice to GPI and cooperation by Perot Systems to allow GPI to monitor the effect of tests on the Designated Services. Perot Systems will as soon as reasonably practicable provide GPI with the results of such tests. If the Disaster Recovery Plan fails to meet its success criteria by more than a de minimis amount, Perot Systems will at no additional Charge and as soon as reasonably practicable fix any identified material failures. In addition, if any identified failure occurring during an actual Disaster would have resulted in an adverse impact on GPI’s business, then Perot Systems at no additional Charge will within fifteen (15) Business Days retest the portions of the Disaster Recovery Plan test that failed, provided that Perot Systems will perform a full retest if a full retest is required to mitigate any potential material risk to GPI’s business. The testing process will be repeated until any failure to meet the success criteria is de minimis and, if the failure occurred during an actual Disaster, would not have resulted in an adverse impact to GPI’s business. If a test of the Disaster Recovery Plan has failed three (3) times such that if the failures occurred during an actual Disaster GPI would have suffered a material adverse impact to its business, then Perot Systems will be deemed to be in material breach of its obligations under this Agreement.
12.3	Effects of Disasters.
(a)	If a Disaster occurs at a Perot Systems Service Location, Perot Systems (i) will promptly implement the Disaster Recovery Plan; (ii) will otherwise be responsible for mitigating the effects of the Disaster on its performance of the Designated Services; and (iii) will notify GPI as soon as reasonably practicable.

(b)	If a Disaster occurs at a GPI Service Location, Perot Systems will perform its Responsibilities as set forth in the Statement of Work to the best of its ability, and will otherwise implement the Disaster Recovery Plan to the extent applicable. In addition to the foregoing, Perot Systems will take all commercially reasonable steps to assist GPI in maintaining or restoring, as the case may be, normal operations at the affected GPI Service Location(s).

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(c)	During a Disaster, the Parties will (i) perform any Responsibilities set forth in the Statement of Work that are specified therein to be performed in the event of a Disaster, and (ii) adhere to any procedures and protocols set forth in the Procedures Manual that are specified therein to be followed in the event of a Disaster.

(d)	During any Disaster, Perot Systems will notify GPI daily of the status of the Disaster. Furthermore, during a Disaster, Perot Systems will not give any of its other similarly situated customers higher priority for recovery of services than it gives to GPI.

(e)	Perot Systems will not be excused from performance of its Responsibilities or its obligation to meet Service Levels during a Disaster unless the underlying cause of the Disaster gives rise to Perot Systems Excuse.

(f)	If, after the occurrence of a Disaster, Perot Systems, after using commercially reasonable efforts, is unable to perform its Responsibilities and such inability to perform has a material adverse effect on GPI’s business for more than twenty-four (24) consecutive hours or more than thirty-six (36) hours in any thirty (30) day period then, to the extent Perot Systems is unable to perform, GPI may procure replacement services from an alternate source. Unless the underlying cause of the Disaster gave rise to Perot Systems Excuse, Perot Systems will be financially responsible, subject to the limitations of liability set forth in Article XVIII (Liability) and the exceptions therefrom, for payment for such replacement services until such time as Perot Systems is fully able to resume performance of its Responsibilities. GPI will continue to pay Perot Systems the Charges set forth in the Charges Schedule and Perot Systems will continue to use commercially reasonable efforts to resume performance of its Responsibilities. Where Perot Systems is financially responsible for the payment for replacement services, GPI will use commercially reasonable efforts to minimize the charges to be incurred for such replacement services.
12.4	Force Majeure.
(a)	Each Party will be excused from performance under this Agreement (other than obligations to make payments pursuant to this Agreement and, in the case of Perot Systems, its obligation to perform Disaster Recovery Services in accordance with the Statement of Work, but only to the extent such Force Majeure Event does not prevent performance of such Disaster Recovery Services) for the period and to the extent that it is prevented from performing any obligations pursuant to this Agreement, in whole or in part, as a result of a Force Majeure Event. If either Party is prevented from, or delayed in performing any of its obligations under this Agreement by a Force Majeure Event, it will promptly, or as soon as reasonably practicable, notify the other Party (which notice may be given orally, provided that any oral notice must be confirmed in writing within five (5) days of the inception of the delay) of the occurrence of a Force Majeure Event and describe, in reasonable detail, the circumstances constituting the Force Majeure Event and of delays or anticipated delays in the performance of such Party’s obligations. Such Party will continue to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay.

(b)	A “Force Majeure Event” will mean the occurrence of fires, floods, earthquakes, elements of nature, acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, sabotage, embargo, government action or order, blackouts, epidemic or quarantine, strikes/labor difficulties (except strikes/labor difficulties by the employees of the non-performing Party), or any other similar cause beyond the reasonable control of such Party. Force Majeure Events do not include

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occurrences where the non-performing Party is at fault for causing a delay and the delay could have been prevented by reasonable precautions or could have been circumvented by the non-performing Party through the use of alternate sources, work-around plans, or other reasonable means.

(c)	If a Force Majeure Event substantially prevents, hinders or delays Perot Systems’ performance of the Designated Services for more than seventy-two (72) hours, then GPI may procure replacement services from an alternate source and subject to the remainder of this subsection (c), Perot Systems will be liable for payment for such replacement services from the alternate source for so long as the prevention, hindrance, or delay in performance continues. GPI will use commercially reasonable efforts to minimize the charges to be incurred for such replacement services. During such time, GPI will continue to pay Perot Systems the Charges set forth in the Charges Schedule for the Designated Services being replaced.
12.5	Other Business Contingencies. In each instance under Sections 10.7(b)(iii) (Security Requirements), 12.3(b) and 12.3(f) ( Effects of Disasters), 16.1(g) (“Viruses and Denial of Service Attacks”), 16.2(e) (“Disabling Devices”), and 16.2(h) (“Viruses and Denial of Service Attacks”) for which either Party has an obligation to use commercially reasonable efforts to perform, Perot Systems will be excused from meeting its Responsibilities, Service Level obligations and other service related obligations to the extent that (A) Perot Systems is unable to meet such obligations because the underlying event (e.g., a denial of service attack) made it unfeasible to meet those obligations, notwithstanding its use of commercially reasonable efforts to perform and (B) Perot Systems has otherwise performed its obligations under this Agreement pertaining the underlying event (e.g., in the case of a Disaster, it has performed its obligations related to Disasters and the Disaster Recovery Plan in addition to its obligations to use commercially reasonable efforts pursuant to Sections 12.3(b) and 12.3(f)).
ARTICLE XIII — DATA AND CONFIDENTIALITY
13.1	Data.
(a)	Ownership and Use of Data. As between Perot Systems and GPI, GPI Data is the exclusive property of GPI. Perot Systems will use the GPI Data only in connection with providing the Designated Services and conducting necessary testing pursuant to this Agreement, all in accordance with Perot Systems’ obligations under this Agreement. Except as otherwise expressly agreed in writing, Perot Systems will not, and will not attempt to, sell, license, provide, disclose, use, pledge, hypothecate and/or in any other way transfer the GPI Data. All such attempts by Perot Systems will be void, without legal effect and deemed a material breach of this Agreement. All access to GPI Data will be subject to the Confidentiality provisions set forth in Section 13.2 (Confidentiality).

(b)	Risk of Data Loss. When GPI Data is in Perot Systems’ possession or under Perot Systems’ control and an event occurs that prevents or hinders the access to or reliable use of such GPI Data (including loss of such GPI Data, in whatever form or format) (a “Data Loss Event”), Perot Systems will re-create or restore such data and cure (to the extent practicable) such Data Loss Event, in each case, as soon as reasonably practicable, in accordance with its Responsibilities set forth in the Statement of Work applicable to Disaster Recovery Services. If a Data Loss Event results from a Force Majeure Event, the Parties will share equally the actual cost incurred by Perot Systems in re-creating or restoring the data. If a Data Loss Event results from a Perot Systems Excuse (other than a Perot Systems Excuse resulting from a Force Majeure Event), then Perot Systems may

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charge GPI for actual costs incurred by Perot Systems in re-creating and restoring the data to the extent such costs result from activities in addition to the Responsibilities Perot Systems is obligated to perform in accordance with the applicable Statement of Work. In the case of each of the foregoing events, Perot Systems will consult with GPI before performing such re-creation or restoration, and GPI may, at its discretion, direct Perot Systems not to restore or recreate the data.

(c)	Data Security. Perot Systems will maintain safeguards for protecting against the loss and disclosure of the GPI Data in accordance with the security procedures of the Logical Security Guidelines. GPI will safeguard all data owned by Perot Systems in GPI’s possession.

(d)	Copies of Data for GPI. Upon written request to Perot Systems, Perot Systems will return the GPI Data to GPI on such media as reasonably requested by GPI. Except to the extent prevented from providing GPI with the GPI Data due to circumstances beyond Perot Systems’ reasonable control, Perot Systems will never refuse for any reason, including GPI’s material breach of this Agreement, to provide GPI with the GPI Data in accordance with this Section. Perot Systems hereby agrees that GPI may obtain injunctive relief to enforce the provisions of this Section 13.1(d).
13.2	Confidentiality.
(a)	Confidential Information Defined. For purposes of this Agreement, “Confidential Information” will include, whether acquired under or in connection with this Agreement or obtained in connection with the relationship of GPI and Perot Systems or any of their Affiliates, subcontractors or predecessors before or after the Effective Date:
(i)	Information relating to a Party’s, a Party’s Affiliate’s or any Service Recipient’s business, affairs, customers, employees, service providers, financial condition, marketing or development plans, strategies, inventions, discoveries, ideas, concepts, processes, techniques, methodologies, know-how, forecasts and forecast assumptions and volumes, performance, or operations that such Party treats as confidential or proprietary;

(ii)	The terms and conditions of this Agreement and all matters related thereto;

(iii)	Information concerning any breach under or any Dispute regarding this Agreement;

(iv)	The Parties’ or any Service Recipient’s conduct, decisions, documents, and negotiations as part of, and the status of, any Dispute resolution proceedings under the Dispute Resolution Procedure;

(v)	Information that is the confidential information of a Third Party and disclosed to a Party or a Service Recipient subject to an obligation of confidentiality;

(vi)	A Party’s or Service Recipient’s Trade Secrets;

(vii)	A Party’s or Service Recipient’s Software and all GPI Data; and

(viii)	Any other information, whether in a tangible medium or oral and whether proprietary to the other Party or not, that is reasonably understood to be

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confidential or proprietary, whether or not identified as such at the time of its disclosure.
(b)	Excluded Information. Information is not considered Confidential Information if such information:
(i)	Is or becomes publicly available or available in the industry other than as a result of any breach of this Agreement or of any other duty of a Party;

(ii)	Was previously known to a Party free of any obligation to keep it confidential;

(iii)	Is independently developed without the use of or reference to the Confidential Information of the other Party; or

(iv)	Is or becomes available to that Party from a source that is lawfully in possession of the information and that is not subject to a duty of confidentiality, whether to the other Party or any other Person(s).
(c)	Trade Secrets. A Trade Secret must be identified as such by the disclosing Party within two (2) years of its disclosure to the receiving Party.

(d)	Use of Confidential Information. Except as otherwise provided in this Agreement, information gathered or compiled by either Party for the other is proprietary and the Party gathering or compiling such information may not disclose, license, allow access to or sell such information to any other Person(s). Neither Party will disclose the Confidential Information of the other Party to any Third Party, except as permitted under Sections 13.2(g) (Permitted Disclosures) or 13.2(h) (Required Disclosures). All Confidential Information will be held and protected by the recipient in strict confidence in accordance with 13.2(e) (Standard of Care) below and will be used and disclosed by the recipient only as required to render performance or to exercise rights and remedies under this Agreement, but only in strict compliance with the terms of this Article XIII and Section 11.1 (Effect of Divestitures, Mergers and Acquisitions). In the event of any disclosure or loss of, or inability to account for, any material Confidential Information of the disclosing Party, the recipient will promptly, at its own expense: (i) notify the disclosing Party in writing; (ii) take such actions as may be necessary or reasonably requested by the disclosing Party to minimize any violation of the terms of this Section 13.2; and (iii) cooperate in all reasonable respects with the disclosing Party to minimize any violation and any damage resulting therefrom.

(e)	Standard of Care. Each Party will use at least the same degree of care in maintaining the confidentiality of the other Party’s Confidential Information as that Party uses with respect to its own proprietary or confidential information of a similar nature, and in no event less than reasonable care.

(f)	Survival. Each Party will protect the other Party’s Confidential Information as provided for in this Article XIII for the longer of (i) three (3) years following the date of expiration or termination of this Agreement or (ii) (A) in the case of Trade Secrets, so long as such Confidential Information remains a Trade Secret; (B) in the case of personally identifiable GPI Data, in perpetuity; (C) in the case of personnel or employment related information, in perpetuity; (D) in the case of Third Party Software and Related Documentation, until expiration of the restrictions on the disclosure of such materials imposed by the Third Party; and (E) in the case of any materials that are

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marked or otherwise indicated in writing to be treated as confidential, restricted or proprietary until a certain date, until such date.

(g)	Permitted Disclosures. A Party may disclose Confidential Information to its Affiliates, officers, directors, employees, legal representatives, accountants, tax advisors, agents and contractors, on a need-to-know basis for purpose of providing or receiving, as the case may be, the Designated Services. Each Party must inform each such Person to whom any Confidential Information is so communicated of the duty of confidentiality regarding that information under this Agreement and impose on that Person the obligation to comply with restrictions at least as restrictive as those contained in this Article XIII regarding the Confidential Information.

(h)	Required Disclosures. Each Party may disclose Confidential Information in response to a request for disclosure by a court or another Governmental Authority, including a subpoena, court order, or audit-related request by a taxing authority or other Governmental Authority, or if so obligated under applicable Laws or regulatory authority, if that Party:
(i)	Promptly notifies the other Party of the terms and the circumstances of that request;

(ii)	Consults with the other Party, and cooperates with the other Party’s reasonable requests to resist or narrow that request;

(iii)	Furnishes only information that, according to advice (which need not be a legal opinion) of its legal counsel, that Party is compelled by Law or regulatory authority to disclose; and

(iv)	Uses reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.
(i)	Title to and Disclosure of Confidential Information. The Confidential Information disclosed by one Party to the other Party will remain the property of the disclosing Party, and nothing in this Article XIII grants or confers any ownership rights in or license to any of that information to the other Party. Nothing contained in this Section 13.2 will be construed as obligating a Party to disclose any Confidential Information to the other Party.

(j)	Return of Confidential Information. Promptly upon expiration or termination of this Agreement, each Party will either (i) return to the other Party all of its Confidential Information in the first party’s possession, or (ii) at the other Party’s option, destroy all of such other Party’s Confidential Information in the first Party’s possession and certify to such destruction in writing.
13.3	Irreparable Harm. The Parties acknowledge that any disclosure or misappropriation (including Perot Systems’ failure to provide GPI Data under Section 13.1(d) (Copies of Data for GPI)) of GPI Data or Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Each Party therefore agrees that the other Party will have the right to apply to any court of competent jurisdiction for a temporary or provisional order restraining any breach or impending breach of Section 13.1 (Data) or Section 13.2 (Confidentiality) without the necessity of posting bond. This right will be in addition to any other remedy available under this Agreement, at law or in equity.

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ARTICLE XIV — AUDIT RIGHTS
14.1	Operational Audits. Not more than once per Contract Year, including the Contract Year following the Term or the Termination Assistance Period, GPI or its authorized Third Party auditors (either, a “GPI Auditor”) may audit systems, processes and Perot Systems Records of Perot Systems and, subject to Section 14.6 below, of Perot Systems’ subcontractors (including making copies of Perot Systems Records) and inspect the Perot Systems Service Locations in connection with all matters related to this Agreement, including, but not limited to Perot Systems’ compliance with the terms, conditions and requirements of this Agreement; provided, that audits described in this section shall not include audits described in Section 14.4. GPI will provide Perot Systems at least seven (7) days’ Notice of its intent to conduct any such audit. Audits will be conducted during normal business hours. GPI Auditors may conduct audits in addition to the one (1) ordinarily allowed if (a) the audit reveals discrepancies between the status of the operations and Perot Systems’ obligations under this Agreement and GPI reasonably determines that any such discrepancies could have an adverse impact on its business; or (b) GPI reasonably determines that an audit is warranted to determine the cause for documented failures. The limitation on the number of audits hereunder will not apply to audits of Perot Systems’ compliance with the Physical Security Guidelines or the Logical Security Guidelines, and GPI may audit Perot Systems’ compliance with the Physical Security Guidelines or the Logical Security Guidelines at any time without the giving of Notice. GPI acknowledges that all Third Party GPI Auditors must not be a competitor of Perot Systems, and must enter into a confidentiality agreement with Perot Systems prior to conducting such audits, provided that Perot Systems acknowledges that such confidentiality agreement will be reasonable and have confidentiality terms no more stringent that the confidentiality terms set forth in Section 13.2 (Confidentiality) of this Agreement.
14.2	Regulatory Audits. Upon written request made by a Governmental Authority to Perot Systems or to GPI, or by GPI on behalf of a Governmental Authority, Perot Systems will (i) promptly make available to the requesting entity or GPI Auditors any and all information relating to Perot Systems’ or any of its subcontractors’ compliance with the Regulatory Requirements and, if so requested, (ii) allow the requesting Governmental Authority to visit an Perot Systems Service Location for purposes of observing Perot Systems’ or any of its subcontractors’ compliance with the Regulatory Requirements.
14.3	Operational Audit Results. If the audits under Sections 14.1 (Operational Audits) or Section 14.2 (Regulatory Audits) uncover a discrepancy between Perot Systems’ operations and Perot Systems’ Responsibilities under this Agreement, or any other failure of Perot Systems to comply with its obligations under this Agreement or Laws, then Perot Systems will, at its expense, and will cause each of its subcontractors, employees and agents to, promptly take action to alleviate the discrepancy or comply with such requirements or Laws.
14.4	Financial Audits. A GPI Auditor may from time to time, but not more than once per Contract Year, upon the giving of reasonable Notice, audit the Perot Systems Records to determine the accuracy of the Charges. Such audits may be conducted during the Term and Termination Assistance Period, and for a period of twelve (12) months thereafter. If, as a result of a financial audit, it is established that Perot Systems has overcharged GPI on a net basis, GPI will notify Perot Systems of the net amount of such overcharge and Perot Systems will promptly pay to GPI the net amount of the overcharge, plus any interest accrued which will be calculated as set forth herein. If Perot Systems disagrees with such audit findings, then such dispute will be handled in accordance with the Dispute Resolution Procedure. For the purposes of this Section, interest on any net overcharge will be calculated from the date of receipt by Perot Systems of the overcharged amount until the date of re-payment to GPI at the rate of one percent (1%) per month.

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14.5	Perot Systems Records. “Perot Systems Records” will include, but not be limited to, accounting and other records and supporting evidence reasonably deemed necessary by GPI to substantiate the Charges, the Designated Services or other obligations of Perot Systems under this Agreement; provided, however that Perot Systems Records will not include information regarding Perot Systems’ cost of providing the Designated Services unless such costs are the basis for Charges for Designated Services (including any Charges calculated on a pass-through basis). Throughout the Term and for a period of three (3) years after final payment by GPI under this Agreement, Perot Systems will provide GPI and GPI Auditors with access to the Perot Systems Records and all of Perot Systems’ facilities, and GPI and GPI Auditors will be allowed to interview any of Perot Systems’ employees. Perot Systems will retain all Perot Systems Records in accordance with GPI’s document retention policy as set forth in the Procedures Manual. Perot Systems will provide adequate and appropriate work space during such period for GPI Auditors to conduct audits in compliance with this Article XIV , and will provide such assistance as they reasonably require.
14.6	Access to Third Parties. To the extent permitted by Perot Systems’ agreements with its subcontractors, Perot Systems will require all of its subcontractors performing Designated Services, and to the extent reasonably practicable, their subcontractors to comply with the provisions of this Article XIV as if such subcontractors were Perot Systems.
14.7	Cooperation and Assistance. Perot Systems will, at no additional Charge, cooperate with GPI and the GPI Auditors and provide such assistance as may reasonably be requested in connection with audits performed by GPI or GPI Auditors pursuant to this Agreement.
14.8	No Unreasonable Disruption. GPI audits will be conducted in a manner that does not unreasonably disrupt or delay Perot Systems’ performance of services for its other customers.
14.9 SAS 70 Reviews.
(a)	Perot Systems will perform no fewer than one (1) SAS 70 Type II Review (a “SAS 70 Review”) per calendar year for each Perot Systems Service Location that is a data center. Perot Systems will provide GPI with reports of the findings from the SAS 70 Reviews (each, a “SAS 70 Report”) on approximately November 1 in that Contract Year.

(b)	Prior to the Effective Date Perot Systems provided GPI a copy of the most recent SAS 70 Report for the SAS 70 Review of its Plano, Texas Data Center (the “Baseline SAS 70 Review”). Prior to initiating any SAS 70 Review, Perot Systems will Notify GPI if the scope of the upcoming review differs, in any material respect, from the scope of the Baseline SAS 70 Review. GPI may request that Perot Systems modify the scope of the SAS 70 Review such that GPI can reasonably rely upon the SAS 70 Review as evidence (assuming a favorable result from such review) that Perot Systems’ internal controls are effective in order that GPI and the GPI Auditors can make their necessary or required attestations, certifications or other statements that GPI’s internal controls over its financial reporting are adequate in accordance with Section 404 of Sarbanes Oxley (“Section 404”). Perot Systems will consider GPI’s request, and if practicable Perot Systems will incorporate any such scope modifications; provided that it will not be deemed practical for Perot Systems to implement such scope changes if doing so would cause Perot Systems to incur additional costs or would have a negative impact on its other customers in the applicable data center. If Perot Systems does not incorporate such modifications in accordance with the previous sentence, or if after GPI receives the SAS 70 Report and determines that an additional audit is necessary for it to meet its control requirements, then Perot Systems, at the request of GPI, will request its external

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auditor performing the SAS 70 Review to coordinate with GPI and its auditors to perform a supplementary audit to Perot Systems’ SAS 70 Review that includes GPI’s requested modifications. Any incremental costs related to the supplemental audit will be borne by GPI.

(c)	Perot Systems will cause its subcontractors who control a data center from which Designated Services are being performed to perform SAS 70 Reviews that Complement the SAS 70 Reviews performed pursuant to this Agreement. If Perot Systems is unable to cause its subcontractors to perform SAS 70 Reviews, then Perot Systems will perform audits of the internal controls of its subcontractors’ that perform the Designated Services to ensure that such internal controls Complement the internal controls of Perot Systems. For purposes of this Section 14.9(c), “Complement” means that the internal controls of the subcontractors, when taken in combination with the internal controls of Perot Systems represents the entire control environment applicable to the Service Location that is the subject of the SAS 70 Review.

(d)	During the period in which Perot Systems external auditors are conducting the SAS 70 Review, Perot Systems will provide GPI periodic updates on the status of the review, and specifically notify GPI of any significant weaknesses that are identified in the internal controls at the applicable Service Location(s).

(e)	Upon completion of each SAS 70 Review, Perot Systems will provide GPI the SAS 70 Report within the time frames set forth in subsection (a). If the Perot Systems auditor conducting the SAS 70 Report identifies any control issue (a “Control Deficiency”) that has not theretofore been corrected or mitigated, and if the Control Deficiency does or could have a material negative impact on GPI’s control environment in the Perot Systems Service Location or such Control Deficiency is of such a nature that it is endemic to the entire Perot Systems Service Location that is the subject of the SAS 70 Review, then Perot Systems’ failure to promptly remedy the Control Deficiency will be deemed a material breach of this Agreement.
ARTICLE XV — TERMINATION
15.1	Termination for Convenience. Not sooner than the first anniversary of the Commencement Date, GPI may terminate (a) this Agreement or (b) one or more Service Towers, for convenience by providing Perot Systems with at least 120 days’ prior Notice of GPI’s intent to terminate and paying Perot Systems the Termination Fee. In the case of the termination of this Agreement as a whole for convenience, upon its payment of the appropriate Termination Fee, GPI will be under no further obligation to pay any Charges arising from and after the date of termination. In the case of the termination for convenience of less than this Agreement as a whole, upon its payment of the appropriate Termination Fee, GPI will be under no further obligation to pay any Charges arising from and after the date of termination with respect to the terminated Service Tower(s).
15.2	Reserved.
15.3	Termination for Change in Control of Perot Systems. In the event of a Change in Control of Perot Systems, GPI may terminate this Agreement as a whole by giving Perot Systems Notice of the termination no more than ninety (90) days after the effective date of the Change in Control and at least sixty (60) days prior to the termination date specified in the Notice. If GPI terminates this Agreement pursuant to this Section 15.3, and if the Person acquiring Control is not listed as one of the GPI Competitors on Schedule 9.2(a)(i)(B) on the effective date of the Change in Control, GPI will pay Perot Systems the Termination Fee, provided that the portion of the

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Termination Fee set forth in Schedule 15.1 shall be reduced by 50%. If, however, GPI terminates this Agreement pursuant to this Section 15.3, and if the Person acquiring Control is listed as one of the GPI Competitors on Schedule 9.2(a)(i)(B) on the effective date of the Change in Control, GPI will not be required to pay any Termination Fee.
15.4	Termination for Cause.
(a)	If Perot Systems defaults in the performance of any of its material obligations under this Agreement and does not cure such default within thirty (30) days of receipt of a Notice of default, then GPI may, by giving Notice to Perot Systems, terminate this Agreement, as a whole or any affected Service Tower(s) as of the termination date specified in the Notice; provided that, if the nature of the breach is such that it cannot be cured within thirty (30) days, Perot Systems shall be permitted a longer period to cure such breach (not to exceed sixty (60) days from receipt of Notice of default from GPI), provided that Perot Systems commences efforts to cure the breach within thirty (30) days of receipt of the Notice of default and continues to diligently pursue efforts to cure the breach.

(b)	If at any time: (i) Perot Systems has in the immediately preceding twelve (12) month period, repeatedly defaulted on its obligations under this Agreement (whether material or non-material); (ii) with respect to each such default, Perot Systems either (A) has received notice from GPI describing the default or (B) should have reasonably known (without notice from GPI) of the occurrence of such default, and (iii) the defaults resulted from the same or substantially similar underlying causes, conditions or behavior, the cumulative effect of which is material, then GPI may provide Perot Systems Notice that it intends to terminate the Agreement as a whole or the affected Service Towers, which Notice must specify in reasonable detail the defaults giving rise to the Notice. Within ten (10) Business Days of its receipt of such Notice or such longer period as agreed by the Parties in writing is reasonably required in the circumstances, Perot Systems must provide GPI a cure plan (the “Cure Plan”) which must be reasonably acceptable to GPI. The Cure Plan will set forth the activities that Perot Systems will undertake within the following forty-five (45) day period to cure the underlying reasons for the repeated defaults and to provide GPI reasonable assurance that such repeated defaults will not re-occur. If Perot Systems (i) fails to deliver a reasonably acceptable Cure Plan within the ten (10) Business Day period (or, if applicable, such longer period as may have been agreed upon by the Parties in writing) or (ii) fails to undertake the activities that will cure the underlying reasons for the defaults as set forth in the Cure Plan, or (iii) notwithstanding the undertaking of the activities in the Cure Plan, such defaults repeatedly re-occur within the following six (6) months, GPI may, by giving Notice of Termination to Perot Systems, terminate this Agreement, as a whole, or any Service Tower as to which the defaults were material, as of the termination date specified in the Notice of Termination.

(c)	GPI’s right to give Notice of termination under this Section 15.4 shall expire sixty (60) days after GPI’s right to give such Notice arises.

(d)	If GPI rightfully terminates this Agreement for cause pursuant to this Section 15.4, it will not be obligated to pay Perot Systems any Termination Fee or penalties with respect to such termination.
15.5	Perot Systems’ Right to Terminate
(a)	If GPI defaults in its obligation to pay Perot Systems under Section 4.3 (a, d, & e) of this Agreement and does not cure such default within ten (10) days after a Notice of failure

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to pay from Perot Systems, then Perot Systems may, by giving Notice to GPI, terminate this Agreement as of the termination date specified in the Notice. Perot Systems shall continue to perform all Designated Services in accordance with this Agreement during such cure period and shall, if requested by GPI, perform Termination Assistance Services pursuant to Section 15.12; provided that GPI will be obligated to pay Perot Systems’ good-faith estimate of any Charges for Termination Assistance Services in advance for the month that such Termination Assistance will be rendered, with actual Charges to be reconciled in arrears, and Perot Systems shall not be obligated to provide Termination Assistance Services if it has not received such payment in advance. Perot Systems’ right to give Notice of termination under this Section 15.5(a) shall expire upon GPI’s payment of all amounts due to Perot Systems.

(b)	If GPI defaults in its material obligations under Section 13.2 (Confidentiality) and does not cure such default within thirty (30) days of receipt of a Notice of default, then Perot Systems may terminate this Agreement as a whole as of the termination date specified in the Notice; provided that, if the breach cannot be cured within thirty (30) days, GPI shall be permitted a longer period to cure such breach (not to exceed sixty (60) days from receipt of Notice of default from Perot Systems), provided GPI commences efforts to cure the breach within thirty (30) days of receipt of the Notice of default and continues to diligently pursue efforts to cure the breach. Perot Systems’ right to give Notice of termination under this Section 15.5(b) shall expire upon GPI’s cure of the default(s) giving rise to the right to terminate.
15.6	Service Level Termination Event. Upon the occurrence of any one of the following events (each, a “Service Level Termination Event”), other than as a result of Perot Systems Excuse, GPI may terminate this Agreement as a whole, or as to any affected Service Tower, immediately upon Notice to Perot Systems and without providing Perot Systems a right to cure, effective as of the date specified in the Notice: (i) a Minimum Service Level Failure for the same Critical Service Level for any three (3) consecutive months, or for any five (5) out of a twelve (12) month period; (ii) if GPI has earned Service Level Credits that equal the At Risk Amount for three (3) consecutive months, or for any five (5) out of a twelve (12) month period; and (iii) if in any twelve (12) month period, Perot Systems has triggered Service Level Credits equal to or exceeding fifty percent (50%) of the total At Risk Amount for such period. If GPI terminates this Agreement pursuant to this Section 15.6, it will not be obligated to pay Perot Systems any Termination Fee or penalties with respect to such termination. GPI’s right to give Notice of termination under this Section 15.6 shall expire ninety (90) days after GPI’s right to give such Notice arises.
15.7	Termination for Force Majeure Event. GPI may terminate this Agreement as a whole, or any affected Service Towers on Notice to Perot Systems if any Force Majeure Event prevents, hinders, or delays Perot Systems’ performance of any Designated Services for more than 180 days, which termination will be effective on the date given in the Notice. GPI’s right to give Notice of termination under this Section 15.7 shall expire on the earlier to occur of (i) the expiration of sixty (60) days after GPI’s right to give such Notice arises or (ii) the date, if any, that Perot Systems recommences substantial performance of the Designated Services.
15.8	Termination for Disaster. GPI may terminate this Agreement as a whole, or any affected Service Towers on Notice to Perot Systems if a Disaster which materially prevents, hinders or delays Perot Systems’ performance of any Designated Services has a material adverse effect on GPI’s business for more than ten (10) consecutive days or for more than thirty (30) days in any twelve (12) month period, unless the cause of the Disaster gave rise to Perot Systems Excuse, which termination will be effective on the date given in the Notice. GPI’s right to give Notice of termination under this Section 15.8 shall expire on the earlier to occur of (i) the

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expiration of sixty (60) days after GPI’s right to give such Notice arises or (ii) the date, if any, that Perot Systems recommences substantial performance of the Designated Services.
15.9	Termination for Insolvency. In the event that either Party (i) files for bankruptcy; (ii) becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or the appointment of a receiver or similar officer for it; (iii) makes an assignment for the benefit of all or substantially all of its creditors; or (iv) enters into an agreement for the cancellation, extension, or readjustment of substantially all of its obligations, then the other Party may, by giving Notice of termination to the first Party, terminate this Agreement as of a date specified in such Notice of termination; provided, however, that Perot Systems will not have the right to exercise such termination so long as GPI remains current in its obligations to pay for the Designated Services in accordance with this Agreement.
15.10	Termination for Transition Failure. GPI may terminate this Agreement as a whole (or affected Designated Services), without obligation to pay Termination Fees or penalties, immediately upon Notice to Perot Systems after either of the following events: (i) Perot Systems fails to meet, in any material respect, two (2) consecutive Critical Milestones; (ii) Perot Systems fails to meet, in any material respect, a total of three (3) Critical Milestones or (iii) GPI earns Milestone Credits equal to the Transition At-Risk Amount. GPI’s right to give Notice of termination under this Section 15.10 shall expire on the later to occur of (x) the expiration of sixty (60) days after GPI’s right to give such Notice arises or (y) Perot Systems’ completion of the Critical Milestones giving rise to the right to terminate.
15.11	Effect of Termination.
(a)	All Termination Fees will be calculated and paid in accordance with the following:
(i)	The portion of the Termination Fee set forth in Schedule 15.1 will be calculated on the effective date of the termination as set forth in GPI’s Notice of termination.

(ii)	The portion of the Termination Fee set forth in Schedule 15.1 will be paid as follows: (A) seventy percent (70%) to be paid on the effective date of the termination; (B) fifteen percent (15%) to be paid within twelve (12) months of the effective date of the termination; provided, however if GPI ceases to receive all of the terminated Designated Services prior to such twelve (12) month period, the remaining thirty percent (30%) will paid on the date GPI ceases to receive all of the terminated Designated Services; and (C) if GPI continues to receive any of the terminated Designated Services after the twelve (12) month anniversary of the effective date of termination, GPI will pay the remaining fifteen percent (15%) on the earlier of (y) the twenty-four (24) month anniversary of the effective date of termination or (z) the date GPI ceases to receive all of the terminated Designated Services.

(iii)	Subject to Perot Systems’ obligation to mitigate, Wind-down Expenses will be invoiced to GPI as they accrue and GPI will pay such Wind-down Expenses in accordance with Section 4.2(a).

(iv)	Except as expressly set forth in this Agreement, no Termination Fee, charge or penalty will be payable by GPI in connection with its termination of this Agreement as a whole or with respect to any Service Tower.

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(b)	Notwithstanding anything to the contrary in this Agreement, regardless of the grounds for any termination, GPI shall pay Perot Systems for all Charges payable by GPI arising prior to the effective date of termination, any accrued and unpaid Transition Fees applicable to Transition tasks completed by Perot Systems prior to the effective date of termination, any Charges for Termination Assistance (which could include payment for Designated Services), and any expenses incurred by Perot Systems prior to the effective date of termination for which GPI is financially responsible under this Agreement, and GPI will continue to be responsible for all Taxes for which it is responsible under this Agreement.

(c)	The Parties acknowledge that if GPI terminates less than all of the Designated Services under this Agreement, the Parties will modify the remaining Designated Services, in accordance with the Change Control Procedures, to take into account any dependencies and inter-relationships between the remaining Designated Services and the terminated Designated Services.
15.12	Termination Assistance.
(a)	For a period specified by GPI in its discretion, not to exceed twenty-four (24) months following the expiration or termination of this Agreement or any Service Tower for any reason (the “Termination Assistance Period”), Perot Systems will perform, at the request of GPI, the terminated or expired Designated Services and provide to GPI or a Successor Provider any and all assistance reasonably requested by GPI to allow the terminated or expired Designated Services to continue without interruption or adverse effect, to mitigate any disruption to GPI’s business, and to facilitate the orderly transfer of responsibility for the terminated or expired Designated Services to GPI or one or more Successor Providers (collectively, the “Termination Assistance Services”). GPI acknowledges that Perot Systems may require the Successor Provider to enter into a commercially reasonable confidentiality agreement prior to Perot Systems sharing any Perot Systems Confidential Information with such Successor Provider.

(b)	Notwithstanding anything to the contrary in this Agreement, if GPI elects to receive Termination Assistance Services, during such period GPI will pay Perot Systems: (1) for continued performance of the expired or terminated Designated Services, the Charges applicable to those Designated Services as set forth in the Charges Schedule (i.e., Monthly Service Charges subject to the appropriate Adjustments); provided that in the event of Termination Assistance Services that will be performed after the expiration or termination date of this Agreement, the Charges applicable to the expired Designated Services at the end of the Term or the extended Term will apply subject to any increases for resulting from an Economic Change Adjustment in accordance with the terms of the Charges Schedule; and (2) for activities associated with the transition of Designated Services to GPI or a Third Party that are not within the scope of the Designated Services, unless otherwise agreed by the Parties on a time and materials basis no higher than the Labor Rates set forth in the Charges Schedule. Any resources involved in the transition whose Labor Rates are not set forth in the Charges Schedule will be charged at Perot Systems’ then-standard hourly rates; provided, however that to the extent that the Termination Assistance Services can be provided using existing Perot Systems resources then allocated to GPI, Perot Systems will use such resources and will not charge GPI in addition to the Monthly Service Charges, as adjusted by the Adjustments.

(c)	The Termination Assistance Services will be carried out pursuant to a written plan prepared by Perot Systems as soon as reasonably practicable after it has received Notice of Termination from GPI (or in the case of a termination by Perot Systems as soon as

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reasonably practical after Perot Systems has given its Notice of Termination), and approved by GPI (the “Termination Assistance Plan”). The Termination Assistance Plan will also set forth the dates, within the Termination Assistance Period, determined by GPI that Perot Systems will cease performing the Designated Services as to each Service Tower (each, a “Cessation Date”) and the date, within the Termination Assistance Period, that Perot Systems will cease its performance of all Designated Services (the “Final Cessation Date”); provided that GPI may, at any time, expedite any Cessation Date by giving Perot Systems at least sixty (60) days prior Notice.

(d)	If GPI determines, in its reasonable discretion, that it will be unable to complete the transition of the Designated Services within the Termination Assistance Period without adverse effect or disruption to GPI’s business, GPI may extend the Termination Assistance Period for an additional period not to exceed six (6) months (the “Transition Extension Period”) by giving Perot Systems at least thirty (30) days Notice prior to the expiration of the original Termination Assistance Period. If GPI exercises its right to extend the Termination Assistance Period for the Transition Extension Period, the Final Cessation Date will be extended until the end of the Transition Extension Period, subject to GPI’s right to expedite Cessation Dates pursuant to Section 15.12(c).

(e)	Notwithstanding the prohibition on solicitation set forth in Sections 16.2(f) (Non-Solicitation), GPI or its designee will be permitted to undertake, and Perot Systems will not interfere, and will ensure that its Affiliates do not interfere, in efforts of GPI or its designee, to hire any employee of Perot Systems (other than Key Personnel) or its Affiliates who spent the majority of their working time in the performance of Designated Services during the six (6) month period prior to the termination or expiration of this Agreement. To the extent any such employee covered by the preceding sentence has signed any employment agreement or other arrangement precluding or hindering such employee’s ability to be recruited or hired by GPI, Perot Systems agrees, and will ensure that its Affiliates agree, not to seek to enforce such restriction or to otherwise preclude or hinder such employee from being recruited or hired by GPI or its designee. Perot Systems will provide, and will ensure that its Affiliates provide, GPI and its designee reasonable access to such employees for the purposes of interviews, evaluations and recruitment. Perot Systems will provide GPI with the names, resumes and other information reasonably requested by GPI for the purpose of exercising its rights under this Section.

(f)	With respect to Software then being utilized in performing the Designated Services, Perot Systems will provide GPI with the following rights, each exercisable in GPI’s discretion:
(i)	for Perot Systems Third Party Software, Perot Systems will, without additional charge to GPI, at the expiration or termination of this Agreement:
(A)	to the extent assignable (as related to Perot Systems Third Party Software dedicated to the performance of Designated Services) or sublicensable under the relevant license, assign or sublicense its license to GPI for such Perot Systems Third Party Software that is used in providing the Designated Services, provided that GPI reimburses Perot Systems for any one-time license fees in an amount equal to the unamortized remaining value of such license; and

(B)	to the extent not assignable or sublicensable under the relevant license (after using reasonable commercial efforts to obtain assignment rights),

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assist GPI in obtaining a license from the licensor of such Perot Systems Third Party Software.
(ii)	for proprietary Perot Systems Software that is used in the performance of the Designated Services and that is necessary for the continuity of replacement services for the Designated Services, Perot Systems hereby grants to GPI, as of the expiration or termination of this Agreement and for a reasonable period after completion of Termination Assistance Services, a worldwide, fully paid up, royalty-free, nonexclusive license to use, execute, reproduce, display, and perform, such Software, for use internally within GPI and its Affiliates, including the right to sublicense to Third Parties to perform any of the foregoing for the sole benefit of GPI and its Affiliates. GPI’s use of such proprietary Perot Systems Software will be subject to the terms of Section 13.2 (Confidentiality), provided that GPI will be permitted to disclose such Software to Third Parties as reasonably necessary in connection with any sublicense of such Software to Third Parties for the sole benefit of GPI and its Affiliates. GPI acknowledges that Perot Systems may also require such Third Parties to enter into a commercially reasonable confidentiality agreement prior to any access to or use of the Perot Systems Software.
(g)	Perot Systems will make available to GPI or its designee, pursuant to reasonable terms and conditions, any Third Party services then being utilized by Perot Systems in the performance of the Designated Services. Perot Systems will be retain the right to utilize any such Third Party services in connection with the performance of services for any other Perot Systems customer. Perot Systems will use commercially reasonable efforts to obtain in its agreements with its subcontractors solely supporting the Designated Services the right to assign, pursuant to reasonable terms and conditions, such agreements to GPI. For any agreements with such subcontractors that Perot Systems does not have rights to assign to GPI, Perot Systems will, during the Termination Assistance Period, use commercially reasonable efforts to cause such subcontractors to assign such agreements to GPI or its designee, pursuant to reasonable terms and conditions. If Perot Systems is not able to cause the assignment of such agreements, then Perot Systems will assist GPI in procuring reasonable substitute services.

(h)	GPI will have the right to purchase, at its depreciated book value, any and all Equipment then being used by Perot Systems and its Affiliates as of the effective date of the termination or expiration of this Agreement predominantly to perform Designated Services for GPI. With regard to Leased Equipment that is leased by Perot Systems and its Affiliates predominantly to perform Designated Services for GPI, Perot Systems will assign, and will cause its Affiliates to assign, to GPI such portion of the leases for such Leased Equipment on the same terms, conditions and costs of the lease then in effect. In the event that any lease of Equipment is not assignable to GPI, Perot Systems will exercise, and will cause its Affiliates to exercise, purchase options under the lease for the Equipment which GPI desires to use, in which case GPI may purchase such Equipment for an amount equal to the exercise price of the purchase options.

(i)	Service Levels and Service Level Credits will continue to apply during the Termination Assistance Period so long as GPI is receiving Designated Services for the Charges calculated as though the Agreement had not been terminated.

(j)	Within thirty (30) days after the expiration or termination of this Agreement, or any Designated Services provided hereunder, Perot Systems will provide GPI with complete and accurate copies of all documentation and materials prepared by, and in the

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possession of, Perot Systems or its subcontractors that pertain specifically to the delivery of the Designated Services to GPI. Such documentation will include, without limitation, documentation and materials describing processes, procedures and institutional knowledge, in each case that applies specifically to the provision of the Designated Services to GPI. Such materials will be provided in the form and media in which they exist at termination or expiration.

(k)	This Agreement will govern the provision of Designated Services and the conduct of the Parties during the Termination Assistance Period, including any extension thereof for the Transition Extension Period.
ARTICLE XVI — REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
16.1	Representations, Warranties and Additional Covenants of Perot Systems. Perot Systems represents, warrants and covenants as follows:
(a)	Organization and Qualification. As of the Effective Date, Perot Systems (i) is duly organized, validly existing and in good standing under the laws of Delaware (ii) is duly qualified and in good standing as a foreign corporation in every jurisdiction in which the character of its business requires such qualification, and (iii) has the power to own its property and the authority to carry on its business as conducted as of the Effective Date.

(b)	Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by Perot Systems, and this Agreement constitutes a valid and binding agreement of Perot Systems, enforceable against Perot Systems in accordance with its terms. The execution and delivery of this Agreement and compliance by Perot Systems with all provisions of this Agreement are within the corporate power and authority of Perot Systems.

(c)	Conflicting Agreements. The execution, delivery and performance of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of, the organizational documents of Perot Systems or any mortgage, agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which Perot Systems or any of its properties is subject as of the Effective Date.

(d)	Intellectual Property. The Software provided by Perot Systems does not and will not infringe or misappropriate the Intellectual Property Rights of any Third Party; provided that the foregoing representation will not apply if such infringement or misappropriation is caused solely by: (i) GPI’s contributions to or unauthorized use or modification of such software; or (ii) GPI’s use of such item in combination with any product or equipment not owned, developed or authorized by Perot Systems, except where Perot Systems knew or should reasonably have known that such combination would be used by GPI and did not object. In addition, the Designated Services as provided by Perot Systems pursuant to this Agreement do not and will not infringe or misappropriate the Intellectual Property Rights of any Third Party. As of the Effective Date, Perot Systems has obtained all rights and licenses required from Third Parties to (x) operate, use, license and provide the Perot Systems Software and Perot Systems Third Party Software, (y) provide the Designated Services, and (z) otherwise perform its obligations under this Agreement. Perot Systems will acquire such further rights and licenses to the extent necessary to provide any New Services. Perot Systems will maintain in full force and effect the rights and licenses described in this subsection for the entire Term of this Agreement and for the duration of the provision of Termination Assistance Services.

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(e)	Qualified Work Force. Perot Systems’ personnel will possess the proper skill, training, experience and background to perform, and will perform the Designated Services in a diligent and workmanlike manner.

(f)	Best Practices. In performing the Designated Services, Perot Systems will monitor the processes, procedures and practices it uses to perform the Designated Services in light of the best practices it uses in performing similar services for its other similarly situated customers and will implement such best practices with respect to GPI in the most cost effective manner consistent with the quality and performance of a Tier One Provider. Nothing in this Section 16.1(f) will require or allow Perot Systems to implement a process, procedure or practice with respect to the Designated Services that would constitute an Operational Change without first going through the Change Control Procedures.

(g)	Viruses and Denial of Service Attacks. Perot Systems will use commercially reasonable efforts to ensure that no Viruses that are designed to disable or damage hardware or damage, erase or delay access to Software or data are coded or introduced into the Software or systems used to provide the Designated Services. Perot Systems will use commercially reasonable efforts to assist GPI in reducing the effects of and recovering from the introduction of any such Viruses. Perot Systems will use commercially reasonable efforts to guard against denial of service attacks using the Equipment in place as of the Commencement Date and as such Equipment may change during the Term.

(h)	Disabling Devices. Perot Systems will not, and will cause its agents, contractors, subcontractors or representatives not to introduce any device created for the purpose of disabling or otherwise shutting down all or any portion of the Designated Services in any Software provided or made available by Perot Systems to GPI hereunder or used by Perot Systems in performance of the Designated Services. With respect to any Disabling Code that may be part of such Software, Perot Systems will not, nor permit any Perot Systems agent, contractor, subcontractor or representative to, invoke such Disabling Code at any time, including upon the expiration or termination of this Agreement for any reason.

(i)	Compliance with Immigration Laws. Perot Systems will not assign Designated Services to be performed to any Perot Systems personnel who are unauthorized aliens, and if any Perot Systems personnel performing any of the Designated Services are discovered to be unauthorized aliens, Perot Systems will immediately remove such personnel from performing Designated Services and replace such personnel with personnel who are not unauthorized aliens.

(j)	Non-Solicitation. During the Term and for a period of twelve (12) months thereafter, Perot Systems may not solicit (other than through the use of general employment advertising or an independent employment agency or search firm, in either case where such solicitation is not specifically targeted at GPI’s employees) or hire GPI’s or GPI’s Affiliates’ employees or subcontractors with whom Perot Systems comes into contact as a result of the transactions contemplated by this Agreement without the Consent of GPI.

(k)	Compliance with Privacy Laws. Perot Systems will at all times comply with all Laws relating to the protection of personal data and information in all jurisdictions whose citizens’ personally identifiable information is stored on any Equipment controlled by Perot Systems or its Affiliates.

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(l)	Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY STATEMENT OF WORK, PEROT SYSTEMS EXPRESSLY DISCLAIMS, AND GPI HEREBY WAIVES, ALL REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR COURSE OF PERFORMANCE.
16.2	Representations, Warranties and Additional Covenants of GPI. GPI represents, warrants and covenants as follows:
(a)	Organization and Qualification. As of the Effective Date, (i) GPI is duly organized, validly existing and in good standing under the laws of Delaware, (ii) GPI is duly qualified and in good standing as a foreign corporation in every jurisdiction in which the character of its business requires such qualification, and (iii) has the power to own its property and the authority to carry on its business as conducted as of the Effective Date.

(b)	Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by GPI, and this Agreement constitutes a valid and binding agreement of GPI, enforceable against GPI in accordance with its terms. The execution and delivery of this Agreement and compliance by GPI with all provisions of this Agreement are within the corporate power and authority of GPI.

(c)	Conflicting Agreements. The execution, delivery and performance of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, give rise to a right of termination under, constitute a default under, or result in any violation of, the organizational documents of GPI or any mortgage, agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which GPI or any of its properties is subject as of the Effective Date.

(d)	Intellectual Property. The GPI Software does not and will not infringe or misappropriate the Intellectual Property Rights of any Third Party; provided, that the foregoing representation will not apply if such infringement or misappropriation is caused by (i) Perot Systems’ contributions to or unauthorized use or modification of such item, or (ii) Perot Systems’ use of such item in combination with any product or equipment not owned, developed or authorized by GPI, except where GPI knew or should reasonably have known that such combination would be used by Perot Systems and did not object. As of the Effective Date, GPI has obtained all rights and licenses required from Third Parties to operate, use, license and provide the GPI Software in accordance with this Agreement. GPI will maintain its rights and licenses in full force and effect for the Term of this Agreement and for the duration of the provision of the Termination Assistance Services to enable Perot Systems to perform its obligations under this Agreement.

(e)	Disabling Devices. GPI will use commercially reasonable efforts to prevent the insertion by GPI (or any GPI agent, contractor, subcontractor or representative) of any device created for the purpose of disabling or otherwise shutting down all or any portion of the Designated Services in any Software provided or made available by GPI to Perot Systems hereunder or used by Perot Systems in its performance of the Designated Services. With respect to any Disabling Code that may be part of such Software, GPI will not, nor permit any GPI agent, contractor, subcontractor or representative to, invoke such Disabling Code at any time, including upon the expiration or termination of this Agreement for any reason.

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(f)	Non-Solicitation. Except as set forth in this Section (f) and Section 15.12 (Termination Assistance), during the Term and for a period of twelve (12) months thereafter, GPI may not solicit (other than through the use of general employment advertising or an independent employment agency or search firm, in either case where such solicitation is not specifically targeted at Perot Systems’ employees) or hire Perot Systems’ or Perot Systems’ Affiliates’ employees or subcontractors with whom GPI comes into direct contact as a result of the transactions contemplated by this Agreement without the Consent of Perot Systems.

(g)	Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY STATEMENT OF WORK, GPI EXPRESSLY DISCLAIMS, AND PEROT SYSTEMS HEREBY WAIVES, ALL REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTIES ARISING OUT OF COURSE OF DEALING OR COURSE OF PERFORMANCE.

(h)	Viruses and Denial of Service Attacks. GPI will use commercially reasonable efforts to ensure that no Viruses that are designed to disable or damage hardware or damage, erase or delay access to Software or data are coded or introduced into the Software or systems used to provide the Designated Services and to which GPI has access. GPI will use commercially reasonable efforts to assist Perot Systems in reducing the effects of and recovering from the introduction of any such Viruses.
ARTICLE XVII — INDEMNITIES
17.1	Indemnification by Perot Systems.
(a)	Injury and Property Indemnification by Perot Systems. Perot Systems will indemnify, defend and hold the GPI Indemnitees harmless from and against all Losses for bodily injury (including death) and damage to real and tangible personal property arising out of or resulting from tortious conduct of Perot Systems or any employee, agent or subcontractor of Perot Systems, including the negligent failure of such an employee, agent, or subcontractor to comply with any security requirements and other rules and regulations established by GPI applicable to all similarly situated employees of GPI.

(b)	Intellectual Property Indemnification By Perot Systems.
(i)	Perot Systems will indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses that any of the Perot Systems Resources infringes or misappropriates any copyright, patent, trademark, trade secret or any other Intellectual Property Right or other right of any Third Party.

(ii)	Perot Systems will not be obligated to indemnify any of the GPI Indemnitees if the claim of infringement or misappropriation would not have occurred but for:
(A)	The modifications of the Perot Systems Resources made by a GPI Indemnitee without the written direction or instruction of Perot Systems;

(B)	The use of the Perot Systems Resources by GPI Indemnitee in other than their specified operating environment, provided that such use in such

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other environment was not due to the written direction or instruction of Perot Systems; or

(C)	Such GPI Indemnitee’s combination, operation, or use of the Perot Systems Resources with products, data or apparatus not provided by Perot Systems, unless such combination, operation or use was at the written direction or instruction of, or in accordance with the specifications provided by Perot Systems, except where Perot Systems knew, or should have reasonably known that such combination use would be made by GPI and Perot Systems did not object.
(iii)	If any of the Perot Systems Resources is, or in Perot Systems’ opinion is likely to be, held to constitute an infringing product (other than as a result of any of the circumstances set forth in Section 17.1(b)(ii)), Perot Systems will in addition to its indemnity obligations, at its expense and option, either:
(A)	Procure the right for GPI Indemnitees to continue using such item;

(B)	Replace such item with a non-infringing equivalent item;

(C)	Modify such item or have such item modified to make it non-infringing without having any adverse impact on GPI;

(D)	Create a feasible Workaround that would not have any adverse impact on GPI; or

(E)	If none of the previous four (4) options is available on commercially reasonable terms, accept return of such item and refund to GPI all Charges theretofore paid for the infringing item.
(c)	Breaches of Certain Representations, Warranties and Covenants. Perot Systems will indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses arising out of or resulting from any breach by Perot Systems of its representations, warranties or covenants set forth in Section 16.1(a-c) (Representations, Warranties and Additional Comments of Perot Systems/Organization and Qualification, Due Authorization, and Conflicting Agreements).

(d)	Data Loss. Perot Systems will indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses (including fines and penalties) arising out of any Data Loss Event that does not result from a Perot Systems Excuse.

(e)	Failure to Obtain Required Consents. Perot Systems will indemnify, defend and hold harmless the GPI Indemnitees from and against Losses (including fines and penalties) arising out of or resulting from Perot Systems’, its employees’, agents’ or subcontractors’ failure to comply with its obligations to obtain Required Consents pursuant to this Agreement, where the Third Party Claim is brought by a Person whose rights to the subject of the Required Consent have been adversely affected by Perot Systems’ failure to obtain a Required Consent.

(f)	Reserved.

(g)	Failure to Comply with Regulatory Requirements. Perot Systems will indemnify, defend and hold harmless the GPI Indemnitees from and against Losses (including fines

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and penalties imposed by Governmental Authorities) arising out of or resulting from Perot Systems’, its employees’, agents’ or subcontractors’ failure to comply with its obligations under Section 10.5 (Regulatory Compliance).

(h)	Taxes. Perot Systems shall indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses (including fines and penalties) (i) for property taxes, Withholding Taxes, taxes, and Taxes for which GPI is not financially responsible under this Agreement, including any interest, penalties, and other charges related thereto, (ii) arising from any Governmental Authority’s reclassification or attempt to reclassify any of Perot Systems’ personnel, agents, subcontractors or suppliers as an employee of GPI or any of GPI’s Affiliates, including without limitation, any tax liability (including interest and penalties) resulting from GPI’s or any such Affiliate’s failure to pay, deduct or withhold foreign, U.S. federal, and U.S. state and local income taxes, Federal Insurance Contribution Act taxes, or Federal Unemployment Tax Act taxes with respect to any of Perot Systems’ personnel, agents, subcontractors or suppliers, (iii) for penalties, interest and other charges related to Taxes, and (iv) for taxes that any non-U.S. taxing authority assesses, levies or charges GPI in any jurisdiction outside the United States from which services are provided by reason of the provision of the Designated Services by Perot Systems to GPI.

(i)	Obligations to Subcontractors. Perot Systems will indemnify, defend and hold harmless the GPI Indemnitees from and against all Losses by Perot Systems’ subcontractors arising out of or resulting from Perot Systems’ breach of its obligations to such subcontractors.

(j)	Designated and Transitioned Employees. Perot Systems shall indemnify the GPI Indemnitees from, and defend and hold the GPI Indemnitees harmless from and against, any Losses to which the GPI Indemnitees become subject, resulting from any claim by any Designated Employee or Transitioned Employee resulting from any act or omission by Perot Systems in connection with (i) such Transitioned Employee’s employment with Perot Systems, (ii) Perot Systems’ failure to meet any of its payment obligations to the Transitioned Employees as specified in Schedule 9.1, (iii) the activities of Perot Systems in connection with the transition of the Designated Employee or other activities alleged to have violated any Laws in connection with the hiring of the Designated Employees, including but not limited to Laws prohibiting discrimination in hiring on the basis of race, age, national origin, sex, religion, pregnancy, military status, sexual orientation or actual or perceived disability or (iv) claims by a Transitioned Employee who is terminated by Perot Systems that the termination was wrongful except where the employee was terminated at the written request of GPI.
17.2	Indemnification by GPI.
(a)	Injury and Property Indemnification by GPI. GPI will indemnify, defend and hold the Perot Systems Indemnitees harmless from and against all Losses for bodily injury (including death) and damage to real and tangible personal property arising out of or resulting from tortious conduct of GPI or any employee, agent or subcontractor of GPI.

(b)	Intellectual Property Indemnification by GPI.
(i)	GPI will indemnify, defend, and hold harmless the Perot Systems Indemnitees from and against all Losses that any of the GPI Resources infringes or misappropriates any copyright, patent, trademark, trade secret or any other Intellectual Property Right or other right of a Third Party.

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(ii)	GPI will not indemnify any of the Perot Systems Indemnitees if the claim of infringement or misappropriation would not have occurred but for:
(A)	The modifications of the GPI Resources made by a Perot Systems Indemnitee without the written direction or instruction of GPI;

(B)	The use of the GPI Resources by a Perot Systems Indemnitee in other than their specified operating environment, provided that such use in such other environment was not due to the written direction or instruction of GPI; or

(C)	Such Perot Systems Indemnitee’s combination, operation, or use of the GPI Resources with products, data or apparatus not provided by GPI, unless such combination, operation or use was at the written direction or instruction of, or in accordance with the written specifications provided by GPI, except where GPI knew, or should have reasonably known that such combination use would be made by Perot Systems, and GPI did not object.
(iii)	If any of the GPI Resources is, or in GPI’s opinion is likely to be, held to constitute an infringing product (other than as a result of any of the circumstances set forth in Section 17.2(b)(ii)), GPI will in addition to its indemnity obligations, at its expense and option, either:
(A)	Procure the right for Perot Systems Indemnitees to continue using such item;

(B)	Replace such item with a non-infringing equivalent item; or

(C)	Modify such item or have such item modified to make it non-infringing without having any adverse impact on Perot Systems.
(c)	Representations, Warranties and Covenants Indemnification by GPI. GPI will indemnify, defend and hold harmless the Perot Systems Indemnitees from and against all Losses arising out of or resulting from any breach by GPI of its representations, warranties or covenants set forth in Section 16.2(a-c) (Representations, Warranties and Additional Covenants of GPI/Organization and Qualification, Due Authorization, and Conflicting Agreements).

(d)	Failure to Comply with Regulatory Requirements. GPI will indemnify, defend and hold harmless the Perot Systems Indemnitees from and against Losses (limited to fines and penalties imposed by Governmental Authorities) arising out of or resulting from GPI’s, its employees’, agents’ or subcontractors’ failure to comply with its obligations under Section 10.5 (Regulatory Compliance).

(e)	Failure to Obtain Required Consents. GPI will indemnify, defend and hold harmless the Perot Systems Indemnitees from and against Losses (including fines and penalties) arising out of or resulting from GPI’s, its employees’ or agents’ failure to comply with its obligations to obtain Required Consents pursuant to this Agreement, where the Third Party Claim is brought by a Person whose rights to the subject of the Required Consent have been adversely affected by GPI’s failure to obtain a Required Consent.

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(f)	Reserved.

(g)	Taxes. GPI will indemnify, defend and hold harmless the Perot Systems Indemnitees from and against all Losses (including fines, interest, and penalties) (i) for Taxes, property taxes, Withholding Taxes, interest and penalties assessed or claimed against Perot Systems for which GPI is financially responsible under this Agreement, and (ii) arising from GPI’s or any GPI Affiliate’s failure to pay, deduct or withhold foreign, U.S. federal, and U.S. state and local income taxes, Federal Insurance Contribution Act taxes, or Federal Unemployment Tax Act taxes with respect to any of the Transitioned Employees for periods before the effective date of their employment by Perot Systems.

(h)	Designated and Transitioned Employees. GPI shall indemnify the Perot Systems Indemnitees from, and defend and hold the Perot Systems Indemnitees harmless from and against, any Losses to which the Perot Systems Indemnitees become subject, resulting from any claim by any Designated or Transitioned Employee resulting from (A) any act or omission by GPI arising prior to the Commencement Date in connection with such employee’s employment with GPI, except to the extent such alleged act was taken at, or such alleged omission resulted from, the request or direction of Perot Systems; and (B) any rights of the Designated or Transitioned Employee arising under any GPI pension or GPI retirement plan.
17.3	Indemnification Procedures.
(a)	Notice. Promptly after receipt by any Indemnified Party under this Article XVII (Indemnities) of notice of the commencement or threatened commencement of any action, proceeding or other claim by a Third Party involving a claim in respect of which the Indemnified Party will seek indemnification, the Indemnified Party shall notify the Indemnifying Party of such claim in writing and provide to the Indemnifying Party all reasonably available information requested. No failure to so notify an Indemnifying Party shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within thirty (30) days following receipt of Notice and such reasonably available information from the Indemnified Party relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due (the applicable period referred to herein as the “Notice Period”), the Indemnifying Party shall notify the Indemnified Party in writing if the Indemnifying Party assumes full responsibility to indemnify, defend and hold harmless the Indemnified Party and elects to assume control of the defense and settlement of that claim (a “Notice of Election”). During the Notice Period, the Indemnified Party shall use commercially reasonable efforts to extend the date on which a response to the claim is due until the Indemnifying Party has provided its Notice of Election. The Indemnifying Party shall be responsible for all costs and expenses related to investigating and defending such claim (including reasonable legal fees and disbursements and reasonable out-of-pocket costs of investigation and litigation) incurred by the Indemnified Party (“Costs and Expenses”) during the Notice Period if the Indemnifying Party is obligated to indemnify the Indemnified Party. All settlements under this Section 17.3(a) will be deemed Confidential Information under this Agreement.

(b)	Procedure Following Notice of Election. If the Indemnifying Party delivers a Notice of Election relating to any claim within the required Notice Period, the Indemnifying Party shall be entitled to have sole control over the defense and settlement of such claim; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling

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of such claim, and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim. The Indemnified Party will not unreasonably withhold its Consent to any such settlement, provided that it will be deemed reasonable to withhold Consent if the settlement is non-monetary in nature. After the Indemnifying Party has delivered a Notice of Election relating to any claim in accordance with the preceding paragraph, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by such Indemnified Party in connection with the defense of that claim. In addition, the Indemnifying Party shall not be required to indemnify the Indemnified Party for any amount paid or payable by such Indemnified Party in the settlement of any claim for which the Indemnifying Party has delivered a timely Notice of Election if such amount was agreed to without the written Consent of the Indemnifying Party.

(c)	Procedure Where No Notice of Election Is Delivered. If the Indemnifying Party does not deliver a Notice of Election relating to any claim within the Notice Period, or otherwise fails to acknowledge its indemnification obligations, the Indemnified Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party. The Indemnifying Party shall promptly reimburse the Indemnified Party for all Costs and Expenses related to such claim. If no Notice of Election is delivered, the Indemnified Party may settle any such claim without the Consent of the Indemnifying Party, except that the Indemnified Party must use reasonable commercial efforts to reduce the amount of any such settlement. If it is determined that the Indemnifying Party failed to defend a claim for which it was liable, the Indemnifying Party shall not be entitled to challenge the amount of any settlement or compromise paid by the Indemnified Party.

(d)	Subrogation. The Indemnifying Party will be subrogated to the rights and defenses of the Indemnified Party to the extent of, and with respect to, the Indemnifying Party’s obligation to indemnify the Indemnified Party under this Article XVII (Indemnities).
ARTICLE XVIII — LIABILITY
18.1	Limitation on Consequential Damages. OTHER THAN WITH RESPECT TO DAMAGES RESULTING FROM BREACHES OF SECTION 13.2 (DAMAGES FOR WHICH SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE DAMAGES LIMITATION DEFINED IN SECTION 18.2(a) REGARDLESS OF THEIR CHARACTERIZATION AS DIRECT OR CONSEQUENTIAL DAMAGES), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS (WHERE “LOSS OF PROFITS” DOES NOT INCLUDE THE PROFIT COMPONENT OF THE CHARGES FOR AMOUNTS DUE TO PEROT SYSTEMS FOR THE DESIGNATED SERVICES), OR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION 18.1 IS INTENDED TO BE SEPARATE AND INDEPENDENT FROM THE LIMITATION OF DAMAGES IN SECTION 18.2 AND APPLIES EVEN IF A PARTY’S REMEDIES IN THIS AGREEMENT ARE DEEMED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. NOTWITHSTANDING THE FOREGOING LIMITATIONS, LOSSES FOR WHICH EITHER PARTY HAS AN INDEMNIFICATION OBLIGATION UNDER ARTICLE XVII SHALL BE DEEMED DIRECT DAMAGES.
18.2 Limitation on Direct Damages.

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(a)	Except as set forth in Section 18.2(b), the liability of each Party to the other Party for any direct damages resulting from, arising out of or relating to this Agreement, whether based on an action or claim in contract, equity, negligence, tort or otherwise, will not exceed, in the aggregate, an amount equal to the Charges (including Transition Fees) during the twelve (12) months prior to the assertion of the claim (the “Damages Limitation”). If the activity from which the action arose occurs during the first twelve (12) months after the Effective Date, the Damages Limitation will equal twelve (12) times the average of the monthly Charges (including Transition Fees) through the previous month of the assertion of the claim. If, at any time during the Term, GPI has incurred direct damages arising out of this Agreement that exceed sixty-five percent (65%) of the Damages Limitation, then Perot Systems may, upon GPI’s Notice of request, refresh the amount of the Damages Limitation (as applied to GPI) for the remainder of the Term, and if Perot Systems refuses or fails to agree within thirty (30) days after GPI’s Notice to refresh the amount of the Damages Limitation, then GPI may terminate the Agreement only as a whole under Section 15.1 by giving Notice within sixty (60) days after the refusal or failure and Perot Systems shall be deemed to have waived the entire Termination Fee.

(b)	The Damages Limitation is not applicable to: (1) amounts due and payable under this Agreement for Designated Services, Milestone Credits, Service Level Credits, procurement pass-throughs and reimbursements, similar charges, and interest thereon; (2) Losses subject to an indemnification obligation under Sections 17.1(a) (Injury and Property Indemnification by Perot Systems), 17.1(b) (Intellectual Property Indemnification By Perot Systems), 17.1(d) (Data Loss) to the extent the Data Loss Event was caused by Perot Systems’ gross negligence or willful misconduct, 17.1(g) (Failure to Comply with Regulatory Requirements), 17.1(h) (Taxes), 17.1(i) (Obligations to Subcontractors), 17.2(a) (Injury and Property Indemnification by GPI), 17.2(b) (Intellectual Property Indemnification by GPI), 17.2(d) (Failure to Comply with Regulatory Requirements), or 17.2(g) (Taxes); (3) damages resulting from, arising out of or relating to the willful misconduct of a Party; (4) damages resulting from the wrongful termination of this Agreement; (5) Section 19.3 (Property Damage); and (6) damages resulting from the wrongful refusal by Perot Systems to fulfill its Termination Assistance obligations.
18.3	Cumulative Remedies. Except as may be otherwise expressly provided in this Agreement, no remedy or election under this Agreement will be deemed exclusive, but will be cumulative with, in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.
18.4	Mitigation of Damages. Each Party will have a duty to mitigate damages for which the other Party is responsible.
18.5	Acknowledgment. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THE LIMITATIONS, WAIVERS, DISCLAIMERS AND EXCLUSIONS SET FORTH IN THIS Article XVIII HAVE BEEN ACTIVELY AND COMPLETELY NEGOTIATED BY THE PARTIES AND REPRESENT THE PARTIES’ AGREEMENT TAKING INTO ACCOUNT EACH PARTY’S LEVEL OF RISK ASSOCIATED WITH THE PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE PAYMENTS AND OTHER BENEFITS TO BE DERIVED BY EACH PARTY PURSUANT TO THIS AGREEMENT.

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ARTICLE XIX — INSURANCE
19.1	Insurance. Perot Systems will procure and maintain, at its own cost and expense, the insurance coverages required in Schedule 19.1.
19.2	Risk of Loss. Perot Systems is responsible for the risk of loss of, or damage to, any property of GPI at a Perot Systems Service Location, unless such loss or damage was caused by the acts or omissions of GPI or an agent of GPI. GPI is responsible for the risk of loss of, or damage to, any property of Perot Systems at a GPI Service Location, unless such loss or damage was caused by the acts or omissions of Perot Systems or an agent of Perot Systems. The risk of loss of, or damage to, property in transit will remain with the Party arranging the shipment.
19.3	Property Damage. Each Party shall be liable to the other Party, subject to Article XVIII, on direct claims by the other Party for damage to the other Party’s real and tangible personal property arising from the tortious conduct of the liable Party or its respective employees, agents or subcontractors; provided, that the liable Party’s liability shall be secondary to any insurance of the other Party.
ARTICLE XX — DISPUTES
20.1	Disputes In General. The Parties will resolve all Disputes in accordance with the procedures described in Schedule 20.1 (the “Dispute Resolution Procedure”).
20.2	Continued Performance. Except as set forth in Section 15.5(a) (Perot Systems Right to Terminate), Perot Systems agrees to continue performing its obligations under this Agreement while any Dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.
20.3	Parties’ Agreement. Nothing set forth in the Dispute Resolution Procedure, this Agreement or otherwise will prevent the Parties from resolving any Dispute by mutual agreement at any time.
ARTICLE XXI — MISCELLANEOUS
21.1	Right to Engage in Other Activities. GPI acknowledges and agrees that Perot Systems and its Affiliates may provide information technology services for Third Parties at the Perot Systems Service Locations. Subject to Perot Systems’ compliance with this Agreement and any other applicable agreements between Perot Systems and GPI, Perot Systems may acquire, license, market, distribute and/or develop for itself or others or have others develop for Perot Systems technology performing the same or similar functions as the technology used in connection with the Designated Services.
21.2	Independent Parties. This Agreement does not create or evidence a partnership, joint venture or any other fiduciary relationship between the Parties. The Parties are independent; each has sole authority and control of the manner of, and is responsible for, its performance of this Agreement. Neither Party may create or incur any liability or obligation for or on behalf of the other Party, except as described in this Agreement. Each Party will maintain all required insurance and will pay all required employment and withholding taxes for its employees as mandated by federal, state, and local Law. In addition, each Party will be responsible for all actions of its employees, subcontractors, agents and representatives.
21.3	Entire Agreement; Survival. This Agreement (including the Schedules, each of which is incorporated into this Agreement by this reference) constitutes the full and complete statement

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of the agreement of the Parties with respect to the subject matter hereof and supersedes any previous agreements, understandings or communications, whether written or oral, relating to such subject matter. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement will survive any termination or expiration of this Agreement and continue in full force and effect.
21.4	Amendments; Waiver. Contract Changes or modifications to this Agreement may not be made orally, but only in accordance with the Contract Change Control Procedures. Any terms and conditions varying from this Agreement on any order, invoice or other notification from either Party are not binding on the other unless specifically accepted in writing by the other. Unless otherwise expressly provided in this Agreement, a delay or omission by either Party in exercising any right or power under this Agreement will not be construed to be a waiver thereof. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision hereof. Without limiting the foregoing, acceptance of late performance with or without objection or reservation by the Party to whom the performance is due will not constitute a waiver of any rights of that Party or constitute a waiver of the requirement of timely performance of any obligations remaining to be performed.
21.5	Binding Nature; Assignment. This Agreement will be binding on the Parties and their successors and permitted assigns. Neither Party may assign any of its rights or delegate any of its duties or obligations under this Agreement without the other Party’s Consent, except that GPI may assign its rights and delegate its duties and obligations under this Agreement as a whole as part of the sale or transfer of all or substantially all of its assets or business, including by merger or consolidation. Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section 21.5 will be invalid and without effect. An assigning Party shall remain fully liable for and shall not be relieved from the full performance of all of its obligations under this Agreement
21.6	Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, Perot Systems and GPI, and this Agreement will not be deemed to create any rights in Third Parties, including employees, suppliers or subcontractors of a Party, or to create any obligations of a Party to any such Third Parties. Nothing in this Section 21.6, however, is intended to contravene a Party’s obligation to the other Party to indemnify the other Party’s Indemnitees, or Perot Systems’ obligation to GPI to provide the Designated Services to Service Recipients.
21.7	Approvals and Similar Actions. Except as otherwise expressly provided in this Agreement, where agreement, approval, acceptance, consent or similar action is required of either Party by any provision of this Agreement, such action will not be unreasonably withheld or delayed and such action must be made in writing. An approval or consent given by a Party under this Agreement will not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor will it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent. Each Party agrees that it shall act in good faith in its performance under this Agreement and its respective dealings with the other Party under or in connection with this Agreement.

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21.8	Notices.
(a)	Unless expressly provided otherwise, all notices under this Agreement denoted with a capital “N” (“Notices”) will be in writing and will be deemed to have been duly given if delivered personally or by a nationally recognized courier service, faxed, electronically mailed or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Parties at the addresses set forth in below:
(i)	If to GPI, to each of the following:
Graphic Packaging International, Inc.
814 Livingston Ct.
Marietta, Georgia 30067
Attn: Joe Pekala
E-mail Address: pekalaj@graphicpkg.com
Fax: (770) 644-2929
with a copy to:
Graphic Packaging International, Inc.
814 Livingston Ct.
Marietta, Georgia 30067
Attn: Law Department
Fax: (770) 644-2929
(ii)	If to Perot Systems:
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075-8499
Attn: Steve Curts, Vice President, Commercial Solutions Group
E-mail Address: steve.curts@ps.net
Facsimile Number: (972) 577-6790
with a copy to:
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075-8499
Attn: Thomas D. Williams, General Counsel
E-mail Address: del.williams@ps.net
Facsimile Number: (972) 577-6085
All Notices under this Agreement that are addressed as provided in this Section 21.8(a), (i) if delivered personally or by a nationally recognized courier service, will be deemed given upon delivery, (ii) if delivered by facsimile or electronic mail, will be deemed given when confirmed, and (iii) if delivered by mail in the manner described above, will be deemed given on the fifth (5th) Business Day after the day it is deposited in a regular depository of the United States mail. Either Party from time to time may change its address or designee for notification purposes by giving the other Party Notice of the new address or designee and the date upon which such change will become effective.

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(b)	Unless expressly provided otherwise, all notices under this Agreement denoted with a non-capitalized “n” will be deemed given if provided to the GPI Representative or the Perot Systems Client Executive, as applicable, in writing, which may include notices given electronically.
21.9	Press Releases. Neither Party may make any press releases, public announcements or similar public disclosure relating to this Agreement or its subject matter, including promotional or marketing material without the Consent of the other Party, and any such press release, public announcement or similar public disclosure will be coordinated with and approved by the other Party prior to release. Nothing in this Section will be construed as permitting Perot Systems to use any trademark, service mark, trade name, logo, symbol or brand name of GPI without GPI’s prior written Consent, which GPI may give or deny in its sole discretion. This provision does not alter the restrictions on the disclosure of Confidential Information set forth in Section 13.2 (Confidentiality) and, subject to Section 13.2 (Confidentiality), will not be construed so as to delay or restrict either Party from disclosing any information required to be disclosed in order to comply with any Law, rule or regulation.

21.10	Construction Rules. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired, and such provision will be deemed to be restated to reflect the original intentions of the Parties as nearly as possible in accordance with Law. In performing its obligations under this Agreement, neither Party will be required to undertake any activity that would conflict with the requirements of any Laws, rule, regulation, interpretation, judgment, order or injunction of any Governmental Authority. This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one instrument. The Parties acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Agreement, that each has participated in the drafting hereof and that this Agreement will not be construed in favor of or against either Party solely on the basis of a Party’s drafting or participation in the drafting of any portion of this Agreement. In the event of any conflict between the terms of this Agreement and any Schedule hereto, the terms of this Agreement will prevail. In the event of any conflict between the terms of any Schedule hereto and its Exhibits or Attachments, the terms of the Schedule will prevail.

21.11	Further Assurances. The Parties will execute and deliver such other instruments and documents, and take such other actions, as either Party reasonably requests to evidence or effect the transactions contemplated by this Agreement.

21.12	Governing Law; Venue; Jurisdiction. This Agreement will be governed by and construed in accordance with the substantive laws of Georgia without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

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     IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the Effective Date.

GRAPHIC PACKAGING INTERNATIONAL, INC.
By:	/s/ Stephen A. Hellrung
	Name:	Stephen A. Hellrung
	Title:	Sr. Vice President

PEROT SYSTEMS CORPORATION
By:	/s/ Eric Hutto
	Name:	Eric Hutto
	Title:	Vice President

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SCHEDULES

Schedule A	Definitions and Rules of Interpretation

Schedule 1.1(a)	Service Recipients

Schedule 2.1.1	Service Towers

Schedule 2.1.2	GPI IT Employees (Pre-Effective Date)

Schedule 2.2(a)	Statement of Work

Schedule 2.4	Transition Plan

Schedule 2.5	Critical Milestones and Milestone Credits

Schedule 2.7	Project Guidelines and In-Flight Projects

Schedule 2.8(b)	Managed Agreements

Schedule 2.10	Service Level Agreement

Schedule 2.13	Reports

Schedule 3.2	Account Governance

Schedule 3.3	Procedures Manual Outline

Schedule 3.4	Customer Satisfaction Requirements and Procedures

Schedule 3.5(b)	Contract Change Control Procedures

Schedule 4.1	Charges

Schedule 4.2(b)	Invoices

Schedule 5.1(c)	Benchmark Methodology

Schedule 8.2	Financial Responsibilities Matrix

Schedule 9.1	Employee Transition

Schedule 9.2(a)(i)(A)	Key Personnel and Critical Personnel

Schedule 9.2(a)(i)(B)	GPI Competitors

Schedule 9.3(b)	Consented Perot Systems Subcontractors

Schedule 10.2	Service Locations
(A) Perot Systems Service Locations
(B) GPI Service Locations

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Schedule 10.7(a)	Physical Security Guidelines

Schedule 10.7(b)	Logical Security Guidelines

Schedule 15.1	Termination Fees

Schedule 19.1	Insurance

Schedule 20.1	Dispute Resolution Procedure

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SCHEDULE A
Definitions and Rules of Interpretation
1.	Rules of Interpretation. The following rules of interpretation apply to the Agreement and are by this reference incorporated into the Agreement:
(a)	the word “or” is not exclusive and the words “including” or “include” are not limiting;

(b)	the words “hereby,” “herein,” “hereof,” “hereunder” or other words of similar meaning refer to the entire document in which it is contained;

(c)	a reference to any agreement or other contract includes permitted supplements, amendments and restatements;

(d)	a reference to a law includes any amendment or modification to such law and any rules or regulations promulgated thereunder or any law enacted in substitution or replacement therefore;

(e)	a reference to singular includes plural and vice-versa and each gender includes the other;

(f)	a reference to days, months, or years refers to calendar days, months, and years, unless Business Days are specified;

(g)	Article and Section headings and table of contents are only for reference and are not to be considered in interpreting this Agreement;

(h)	a reference to an Article, Section, Appendix, Exhibit or Schedule which does not specify a particular document is to the relevant Article, Section Appendix, Exhibit or Schedule of the document containing the reference;

(i)	a reference to an Article includes all Sections and subsections contained in such Article, and a reference to a Section or subsection includes all Subsections of such Section or subsection;

(j)	All terms not otherwise defined herein will have the meaning commonly ascribed thereto in the IT industry;

(k)	“$” or “dollars” refers to United States dollars; and

(l)	unless otherwise indicated, all accounting terms, ratios and measurements will be interpreted or determined in accordance with GAAP as in effect on date hereof.
2.	Definitions. As used in the Agreement, the following terms will have the following meanings:
“Account Managers” means the Perot Systems Client Executive and GPI Representative.

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“Additional Resource Charge” or “ARC” has the meaning set forth in the Charges Schedule.
“Adjustments” means adjustments to the Monthly Service Charges required to reconcile the Monthly Service Charges to the financial agreements of the Parties, and includes Additional Resource Charges, Reduced Resource Credits, Service Level Credits, any corresponding additional Taxes or refund of Taxes for which GPI is assigned financial responsibility pursuant to this Agreement, errors and omissions from previous months, and similar other pricing adjustments that reconcile the Monthly Service Charges to the Charges actually owed by GPI to Perot Systems for Designated Services in the applicable Base Month.
“Affiliate” means, with respect to any entity, any Person (other than a natural Person) Controlling, Controlled by or under common Control with such entity.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Applications” means Software that performs end-user or business-related processing functions that is either obtained from Third Parties, or owned by a Party.
“ARC Band” has the meaning set forth in the Charges Schedule.
“ARC Rate” has the meaning set forth in the Charges Schedule.
“At Risk Amount” has the meaning set forth in the Service Level Agreement.
“At Risk Pool” has the meaning set forth in the Service Level Agreement.
“Base Fees” has the meaning set forth in the Charges Schedule.
“Base Month” has the meaning set forth in Section 4.2(a).
“Baseline(s)” has the meaning set forth in the Charges Schedule.
“Baseline SAS 70 Review” has the meaning set forth in Section 14.9(b).
“Benchmark” has the meaning set forth in Section 5.1(a).
“Benchmark Charges” has the meaning set forth in Section 5.1(g).
“Benchmark Methodology” has the meaning set forth in Section 5.1(c).
“Benchmark Results” has the meaning set forth in Section 5.1(e).
“Benchmarked Services” has the meaning set forth in Section 5.1(a).
“Benchmarker” has the meaning set forth in Section 5.1(b).
“Benchmarking Process” has the meaning set forth in Schedule 5.1(c).
“BIS” has the meaning set forth in Section 10.4(c).

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“Business Day” means each Monday through Friday, other than national holidays recognized by GPI in the United States.
“Cessation Date” has the meaning set forth in Section 15.12(c).
“Change” means together, Operational Changes and Contract Changes.
“Change Control Procedures” has the meaning set forth in Section 3.5(c).
“Change in Control” means with respect to an entity, the consummation of a transaction in which the Control of such entity has changed from one Person to another Person, but does not include internal restructurings or reorganizations between and among Affiliated entities. A Change in Control of Perot Systems shall be deemed not to include a transaction or a related series of transactions that (i) results in loss of Control by a Person related to the Perot family and (ii) does not result in an unrelated Person acquiring Control.
“Charges” has the meaning set forth in the Charges Schedule.
“Charges Schedule” has the meaning set forth in Section 4.1.
“Commencement Date” means January 1, 2008.
“Complement” has the meaning set forth in Section 14.9.
“Confidential Information” has the meaning set forth in Section 13.2(a).
“Consent” means consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given in accordance with the Agreement.
“Contract Change” means any change to (a) the description for Designated Services, (b) Charges, (c) the description for Service Levels, (d) the Logical Security Guidelines, Physical Security Guidelines, Privacy Policy, GPI Regulatory Requirements, or Perot Systems Regulatory Requirements; or (e) any provision of this Agreement.
“Contract Change Control Procedures” has the meaning set forth in Section 3.5(b).
“Contract Year” means each twelve (12) month period commencing on the Commencement Date or any anniversary of the Commencement Date during the Term, including any extension thereof pursuant to Section 1.3 (Extension).
“Control” and its derivatives mean with respect to any Person, the power to direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Costs and Expenses” has the meaning set forth in Section 17.3(a).
“Critical Milestones” has the meaning set forth in Section 2.5.
“Critical Personnel” has the meaning set forth in Section 9.2(a)(i).

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“Critical Service” means any Designated Service to which a Critical Service Level (as defined in the Service Level Agreement) applies.
“Critical Service Level Failure” has the meaning set forth in the Service Level Agreement.
“Cure Plan” has the meaning set forth in Section 15.4(b).
“Current State Transition” has the meaning set forth in Section 2.4.
“Customer Data” means all records, files, reports and other data relating to GPI customers provided to Perot Systems by GPI, its Affiliates or business partners or data collected, calculated or generated by Perot Systems on behalf of GPI in connection with the Designated Services.
“Damages Limitation” has the meaning set forth in Section 18.2(a).
“Data Loss Event” has the meaning set forth in Section 13.1(b).
"Date” means 12:01 a.m. on the relevant date unless otherwise specified.
“Deadband” has the meaning set forth in the Charges Schedule.
“Deliverables” has the meaning set forth in Section 8.7(g).
“Derivative Work” means a derivative work as defined in Title 17 U.S.C. § 101, as amended and as may be amended from time to time, which on the Effective Date states: “A ‘derivative work’ is a work based on one or more preexisting works, such as a translation, musical arrangement, dramatization, fictionalization, motion picture version, sound recording, art reproduction, abridgment, condensation, or any other form in which a work may be recast, transformed or adapted. A work consisting of editorial revisions, annotations, elaborations, or other modifications, which, as a whole, represent an original work of authorship, is a ‘derivative work.’”
“Designated Employees” has the meaning set forth in Schedule 9.1.
“Designated Services” has the meaning set forth in Section 2.1.
“Disabling Code” means code that could have the effect of disabling or otherwise shutting down one or more Software programs or systems and/or hardware or hardware systems.
“Disaster” means an event or series of events that (i) do not constitute a Force Majeure Event; and (ii) materially and adversely affect Perot Systems’ ability to perform the Designated Services resulting in any unplanned interruption of the Designated Services.
“Disaster Recovery Plan” has the meaning set forth in Section 12.1(a).
“Disaster Recovery Services” has the meaning set forth in the Statement of Work.
“Dispute” means any dispute, claim or controversy of any kind or nature arising under or in connection with the Designated Services or otherwise in connection with the

GPI/Perot Systems Confidential	Schedule A	Page 4 of 14

Agreement or the transactions contemplated thereby (including disputes as to the Designated Services, billing, or the creation, validity, interpretation, breach or termination of the Agreement).
“Disputed Charges Limitation” has the meaning set forth in Section 4.3(d).
“Dispute Resolution Procedure” has the meaning set forth in Section 20.1.
“Divestiture Service Period” has the meaning set forth in Section 11.1(g).
“Economic Change Adjustment” has the meaning set forth in the Charges Schedule.
“Effective Date” means the date specified in the introductory paragraph of the Agreement and is the date on which the Agreement is effective.
“Equipment” means the computer and telecommunications equipment used in providing the Designated Services, including without limitation: (i) all computers and associated attachments, features, accessories, peripheral devices and other equipment, and (ii) all private branch exchanges, communications controllers, multiplexors, local and remote front end processors, connections terminating equipment (e.g., jacks and associated configuration files and management systems), matrix switches (e.g., Bytex), modems, hubs, bridges, routers, automatic call distributors, voice response units and other telecommunications equipment.
“Estimated Transition Fees” has the meaning set forth in Section 2.5.
“Final Cessation Date” has the meaning set forth in Section 15.12(c).
“Financial Responsibilities Matrix” has the meaning set forth in Section 8.2.
“Force Majeure Event” has the meaning set forth in Section 12.4(b).
“Future State Transition” has the meaning set forth in Section 2.4.
“Future State Transition Plan” has the meaning set forth in Section 2.4.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind.
“GPI” has the meaning set forth in the introductory paragraph.
“GPI Acquisition Event” has the meaning set forth in Section 11.1(a).
“GPI Asset Divestiture Event” has the meaning set forth in Section 11.1(e).

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“GPI Assets” means assets owned or leased by GPI and used in connection with the Designated Services.
“GPI Auditor” has the meaning set forth in Section 14.1.
“GPI Competitors” has the meaning set forth in Section 9.2(a)(i).
“GPI Data” means the following data:
(a)	All data that is provided by or on behalf of GPI to Perot Systems pursuant to this Agreement as part of Perot Systems’ provision of the Designated Services, including keyed input and electronic capture of information by the Designated Services;

(b)	information that is derived from such data by means of the Designated Services, provided that GPI Data shall not include the Confidential Information of Perot Systems or any proprietary or intellectual property of Perot Systems; and

(c)	All GPI Customer Data.
“GPI Equipment” means Equipment owned or leased by GPI and used by Perot Systems in connection with the Designated Services.
“GPI Indemnitees” means GPI, its Affiliates and their respective directors, officers, employees, and agents, and the heirs, executors, successors, assigns of any of these Persons.
“GPI Regulatory Requirements” has the meaning set forth in Section 10.5(b).
“GPI Representative” has the meaning set forth in Section 3.1(b).
“GPI Resources” means the GPI Third Party Software, the GPI Software and Tools (and Derivative Works, improvements and modifications thereto) and GPI Equipment, but excluding GPI Resources.
“GPI Service Locations” has the meaning set forth in Section 10.2.
“GPI Software” means the Software owned or exclusively licensed by GPI that is not Third Party Software or Perot Systems Software and used by Perot Systems in providing the Designated Services.
“GPI Sole Invention” has the meaning set forth in Section 8.7(a).
“GPI Stock Divestiture Event” has the meaning set forth in Section 11.1(d).
“GPI Systems” means any computer Software or hardware that was not developed, provided, licensed, or acquired by, from or through Perot Systems under this Agreement and which is operated by GPI and interfaces with Perot Systems Assets or that in any way impacts Perot Systems’ provision of the Designated Services or the Termination Assistance Services.

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“GPI Third Party Software” means Software Applications developed by Third Parties and licensed to GPI and used by Perot Systems in providing the Services.
“GPI Tools” means any Software development and performance testing tools, know-how, methodologies, process, or technologies owned by GPI and used by Perot Systems, in accordance with the terms hereof, in connection with Perot Systems’ provision of the Designated Services.
"Gross Negligence” for purposes of this Agreement is intended to require proof of an element of malice or recklessness.
“Help Desk Services” or “Service Desk Services” has the meaning set forth in the Statement of Work.
"Included Project” is defined in Section 2 of Schedule 2.7 (Project Guidelines and In-Flight Projects).
“Indemnification Claim” means a claim or demand of a Party, on its behalf or on behalf of one or more of its other Indemnitees.
“Indemnified Party” means a Party entitled to or seeking indemnification, on its own behalf or on behalf of one or more of its other Indemnitees, under Article XVII (Indemnities).
“Indemnifying Party” means a Party that has or is alleged to have an obligation to indemnify the other Party’s Indemnitees under Article XVII (Indemnities).
“Indemnitees” means the GPI Indemnitees or the Perot Systems Indemnitees, or both.
“In-Flight Projects” has the meaning set forth in Section 2.2(b).
“Inherent Services” has the meaning set forth in Section 2.11.
“Insource” has the meaning set forth in Section 2.9.
“Intellectual Property Rights” means all intellectual property rights, including (i) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, Trade Secret, know-how, process, technology, development tool, ideas, concepts, design right, moral right, data base right, methodology, algorithm or invention, (ii) any right to use or exploit any of the foregoing, and (iii) any other proprietary right or intangible asset (including Software).
“Invention” has the meaning set forth in Section 8.7(a).
“IT” means information technology.
“Key Personnel” has the meaning set forth in Section 9.2(a)(i).
“Labor Rates” has the meaning set forth in the Charges Schedule.

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“Law” means all applicable laws (including those arising under common law), statutes, codes, rules, regulations, reporting or licensing requirements, ordinances and other pronouncement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, including those promulgated, interpreted or enforced by any governmental or regulatory authority.
“Leased Equipment” means Equipment that is leased rather than owned by a Party.
“Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, penalty, deficiency, assessment, Taxes, cost, expense (including reasonable attorneys’ fees and reasonable costs of investigation litigation and settlement), obligation, disgorgement or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
“Location Change” has the meaning set forth in Section 10.2.
“Logical Security Guidelines” has the meaning set forth in Section 10.7(b).
“Losses” means liabilities, judgments, claims, settlements, damages, charges, liens, taxes, penalties, fines and obligations resulting from Third Party Claims which were either (i) finally awarded pursuant to a judgment by a court of competent jurisdiction (or such other dispute resolution mechanism as may be agreed by Parties), or (ii) paid or payable pursuant to a settlement made in accordance with Section 17.3. Losses also include Costs and Expenses related to the foregoing.
“Maintenance Release” means those Software fixes and updates provided by vendors of the Software as part of normal maintenance service for the Software, such as, for example, Software point releases.
“Managed Agreement” has the meaning set forth in Section 2.8(b).
“Materials” means expressions of literary works or other works of authorship, code and other development works of any kind (such as programs, program listings, programming tools, documentation, reports, drawings and similar works) that are developed by a Party hereunder or in connection with this Agreement.
“Milestone Credit” has the meaning set forth in Section 2.5.
“Minimum Service Level Failure” has the meaning set forth in the Service Level Agreement.
“Monthly Invoice” has the meaning set forth in Section 4.2(a).
“Monthly Service Charges” has the meaning set forth in the Charges Schedule.
“New Scope Projects” has the meaning set forth in Section 2.6(a).
“New Service(s)” has the meaning set forth in Section 2.6(a).
“Notice(s)” has the meaning set forth in Section 21.8.
“Notice of Election” has the meaning set forth in Section 17.3(a).

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“Notice Period” has the meaning set forth in Section 17.3(a).
“Operating System Software” means Software used by Perot Systems to support the production or execution of a Software Application, but which is not specific to any Software Application.
“Operational Change” means: (1) any change (a) to the Designated Services, (b) the Service Levels or (c) the Perot Systems Assets used to provide the Designated Services that, in each case, would materially alter the (i) functionality, Service Levels or technical environment of the Perot Systems Assets used to provide the Designated Services, (ii) manner in which the Designated Services are provided, (iii) composition of the Designated Services or (iv) cost to GPI or Perot Systems of the Designated Services; (2) any change to (a) the GPI Service Locations or the Perot Systems Service Locations or (b) the Logical Security Guidelines, Physical Security Guidelines, Privacy Policy, GPI Regulatory Requirements, Perot Systems Regulatory Requirements; or (3) any change that disrupts the provision of the Designated Services.
“Operational Change Control Procedures” has the meaning set forth in Section 3.5(a).
“Option Period” has the meaning set forth in Section 1.3(b).
“Organizational Conflict of Interest” has the meaning set forth in Section 9.3(f).
“Outsource” has the meaning set forth in Section 2.9.
“Parties” means, collectively, the signatories to this Agreement and their successors and permitted assigns.
“Party” means either of the signatories to this Agreement and their respective successors and permitted assigns.
“Pass Through Charges” has the meaning set forth in the Charges Schedule.
“Perot Systems” has the meaning set forth in the introductory paragraph of this Agreement.
“Perot Systems Assets” means assets owned or leased by Perot Systems and used to deliver the Designated Services.
“Perot Systems Client Executive” has the meaning set forth in Section 3.1(a).
“Perot Systems Excuse” means any of the following: (i) a Force Majeure Event; (ii) a failure by GPI, its agents or contractors or Service Recipients to meet any of GPI’s Responsibilities; (iii) wrongful or tortious conduct by GPI, its agents or contractors or Service Recipients; (iv) actions or omissions by GPI, its agents or subcontractors that directly cause Perot Systems to fail to meet its Responsibilities or other obligations under the Agreement; (v) actions or omissions by GPI, its agents or contractors or Service Recipients in contravention to either (A) the reasonable recommendation of Perot Systems for which Perot Systems had given GPI written notice of an anticipated adverse impact that in fact occurs or (B) GPI’s specific responsibilities in an agreed written plan;

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or (vi) a failure or delay caused by Unsupported Software that GPI has specifically directed Perot Systems to continue to operate on GPI Equipment in an unsupported state.
“Perot Systems Indemnitees” means Perot Systems, its Affiliates and their respective directors, officers, employees, and agents, and the heirs, executors, successors, assigns of any of these Persons.
“Perot Systems Records” has the meaning set forth in Section 14.5.
“Perot Systems Regulatory Requirements” has the meaning set forth in Section 10.5(a).
“Perot Systems Resources” means the Perot Systems Third Party Software, the Perot Systems Software, Perot Systems Tools (and Derivative Works, improvements and modifications to each of the above) and Perot Systems Equipment, but excluding GPI Resources.
“Perot Systems Service Locations” means the service locations set forth in Section 10.2.
“Perot Systems Software” means the Software (including Operating System Software and Applications) owned or exclusively licensed by Perot Systems that is not Third Party Software or GPI Software and used by Perot Systems in providing the Designated Services.
“Perot Systems Sole Invention” has the meaning set forth in Section 8.7(a).
“Perot Systems Third Party Software” means Software developed by Third Parties and licensed to Perot Systems and used by Perot Systems in providing the Designated Services.
“Perot Systems Tools” means any Software development, monitoring and performance testing tools, know-how, methodologies, processes, technologies or algorithms owned by Perot Systems and used by Perot Systems in providing the Designated Services.
“Person” means an individual, corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization or entity of any kind or nature, or a Governmental Authority.
“Physical Security Guidelines” has the meaning set forth in Section 10.7(a).
“Privacy Policy” has the meaning set forth in Section 10.6.
“Procedures Manual” has the meaning set forth in Section 3.3.
“Products” has the meaning set forth in Section 10.4(b).
“Project” means any of (i) New Scope Projects, (ii) In-Flight Projects, (iii) projects to be completed in accordance with the Transition Plan, or (iv) Designated Services that the Parties agree will be conducted on a project basis.
“Project Plan” has the meaning set forth in Section 2.7.

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“Reduced Resource Credit” or “RRC” has the meaning set forth in the Charges Schedule.
“Regulatory Requirements” means together, the GPI Regulatory Requirements and the Perot Systems Regulatory Requirements.
“Related Documentation” means documentation (regardless of the format or media in which expressed) that describes the function and use (and installation, operation and maintenance) of Software, which may include the specifications, technical manuals, schematics, user manuals, procedures manuals, system manuals, statements of principles of operation, flow diagrams, and file descriptions.
“Renegotiation Band” has the meaning set forth in the Charges Schedule.
“Renewal Proposal” has the meaning set forth in Section 1.3(a).
“Required Consents” means any consents or approvals required to give Perot Systems, its Affiliates and their subcontractors the necessary rights with respect to any services, products, programs, materials, information, or facilities as necessary to provide the Designated Services or to consummate or effectuate the transactions contemplated by the Agreement.
“Re-Run” means the second performance of the same Designated Service.
“Resource Units” or “RUs” has the meaning set forth in the Charges Schedule.
“Responsibilities” has the meaning set forth in Section 2.3.
“Retained Agreement” has the meaning set forth in Section 11.1(c)(ii).
“RRC Band” has the meaning set forth in the Charges Schedule.
“Sarbanes Oxley” means the Sarbanes-Oxley Act of 2002, and any regulations issued thereunder.
“SAS 70 Report” has the meaning set forth in Section 14.9(a).
“SAS 70 Review” has the meaning set forth in Section 14.9(a).
“Section 404” has the meaning set forth in Section 14.9(b).
“Semi-Annual Technology Review Meeting” has the meaning set forth in Section 8.1(a).
“Service Level” has the meaning set forth in the Service Level Agreement.
“Service Level Agreement” has the meaning set forth in Section 2.10.
“Service Level Credit” has the meaning set forth in the Service Level Agreement.
“Service Level Failure” has the meaning set forth in the Service Level Agreement.

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“Service Level Termination Event” has the meaning set forth in Section 15.6.
“Service Locations” has the meaning set forth in Section 10.2.
“Service Recipient” has the meaning set forth in Section 1.1.
“Service Tower” means one of the technical lines of the Designated Services included within the Service Towers as set forth in Schedule 2.1 (Service Towers).
“Severity Level 1 Incident” has the meaning set forth in the Service Level Agreement.
“Severity Level 2 Incident” has the meaning set forth in the Service Level Agreement.
“Severity Level 3 Incident” has the meaning set forth in the Service Level Agreement.
“Severity Level 4 Incident” has the meaning set forth in the Service Level Agreement.
“Software” or “software” means any computer programming code consisting of instructions or statements in a form readable by individuals (source code) or machines (object code), and Related Documentation and supporting materials therefore, in any form or medium, including electronic media used by Perot Systems in the performance of the Designated Services.
“Statement(s) of Work” has the meaning set forth in Section 2.2(a).
“Successor Provider” means a Person that provides some or all of the Designated Services or similar services following the separation or termination of this Agreement.
“Target Entity” has the meaning set forth in Section11.1(c).
“Tax” or “Taxes” means U.S. federal and U.S. state and local sales, use, excise, and other similar types of U.S. transfer taxes, fees or charges (excluding any related penalties, additions to tax, and interest), however designated or imposed, which are in the nature of a transaction tax, fee or charge, but not including any such taxes, duties, fees or charges imposed on or measured by net or gross income (including taxes such as the Michigan business tax and the Texas franchise (margins) tax) or gross receipts (other than any such taxes which are in the nature of transaction taxes of the type listed above), capital stock or net worth, or that are in the nature of an income, capital, franchise, or net worth tax. This definition does not apply to any local country agreement that may be negotiated under Section 1.1 of the Agreement and shall be separately defined therein.
“Technology Plan” has the meaning set forth in Section 8.1(b).
“Term” has the meaning set forth in Section 1.2.
“Term Expiration Date” has the meaning set forth in Section 1.2.
“Terminated Agreement” has the meaning set forth in Section 11.1(c).
“Termination Assistance Period” has the meaning set forth in Section 15.12(a).
“Termination Assistance Plan” has the meaning set forth in Section 15.12(c).

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“Termination Assistance Services” has the meaning set forth in Section 15.12(a).
“Termination Fee” means (i) the fee set forth in Schedule 15.1 plus (ii) Wind-down Expenses (subject to Perot Systems’ obligation to use commercially reasonable best efforts to mitigate all such costs).
“Third Party” means a Person other than a Party or an Affiliate of a Party and, for purposes of Section 17.1(a) and 17.2(a), includes employees of the Indemnified Party.
“Third Party Claim” means a claim of liability asserted against a Party by a Person other than the other Party or other Party’s Affiliates.
“Third Party Software” means either GPI Third Party Software or Perot Systems Third Party Software.
“Tier 1 Application” has the meaning set forth in the Statement of Work.
“Tier One Provider” means any of the following: Electronic Data Systems Corp., International Business Machines Corporation, Hewlett-Packard Corporation, Computer Sciences Corporation, or any other Person who possesses the breadth of IT service delivery, both in terms of geographical reach and scope of services, as any of the aforementioned Persons.
“Trade Secrets” has the meaning provided under California law.
“Transition” has the meaning set forth in Section 2.4.
“Transition At-Risk Amount” has the meaning set forth in Section 2.5.
“Transition Extension Period” has the meaning set forth in Section 15.12(d).
“Transition Fees” has the meaning set forth in the Charges Schedule.
“Transition Plan” has the meaning set forth in Section 2.4.
“Transitioned Employees” has the meaning set forth in Schedule 9.1.
“Unsupported Software” means Third Party Software for which maintenance support is no longer offered by or on behalf of the vendor of such Third Party Software.
“Version(s)” means major Software upgrades that generally add function to existing Software and may be provided by the Software vendor at a fee over and above the standard Software maintenance costs.
“Virus(es)” means computer instructions (i) that without functional purpose adversely affect the operation, security or integrity of a computing, telecommunications or other digital operating or processing system or environment including without limitation, other programs, data, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (ii) that without functional purpose, self-replicate written manual intervention; or (iii) that purport

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to perform a useful function but which actually perform either a destructive or harmful function.
“Wind-down Expenses” means the sum of the following:
     (i) Perot Systems’ actual and reasonable cost to redeploy, relocate or sever Perot Systems’ personnel who are dedicated to providing the Designated Services at the time of the termination of the Designated Services and who are redeployed, relocated or severed from employment as a result of such termination;
     (ii) Perot Systems’ actual and reasonable cost of terminating Third Party service contracts that were dedicated to performance of the Designated Services for GPI at the time of the termination of the Designated Services, and of which GPI is aware prior to such termination;
     (iii) The depreciated book value of Perot Systems’ owned Equipment that was dedicated, at the time of termination, to the provision of the Designated Services, which Equipment was acquired with the knowledge of GPI that such Equipment would be dedicated to performance of the Designated Services; and
     (iv) Perot Systems’ actual and reasonable cost of (A) terminating leases for Perot Systems Equipment or (B) redeploying Equipment leased by Perot Systems, in each case for Equipment used solely to provide the Designated Services, which Equipment was leased with the knowledge of GPI that such Equipment would be dedicated to performance of the Designated Services.
“Withholding Taxes” means foreign, federal, and state and local taxes, fees, or charges which are imposed on or by reference to gross or net income or gross or net receipts and are required by any Governmental Authority to be withheld by GPI from payments made to Perot Systems under this Agreement (including any related penalties and interest thereon).
“Workarounds” has the meaning set forth in Section 2.3.
“Work Product” means the physical embodiment (regardless of the media on which such physical embodiment resides) of all Related Documentation, Materials, data, designs, formulae, methods and processes, created, developed, prepared, provided or delivered relating to any newly developed Software. Notwithstanding the foregoing, for purposes of this Agreement, “Work Product” shall not include the physical embodiment of software development methods and processes or any personal notes and records of Perot Systems employees, agents or subcontractors involved in the development of any newly developed Software or the physical embodiments of Perot Systems Sole Inventions. The Parties acknowledge and agree that “physical embodiment of software development methods and processes” does not include the physical embodiment of actuarial algorithms, processes and methods.

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